As filed with the Securities and Exchange Commission on May 15, 2026.

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMBITIOUS ENTERTAINMENT, INC.

(Exact name of registrant as specified in its certificate of incorporation)

Nevada	7812	38-4174982
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

744 Hastings Street West, Suite 207

Vancouver, British Columbia V6C 1A5

Canada

(604) 218-3374

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kirk E. Shaw

Chief Executive Officer

Ambitious Entertainment, Inc.

530 S. 8th Street

Las Vegas, Nevada 89101

(604) 218-3374

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence Metelitsa, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 (732) 395-4400 lmetelitsa@lucbro.com	Lawrence S. Venick, Esq. Loeb & Loeb LLP 10100 Santa Monica Boulevard, Suite 2200 Los Angeles, CA 90067 +1 310 728-5129 lvenick@loeb.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 15, 2026

PROSPECTUS

3,555,556 Shares

Common Stock

This is the initial public offering of Ambitious Entertainment, Inc. (the “Company”, “Ambitious”, “we”, “our” or “us”). We are offering 3,555,556 shares of our common stock, par value $0.0001 per share. We estimate that the initial public offering price per share will be between $4.00 and $5.00.

Prior to this offering, there has been no public market for shares of our common stock. We intend to apply to have shares of our common stock listed on the NYSE American LLC (“NYSE American”) under the symbol “_______”. No assurance can be given that our application will be approved. If our listing application is not approved, we will not proceed with this offering.

We are an “emerging growth company” and a “smaller reporting company”, each as defined in the federal securities laws, and we will, therefore, be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Smaller Reporting Company”.

Investing in our shares involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price (1)	$4.50	$16,000,002
Underwriting discounts and commissions (2)	$0.36	$1,280,000
Proceeds to us, before expenses	$4.14	$14,720,002

(1)	Assuming an initial public offering price of $4.50, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus.
(2)	Represents an underwriting discount equal to 8% per share. We have also agreed to reimburse the underwriters for certain expenses and to pay to the representative at the closing of the offering a non-accountable expense allowance equal to 1% of the gross proceeds of this offering. See “Underwriting” for additional information regarding underwriting compensation.

We have granted the underwriters an option, exercisable for a period of 45 days from the date of this prospectus, to purchase up to 533,333 additional shares of our common stock from us at the initial public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable will be $1,472,000, and the total proceeds to us, before expenses will be $18,400,001.

The underwriters expect to deliver the shares of common stock to investors on or about ____________, 2026.

Sole bookrunner

Revere Securities LLC

The date of this prospectus is ______________, 2026

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters have authorized anyone to provide information different from that contained in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectus prepared by us or on our behalf. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any information other than the information in this prospectus, any amendment or supplement to this prospectus, and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of our shares means that information contained in this prospectus is correct after the date of this prospectus. We and the underwriters are offering to sell the shares, and seeking offers to buy the shares, only in jurisdictions where offers and sales are permitted. This prospectus is not an offer to sell or the solicitation of an offer to buy our shares in any circumstances under which such offer or solicitation is unlawful.

We further note that the representations, warranties, and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty, or covenant to you. Moreover, such representations, warranties, or covenants were accurate only as of the date when made. Accordingly, such representations, warranties, and covenants should not be relied on as accurately representing the current state of our affairs.

Use of Industry and Market Data

This prospectus includes market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management has independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, internally prepared and third-party market prospective information are estimates only and there will usually be differences between the prospective and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Also, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

Trademarks, Trade Names and Service Marks

“Ambitious” and other trademarks or service marks of Ambitious Entertainment, Inc. appearing in this registration statement are the property of Ambitious Entertainment, Inc. The other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. All statements of historical fact included in this prospectus regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “may”, “will”, “shall”, “should”, “expects”, “plans”, “anticipates”, “could”, “intends”, “target”, “projects”, “contemplates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	our future financial performance, including our expectations regarding our revenue, annual recurring revenue, gross profit or gross margin, operating expenses, ability to generate cash flow, revenue mix and ability to maintain future profitability;

●	our beliefs regarding the possible effects of the widespread domestic and global events, including on general economic conditions, public health, and consumer demand and financial markets, as well as our results of operations, liquidity, capital resources, and general performance in the future;

●	our ability to maintain and expand our customer base;

●	our ability to sell our projects;

●	our ability to hire and retain necessary qualified employees to grow our business and expand our operations;

●	our ability to adequately protect our intellectual property;

●	our ability to service our debt obligations; and

●	our anticipated uses of our net proceeds from this offering.

We caution you that the foregoing list may not contain all forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that you should consider before deciding to invest in shares of our common stock. You should read this entire prospectus carefully, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our financial statements and the related notes thereto included elsewhere in this prospectus before making an investment decision.

Unless the context requires otherwise, references to the “Company”, “Ambitious”, “we”, “us” and “our” refer to Ambitious Entertainment, Inc.

Company Overview

Ambitious Entertainment, Inc., incorporated in Nevada in September 2020, was founded to capitalize on the convergence of online influencers, emerging technologies, and global financing opportunities. Our team strategy focuses on developing film and television content designed for rapid sales, global scalability, and early monetization. We achieve this speed-to-market by forging strategic partnerships with viral creators (influencers) and combining them with what management considers to be established A-list talent, award-winning writers and directors, and top digital creators. We believe this approach allows our team to move decisively, often outpacing traditional studios in bringing compelling content to audiences worldwide. We believe we have identified significant opportunities emerging from the convergence of AI technology and new creator-driven platforms to capitalize on prevailing trends while bringing compelling content to audiences worldwide.

In 2024, as the legacy production services sector continued to contract, we identified major industry shifts driven by the rise of artificial intelligence and the increasing influence of digital creators as mainstream celebrities. Following this shift, we pivoted away from production services to focus on building proprietary content aligned with these trends. To strengthen market leadership and identity, we appointed veteran television executive Chris Philip (Executive Producer of Sherlock & Daughter, currently airing on The CW and HBO Max) as Chief Operating Officer, overseeing the Television Division.

We are actively developing and packaging projects with built-in social reach through collaborations with influencers. For example, we are currently developing a fully owned production, Cancel Me, a feature film that we intend to produce using AI technology through the whole production workflow and for marketing directly to the social media fanbase. To drive awareness and potential early monetization opportunities, the project is being developed with Adam Rose and is designed to leverage his online presence, which includes 2 million followers on Facebook, 6.8 million followers on TikTok, 6 million followers on YouTube, 8.1 million followers on Instagram, and 1.1 million followers on other platforms such as Twitter, Threads and LinkedIn as of December 31, 2025. Our strategy is to integrate development, packaging, marketing, and production into a more integrated AI driven ecosystem intended to maximize the value of our intellectual property beyond traditional film distribution, including social media marketing campaigns and ancillary online and physical products targeted to digital audiences.

In 2025, we further refined this transition by significantly slowing conventional film production activities and reallocating resources toward the development of our influencer-integrated content model, including the creation of distinct, themed film and television slates. This strategic shift contributed to reduced production volume during the year but was intended to reposition the Company around a cohesive, owner-driven slate strategy. We currently expect to begin launching our next film slate in the second quarter of 2026, alongside a new television slate, incorporating influencer-driven audience engagement, digital reach, and expanded monetization initiatives. There can be no assurance that this strategy will achieve its intended results.

As of December 31, 2025, the report of our independent registered public accounting firm on our financial statements includes an explanatory paragraph regarding our ability to continue as a going concern. The auditor noted that we have incurred recurring net losses, have an accumulated deficit, and will need to raise additional capital to support our operations. These conditions and events raise substantial doubt about our ability to continue as a going concern. We plan to fund our operations through equity financings, debt arrangements, and strategic partnerships; however, there can be no assurance that such funding will be available on acceptable terms, or at all.

Business Strategy

AI is projected to become a significant driver of the company’s revenue model such as international sales, versioning, and ancillary sales to fans. The company’s AI strategy aims to generate initial revenue through the release of films and television series across various U.S. outlets (including theatrical, broadcasting, cable and streaming), followed by the distribution of completed titles to foreign markets. Additional revenue sources include AI driven electronic sell-through (“EST”), which is expected to become a significant driver of our revenue model, as well as international sales, versioning, and ancillary sales to fans.

Under the terms of these arrangements, we are entitled to receive a contractually defined percentage of revenues once the projects generate overages, meaning revenues in excess of agreed recoupment thresholds such as production costs, distribution expenses, or investor returns.

This structure enables us to benefit from potential long-term revenue streams tied to the financial success of these films, even though we do not own the underlying intellectual property. While the magnitude and timing of such revenue are inherently uncertain and contingent upon commercial performance, our management views these participations as an additional source of potential future earnings that complements our strategy of transitioning to a full owner-producer model.

We are actively transitioning to an owner-producer business model. Under this model, all current projects are fully owned by us, with intellectual property rights secured for production. As of the date of this filing, we have packaged four television series, four feature films, and two documentary series, all owned by us and scheduled for development and production beginning in 2026.

For example, our upcoming comedy feature, Cancel Me, illustrates our intended AI supported release and monetization strategy. The Company intends to release the U.S. theatrical film upon completion of the project subsequent to the initial public offering using AI to support marketing and distribution. The planned theatrical release will initially include approximately 300 theaters, expanding to approximately 1,000 theaters over several weeks. We view the theatrical release as a lucrative opportunity since it initially offers a strong upside and future marketing advantages. Following the theatrical run, Cancel Me is expected to be distributed via AI supported EST, which we anticipate will represent a primary source of revenue as we receive a majority of the proceeds. The film is then intended to be licensed to a major streaming platform.

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Outside North America, we plan to market completed films to international distributors and pursue a long-term strategy of adapting our content for local markets as a franchise. In the case of Cancel Me, we intend to replicate the concept in the United Kingdom, India, and other territories.

We have also engaged WHTWRKS, a New York-based marketing firm, to secure approximately $500,000 in product integration commitments for Cancel Me, which will be received directly by us. In addition, we plan to leverage the fan base of the film’s cast through a dedicated marketing campaign, which management anticipates implementing prior to the commencement of principal photography.

This business strategy illustrates how our owner-producer model integrates multiple revenue streams, including theatrical exhibition, EST, streaming licensing, international distribution, franchising, sponsorships, and ancillary fan-related sales.

In addition to our internal capabilities, we benefit from the relationships and industry experience of our Chief Operating Officer, Chief Executive Officer, and Board members, which collectively provide meaningful direct access to leading streaming platforms, studios, and distributors worldwide. We believe this access represents a key competitive advantage as we transition to an owner-producer model.

We are actively exploring potential future opportunities to enhance fan engagement and the overall fan experience in connection with influencer-driven content. This includes preliminary discussions with various companies and executives regarding the potential use of digital assets to deliver unique fan experiences by offering exclusive content. These discussions are exploratory in nature and are limited to non-financial fan engagement concepts. They are intended solely to test ideas and assess fan response to marketing communications and engagement strategies, and do not involve financial transactions, investment opportunities, or participatory investment activities.

In the long term, we envision a potential model in which content could be financed and distributed directly to fans, bypassing traditional studios, EST, or streaming channels. This concept remains at a preliminary stage, and we have not yet determined whether or when such a model may be implemented.

●	Leadership Relationships:

○	Kirk Shaw (Chief Executive Officer, Film) has produced more than 250 feature films and brings long-standing relationships with U.S. and international distributors across both theatrical and digital markets.

○	Chris Philip (Chief Operating Officer, Television) leverages extensive television industry experience and active relationships with major streamers. Through his prior role, Mr. Philip was directly involved in the development and launch of Sherlock and Daughter, currently airing on The CW and HBO Max.

●	Board-Level Access Support:

We have also strengthened our ability to access global buyers through our Board nominees. The involvement of Mr. Philip, Mr. Shaw, and the Board provides Ambitious with direct pathways to present content to all major streaming services. This network enhances our ability to secure distribution agreements for both current projects (Cancel Me and Tehk City) as well as future productions.

The Ambitious Model Reduces Risk

●	Content marketing accelerator: Merges traditional and digital media.
●	Maximizes efficiency: influencer promotion boosts reach without ad spend.
●	Keeps costs low: Utilizes tax incentives and traditional pre-sales when advantageous.
●	Innovative tech: Avoids outdated studio models with large upfront investments.
●	Global content strategy: Unlocks multiple global revenue streams.
●	Lean, high-margin model: Focused on profitability and scalability from day one.

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Artificial Intelligence Platform

Looking to the very near future, we expect that technology, particularly Artificial Intelligence (AI), will be a cornerstone of our overall production strategy and operational efficiency. The emphasis on AI reflects our team’s ongoing efforts to integrate new technology across development, production, and post-production workflows with the goal of improving efficiency, reducing costs, and enhancing creative decision-making. We believe AI allows a company to truly support a creator’s vision by implementing production cost savings and offering new direct to consumer distribution options.

While development remains ongoing and implementation timelines may evolve, the team believes this initiative is positioned to strengthen our competitive position and support scalable growth across our owned and controlled content slate. In connection with the pre-production of Cancel Me, we utilized internally developed AI-assisted production planning software. The software analyzes inputs such as the screenplay, preliminary budget assumptions, and production parameters (including locations, scene requirements, and scheduling considerations) and generates suggested production plans. These suggestions may include potential shooting schedules, location groupings, and resource allocation scenarios intended to help identify efficiencies during the planning stage. The AI tools were used as a decision-support tool during pre-production, with final production decisions made by the Company’s production team. This includes AI-supported pre-production software for rapid script analysis, virtual location scouting, and automated shot list generation to reduce planning time. During production, AI implements machine learning algorithms to monitor in real-time and forecast costs to optimize resource allocation. In post-production, AI will support our visual effects (“VFX”) and automation directly through new tools for rotoscoping, background rendering, and color grading to cut VFX costs while maintaining or surpassing prior creative quality.

The company has already dedicated two years of R&D into AI, actively defining significant opportunities targeting formal integration by Q3 2026. Our upcoming film Cancel Me already serves as a proof-of-concept, validating the AI-driven pre-production pipeline to reduce expenses and enhance creativity. These scalable savings are expected to translate to broader margins across all future productions. Once proven internally, the company’s AI software becomes a marketable commodity for sale or as an ongoing subscription service to other producers and production companies. This creates an additional revenue stream.

Influencers as Partners

The evolving creator economy presents a particularly compelling opportunity for us. Audiences are increasingly engaging with content directly from personalities they trust, bypassing traditional gatekeepers. This shift is not just cultural; it’s proving highly lucrative. A prime example is the film Iron Lung, produced for approximately $3 million based on a game made by a prominent online creator. According to NBC News and IMDB, Iron Lung has generated an impressive $46.5 million in revenue from self-distribution online, demonstrating the powerful economic model inherent in influencer-driven content. We intend to use the marketing power of these influencers to market direct to consumer and share significant profit with them. We are actively developing strategies that parallel and amplify this successful approach, building scalable media production and distribution models around authentic creator partnerships.

We bridge the gap between viral digital creators and mainstream media, offering influencers a clear path from social platforms into film, streaming, and television. While the past decade celebrated the rise of influencers, most lack experience in production and IP, which is where we step in as the creative and strategic partner they have been waiting for.

We empower influencers to co-create and co-own original IP, turning them into executive producers who not only star in content but also promote it to millions. With built-in reach, our projects skip traditional marketing cycles and massive ad budgets; our IP stories spread organically through trusted voices.

Unlike traditional series that spend millions on marketing to attract tens of thousands of viewers, our influencer partners achieve millions of views with just a phone, a wall, and a mic. Fans trust their favorite creators far more than conventional advertisements.

Our partner Adam Rose, for example, generates millions of views per post on Instagram, Facebook, and YouTube. Alongside Adam, we are working with a slate of top-tier influencers to co-develop culturally resonant stories that match their voice and audience, transforming every project into a launchpad with viral potential and built-in promotion.

Cancel Me – Shooting September 2026 for a 2027 Theatrical Release

Cancel Me is our upcoming social media influencer comedy developed with viral sensation Adam Rose, who brings his 24 million followers to the project. He is joined by six mega influencers with a combined reach of over 450 million impressions. Even before production begins, we anticipate the film will generate major buzz, brand interest, and fan engagement.

This film exemplifies our model of building high-potential IP that management believes can deliver outsized returns as a smart, culturally relevant comedy with wide audience appeal. We also plan to franchise the concept globally, adapting it into multiple languages using local influencers to extend reach and impact.

Designed as both a movie and a digital event, Cancel Me unlocks new revenue streams through sponsorships, merchandise, and viral campaigns. It is built to scale and monetize from day one, and that is just the beginning.

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Multiple New Revenue Streams

In addition to traditional revenues from development, production, and distribution fees, viral-driven films like Cancel Me unlock powerful new monetization opportunities including merchandise, triple distribution (theatrical, streaming, digital), global franchising with local adaptations, social media-driven marketing, brand collaborations (e.g., coffee partnerships), IP-based products such as toys and collectibles, token-based transactions enabling direct fan purchases and micro-investments, fan engagement perks (early access, content participation, set visits), subscription models for behind-the-scenes access, and revenue sharing reinvested to fund new projects.

Each IP thus becomes a multi-lane highway for revenue: fast to market, global in reach, and built to scale. This is how we redefine the meaning of a “hit.”

Influencer-Driven Financing & Distribution Strategy

We are launching a dedicated division to unlock new financing and distribution opportunities through partnerships with whom management considers to be top online influencers. These creators routinely reach audiences rivalling or exceeding those of the highest-rated U.S. TV programs while remaining an underutilized force in long-form content monetization.

For context, while the 2025 Super Bowl and Oscars attracted 127.7 million and 19.5 million viewers respectively, according to Variety Magazine, leading influencers engage comparable or larger audiences weekly.

We will allocate part of our capital to build long-term partnerships with major platforms like TikTok, Instagram, and X, aiming to co-develop branded content, secure distribution deals, and premiere original projects directly on these platforms. Additionally, we plan to franchise content globally by collaborating with influencers in different languages and regions.

Multi-Platform Monetization Strategy (with Micro-Dramas)

Our monetization approach is structured around sequential distribution windows designed to maximize revenue potential for each project, including traditional films and television series, as well as short-form, mobile-first content such as micro-dramas (also referred to as vertical dramas).

According to third-party industry research from Media Partners Asia (The Micro-Drama Economy), the global micro-drama market outside China generated approximately $1.4 billion in revenue in 2024 and is estimated to reach approximately $9.5 billion by 2030, representing a compound annual growth rate of approximately 28.4%. The report further indicates that the United States accounted for approximately $819 million of revenue in 2024 and may grow to approximately $3.8 billion by 2030.

We intend to develop and distribute micro-drama content as part of our multi-platform strategy, leveraging digital-first marketing, influencer collaboration, and pay-as-you-watch subscription models. Management believes this format allows for faster content release cycles, rapid audience engagement, and scalability across global markets.

Recent Productions

The projects discussed below demonstrate a range of strategically planned releases.

All My Friends are Dead

Ambitious’ 2024 release of All My Friends are Dead highlights the model for influencer-driven digital releases. It starts with compelling, timely creative in a marketable niche. In this case, it is a revenge-based slasher horror story where a group of college friends are hunted at a music festival after cyberbullying their peer. A prominent influencer is attached to amplify reach. Capitalizing on this influence and on the heels of its success at the 2024 Tribeca Film Festival, the film was released in select U.S. theaters and across major digital platforms within 2 months of the Tribeca Film Festival.

Cancel Me - Production Subsequent to IPO

Cancel Me is an ambitious satirical comedy currently in development and intended to be financed and produced following the completion of our initial public offering. Designed for digitally native audiences, the film explores the absurdities of internet fame and cancel culture. The story follows an anxiety-ridden recluse who accidentally becomes a viral social media sensation. Thrust into a spotlight he never sought, he spirals as his every move is scrutinized by millions online. In an attempt to escape his newfound notoriety, he devises an outrageous plan to sabotage his own fame—only to discover that going viral for all the wrong reasons is still going viral.

We intend to attach a major social media influencer to extend the film’s reach and cultural relevance. If produced, Cancel Me is expected to appeal to both comedy audiences and viewers drawn to timely social commentary. Production, casting, festival strategy, and distribution timing have not yet been finalized and will depend on the Company’s financing and production schedule following the IPO.

Sundown Town – Production Starts 2026

Written by Moses Lassiter, Sundown Town follows a Black Civil War veteran and his family as they journey west in search of freedom—but find themselves trapped in a town where the American dream rots in the shadows. Beneath its quiet facade, white townsfolk hide a monstrous secret: they are vampires who feast on Black blood. With the help of a Native American outcast who knows the land’s darker history, the family must outwit the predators and reclaim their future. Sundown Town blends slow-burn tension with supernatural threat in a uniquely American horror tale.

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Operation Gladio: The Unholy Alliance Between the Vatican, the CIA, and the Mafia – Production Starts 2026

Written by Nick Torokvei, Operation Gladio is set in the shadowy aftermath of World War II and follows a covert alliance between the CIA, the Vatican, and the Sicilian and American mafias as they wage a clandestine campaign to stop the spread of communism in Europe—by any means necessary. Against the fractured backdrop of postwar Italy and France, the story unfolds like a ticking time bomb: assassinations masked as accidents, secret armies hidden in plain sight, and democratic governments manipulated like puppets. A conspiracy thriller rooted in historical truth, Operation Gladio explores a world where the line between liberation and occupation is drawn in blood.

Tehk City – Production Starts 2026

Starring Snoop Dogg, Ice-T, Busta Rhymes, and Arabian Prince, Tehk City is an animated series set in a lawless experimental city sealed off from the outside world, where power is currency, and survival is never guaranteed. As competing factions battle for control, a ruthless mayor tries to maintain order, but the rise of an experimental drug threatens to upend the fragile balance. Tehk City is a gritty, stylized crime saga where every alliance is a gamble—and the house always plays dirty.

Austin Grant from Scotland Yard – Production Starts 2026

Created by Scott Shepherd and produced by Daniel Pyne, this scripted series follows Scotland Yard detective Austin Grant, who is weeks away from retirement when he is pulled into a chilling case involving a string of murders inspired by the Ten Commandments. The investigation leads him from London to Atlanta, where he teams up with a headstrong local detective and is unexpectedly reunited with his estranged daughter, an investigative journalist covering the case.

The Seed – Production Starts 2026

Created by Matt Nix and produced by Alfredo Barrios Jr., The Seed is a scripted series that begins when a meteorite crashes to Earth, unleashing an invisible alien force that quietly begins to alter biological life. As supernatural phenomena ripple across the globe, a scientist, a CIA analyst, and a Russian agent—with personal ties to a similar event a decade earlier—uncover a buried history of contact suggesting this is not humanity’s first encounter. A slow-burn, international invasion thriller, the series fuses grounded geopolitical suspense with haunting elements of magical realism, reimagining first contact not as an attack, but as an evolution.

Bling – Production Starts 2026

Created by Jim Manos, Bling is a scripted series set in the glittering underworld of New York’s counterfeit luxury scene. The story follows a brilliant hustler who balances family life, evades organized crime factions and the feds, and dominates the market in high-end knockoffs—until the very brands he has been scamming come calling with an offer that could change everything or end it all.

Act of God - Production Starts 2027

Following a catastrophic explosion on a Los Angeles metro train, a brilliant but tormented corporate lawyer, who is haunted by personal loss, makes the audacious argument the metro crash was an act of God to defend his company, NeoTrak. Meanwhile, a ruthless news executive fuels a terrorist narrative for ratings while a cunning mayor seizes the tragedy to bolster his political ambitions. Their clashing agendas ignite a high-stakes battle over the truth, where secrets unravel and motives collide in a city on edge. Down on the streets, a disgraced detective makes a chilling discovery about one of the people who died on the train.

Women of Illusion – Production Starts 2026

Hosted by Chris Angell, Women of Illusion is a documentary series that uncovers how cunning women throughout history, from Cold War spies to medieval power players, have used deception to reshape the course of events.

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TIC – Production Starts 2026

Featuring Billy Eilish, Tim Howard, Lewis Capaldi, and Baylen Dupree, TIC is a documentary feature that offers an intimate, character-driven look into the lives of four individuals living with Tourette’s Syndrome. Through raw honesty, vulnerability, and unexpected humor, the film explores the daily challenges, quiet triumphs, and complex beauty of navigating a condition that is still widely misunderstood. TIC reveals how Tourette’s can be both a burden and a hidden gift.

Guns of Redemption – Completed Production 2025

Guns of Redemption is a gritty, high-stakes Western that explores the cost of escape from a violent past. The story follows a scarred and battle-weary gunslinger who has tried to walk away from a life defined by bloodshed. But when a brutal ambush leaves him near death, he’s forced to strap on his guns one last time for a final mission of reckoning. Set against the unforgiving backdrop of the American frontier, Guns of Redemption is a story of survival, justice, and the thin line between vengeance and redemption. With a moody tone and cinematic intensity, the film brings classic Western grit into a modern narrative of inner conflict and ultimate sacrifice.

Gunslingers – Completed Production 2025

Directed and written by Brian Skiba, Gunslingers is a gritty, character-driven Western set in the lawless frontier town of Redemption. The story follows Keller, a reformed gunslinger, and Ben, a volatile genius, as they seek inner peace under the guidance of enigmatic spiritual leader Jericho. But as the men attempt to reconcile with their violent pasts, the fragile calm is shattered by vengeance, forcing them to choose between the peace they have found and the bloodshed they left behind. Starring Stephen Dorff, Heather Graham, and Nicolas Cage, Gunslingers explores themes of redemption, loyalty, and the high price of justice in a world where the past never stays buried.

In addition to the above, the Company has also completed and scheduled the release of Viper (expected April 2026).

Divisions Overview

Feature Film

The Film division is central to the company’s growth strategy, guided by a clear desire to establish a distinct and respected position in the market. We are encouraged by the successful models of companies like A24 and Neon, known for their consistent curation of high-quality, compelling stories. Our goal is to build a similar reputation for excellence, focusing on commercially viable films with strong artistic merit through a themed production slate. To achieve this efficiently and mitigate financial risk, we employ a strategic slate production process. This involves identifying groups of projects with complementary commercial appeal, packaging them together, and marketing these as cohesive similarly themed units. This method allows us to create a systematic pipeline of market-ready films, series, and documentaries, enabling resource allocation across multiple projects rather than relying on the uncertain outcome of individual productions. This approach significantly reduces per-project risk and accelerates our economy of scale.

Supporting this slate strategy, we are actively pursuing key partnerships. This includes developing relationships with established domestic distributors and specialized financing partners. These collaborations are designed to provide the necessary resources and creative freedom to produce films that embody the quality and distinctiveness associated with leading independent studios. Following this offering, we plan to initiate specific slate partnerships that combine distributor backing with dedicated funds, empowering us to consistently develop and produce these higher-caliber projects. Our production strategy also integrates our core competency in influencer engagement and emerging distribution channels. Currently, our development pipeline is robust, with ten films actively preparing for production and delivery in 2026. We have already premiered a recent theatrical release and currently have one feature film, Cancel Me, greenlit for immediate production starting in 2026.

TV Division

Cost-conscious productions, mitigating risk from global pre-sales and attaching influencers as marketing partners bringing their power to help negotiate better deals resulting in additional direct to consumer revenue.

The team will leverage deep industry experience to cultivate strong, ongoing relationships with major networks and streamers. This foundation allows us to quickly adapt original intellectual property (IP) for diverse audiences across online platforms and traditional broadcast in North America and worldwide. We are also strategically focused on developing scalable series franchises with inherent global appeal by actively targeting key international markets. This strong commitment to franchising IP ensures our content resonates across borders and for years to come. To achieve this vision, we have established a robust development pipeline featuring TV series designed for both domestic impact and international scalability, whether streamed or broadcast online. Already in the pipeline are series from creators/writers on Burn Notice, Dexter, Sopranos, Bosch, Designated Survivor. Chief Operating Officer Chris Philip has produced series for Amazon, HBO Max, CW, Netflix, NBC and SyFy.

Docu-series Division

We actively develop and sell premium documentary series that tap into cultural conversations, untold stories, and compelling characters. Partnering with experienced filmmakers and streaming platforms, we create story-driven nonfiction content with global appeal and multi-platform potential to inform, entertain, and impact. We have developed five documentary series, including Snowblind and the Murder Behind the Cotton Club Movie.

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Industry Overview

Global Growth Trend

The global media and entertainment industry is undergoing rapid transformation and expansion. According to market analysts, the sector is projected to grow at a compound annual growth rate (CAGR) of 20.4% between 2024 and 2027. This growth is driven by:

●	The proliferation of streaming platforms and mobile-first entertainment.
●	Global demand for localized and original content.
●	Expansion of internet access and connected devices, especially in emerging markets.

This dynamic growth underscores the long-term value of IP creation and content ownership, as streaming services have overtaken traditional Pay TV.

As highlighted below, recent media reports support continued market growth:

Global Streaming Market & Media Industry Projections

●	The global video streaming market is projected to reach $184.3 billion by 2027, growing at a CAGR of 20.4% from 2020 to 2027. (Businesswire, https://www.businesswire.com/news/home/20200515005420/en/Global-Video-Streaming-Market-Forecast-to-Reach-USD-184.3-Billion-by-2027-Registering-a-CAGR-of-20.4—ResearchAndMarkets.com)
●	The broader global entertainment & media (E&M) industry is expected to grow at a CAGR of 3.7%, reaching approximately $3.5 trillion by 2029. (TV Tech, https://www.tvtechnology.com/news/study-global-m-and-e-industry-revenue-to-hit-usd3-5-trillion-by-2029)

U.S. Streaming & Pay TV Adoption

●	In 2021, for the first time, a higher share of U.S. households subscribed to streaming (69%) than to traditional pay-TV (65%). (Tinuiti, https://tinuiti.com/blog/ott-ads/streaming-video-statistics/)
●	As of 2025, approximately 83% of U.S. households have at least one streaming service, which aligns with the broader data showing high subscription video-on-demand (SVOD) penetration. (Exploding Topics, https://explodingtopics.com/blog/video-streaming-stats)

Content Spending Estimates:

Netflix (We have had three of our movies distributed on Netflix)

●	Netflix plans to spend approximately $18 billion on content in 2025, up from $16.2 billion the prior year. (The Verge, https://www.theverge.com/news/626102/netflix-18-billion-content-spending)

Amazon (We have had three of our movies distributed on Amazon)

●	In 2023, Amazon’s content spending, which includes video and music, increased 14% to $18.9 billion. (Cord Cutters News, https://cordcuttersnews.com/amazon-spent-almost-19-billion-on-content-in-2023)
●	For 2024, The Information reported that Amazon’s total budget, which includes originals, licensed content, and live sports, was approximately $7 billion. (Reuters, https://www.reuters.com/business/media-telecom/amazon-prime-video-shifts-focus-live-sports-boost-profits-information-reports-2025-01-24/)

Platform Estimated Spend in 2024

●	Netflix: $16 billion (Variety, 2024)
●	Amazon: $7 billion (excludes MGM/live sports) (The Information via Reuters, 2024)
●	Hulu: $3 billion (eMarketer, Insider Intelligence, 2024)
●	HBO Max: $1 billion (Warner Bros. Discovery earnings call, Q1 2024)

In 2023, Amazon’s total content spend, including Prime Video, MGM, Freevee, and live sports, was approximately $18.9 billion (The Wrap, https://www.thewrap.com/amazon-content-spend-2023). As of 2025, Netflix’s content spending increased to approximately $18 billion (The Verge, https://www.theverge.com/news/626102/netflix-18-billion-content-spending). The shift toward ad-supported content (AVOD) means platforms are more open to lower-cost, high-return content formats: short-form, docuseries, and lower-budget scripted fare.

Management’s expectations are based in part on industry reports and the Company’s analysis of market trends.

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Competition

The film and television industry is intensely competitive and rapidly evolving, driven by technology, shifting viewer habits, and global demand.

Major studios like Disney, Universal, and Warner Bros. dominate with vast IP libraries, global marketing power, and established distribution. Streaming platforms have become central to content distribution, with Netflix leading and reporting over 260 million subscribers and an estimated content budget of approximately $18 billion in 20251, Amazon Prime Video’s content budget was estimated at over $7 billion for 20242. Other major platforms include Disney+, Hulu, HBO Max, Apple TV, among others. These services are backed by advanced data analytics, personalization, and ecosystem control. The growth in ad-supported video-on-demand (AVOD) and free ad-supported streaming television (FAST) services has added further fragmentation and pricing pressure.

Most competitors are larger, better funded, and vertically integrated, with access to top talent and global reach. Independent companies like ours compete by focusing on:

●	Original storytelling and unique IP
●	Niche audiences and partnerships
●	Agile production and creative financing

In today’s landscape, success depends not just on content but on our ability to adapt, market smartly, and form strategic alliances across streaming and theatrical platforms.

The Company’s strategic model includes attaching influencers as producers to select projects, enabling a direct-to-consumer promotional approach and reducing reliance on traditional advertising. This model capitalizes on the influencers’ established audiences to drive early awareness, engagement, and monetization of content. According to a 2024 Nielsen Influence Marketing Report, approximately 92% of consumers trust influencer recommendations over traditional advertising, and influencer-led campaigns generate up to 11 times the return on investment compared to standard digital media buys. The Company believes this strategy provides a competitive advantage by creating organic demand, lowering customer acquisition costs, and enhancing the visibility and commercial success of its premium content.

Our Competitive Advantage

Story to Screen IP Pipeline

Our competitive advantage lies in knowing how to develop and package IP into scalable, high-demand content with viral market value.

Ambitious secures top-tier creative talent, including popular online influencers, to develop fully market-ready pitch packages—complete with scripts and director’s visions – positioned for rapid sale and production. Some projects arrive with a showrunner attached, similar to how Dexter was developed. For others, Ambitious hand-selects the ideal showrunner and director to bring the concept and characters to life. Our team then crafts compelling pitch decks that showcase the creative vision and commercial potential.

These packages are actively pitched in one-on-one meetings with top streamers and studios, aiming for direct sales or co-production deals. Upon sale, Ambitious recoups development costs and earns additional fees for production, distribution, and backend profits.

Most capital raised will be directed toward acquiring and developing multiple new IPs into high-value, pitch-ready packages. For high-return opportunities selected by the team and advisory board, Ambitious will fully produce and distribute these projects in-house to maximize profit.

1 The Verge, “Netflix to Spend $18 Billion on Content in 2023,” available at https://www.theverge.com/news/626102/netflix-18-billion-content-spending.

2 Reuters, “Amazon Prime Video Shifts Focus to Live Sports to Boost Profits,” available at https://www.reuters.com/business/media-telecom/amazon-prime-video-shifts-focus-live-sports-boost-profits-information-reports-2025-01-24/.

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Team

Kirk Shaw – Chief Executive Officer

With over 30 years of experience, Kirk has produced more than 270 feature films and TV series. He has served as CEO and board member of multiple public companies and remains a driving force in independent film and television. A key player behind The Hurt Locker and founder of Insight Studios – Canada’s largest indie production house – Kirk brings global reach and hands-on leadership to every project.

Chris Philip – Chief Operating Officer

A seasoned global entertainment executive, Chris has produced acclaimed series including Sherlock and Daughter and Departure. A Golden Palm winner at the Beverly Hills Film Festival, he formerly served as VP of NBC Universal International, leading worldwide TV and film distribution. His career includes senior roles at Televisa USA, Power TV (London), Electus-Engine, and co-founding Engine Entertainment.

George Furla – Executive Producer

With a 30-year career and over 100 films produced, George is known for major films like Rambo, Lone Survivor, and Escape Plan.

Recent Developments

Bridge Financing

In April 2026, the Company entered into four Securities Purchase Agreements with accredited investors pursuant to which the Company agreed to sell an aggregate of thirteen (13) Units (the “Bridge Financing”). Each Unit is priced at $32,000 and consists of (i) 10,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share, and (ii) warrants to purchase 10,000 shares of the Company’s common stock at an exercise price set forth in the warrant with a term of three years from the date of issuance.

The Company received $96,000 in cash from the sale of three (3) Units. In addition, an existing note holder, Roots Properties Inc., used $320,000 of outstanding principal under a note payable to purchase ten (10) Units, which was accounted for as a non-cash financing transaction and resulted in a corresponding reduction of the Company’s indebtedness.

Three of the investors in the Bridge Financing are adult children of Kirk Shaw, the Company’s Chief Executive Officer. In addition, Roots Properties Inc. is an entity for which Mr. Shaw serves as President. Accordingly, these transactions constitute related party transactions.

The securities issued in the Bridge Financing were offered and sold in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof and Rule 506(b) of Regulation D promulgated thereunder, as transactions not involving a public offering. The investors have represented that they are accredited investors as defined in Rule 501 of Regulation D.

A&G Entertainment Limited

On January 5, 2026, we, together with Gamma Interactive Inc. (“Gamma Interactive”), formed A&G Entertainment Limited (“A&G”), a Hong Kong corporation. Gamma interactive is a production and technology company incorporated in Delaware in 2017 focused on next-generation content and software development across gaming, extended reality (XR), mobile and web applications and Web 3.0 technologies. We acquired 55% of the issued and outstanding shares of A&G and Gamma Interactive acquired the remaining 45%, each at a price of HK$1.00 per share.  We believe that the formation of this company with Gamma Interactive will enhance our capabilities in immersive entertainment, interactive media production, and global business development opportunities.

Intellectual Property

As a general practice, we will rely upon patent, copyright, trademark, and trade secret laws to protect and maintain our proprietary rights for our products. There are no inherent factors or circumstances associated with this industry, or any of the products or services that we expect to be providing, that would give rise to any patent, trademark, or license infringements or violations. We have not entered into any franchise agreements or other contracts that have created or could create obligations or concessions. Our web domain and IP address, as well as company information, will be protected by our domain host. We do not own, either legally or beneficially, any patents or trademarks.

Government Regulation

We are aware that the cost of producing and distributing filmed entertainment has increased substantially in recent years. This is due, among other things, to the increasing demands of creative talent as well as industry-wide collective bargaining agreements. Many screenplay writers, performers, directors, and technical personnel in the entertainment industry who will be involved in our productions are members of guilds or unions that bargain collectively on an industry-wide basis. We have found that actions by these guilds or unions can result in increased costs of production and can occasionally disrupt production operations. If such actions impede our ability to operate or produce a motion picture, it may substantially harm our ability to earn revenue and result in our business failing.

We are also subject to state and federal work and safety laws and disclosure obligations, under the jurisdiction of the U.S. Occupational Safety and Health Administration and similar state organizations. We intend to use non-unionized talent whenever possible to reduce our costs of production. Notwithstanding, many individuals associated with our productions, including actors, writers, and directors, will be members of guilds or unions that bargain collectively with producers on an industry-wide basis from time to time. Our operations will be dependent upon our compliance with the provisions of collective bargaining agreements governing relationships with these guilds and unions. Strikes or other work stoppages by members of these unions could delay or disrupt our activities. The extent to which the existence of collective bargaining agreements may affect us in the future is not currently known.

Further, with regard to digital content developed for children, a variety of laws and regulations have been adopted in recent years aimed at protecting children using the internet, such as the U.S. Children’s Online Privacy Protection Act and the rules promulgated by the U.S. Federal Trade Commission thereunder (COPPA). COPPA sets forth, among other things, a number of restrictions on what website operators can present to children under the age of 13 and what information can be collected from them.

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Summary of Risk Factors

Below is a summary of material factors that make an investment in our securities speculative or risky. This summary may not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, as well as other risks and uncertainties that we face, can be found under the section titled “Risk Factors” in this prospectus. The summary below is qualified in its entirety by that more complete discussion of such risks and uncertainties. You should carefully consider the risks and uncertainties described under the section titled “Risk Factors” as part of your evaluation of an investment in our securities:

●	Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, and we may not be able to continue operations without additional financing.

●	Our limited operating history makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.

●	The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.

●	Our management team has limited experience managing a public company.

●	Our IP content packaging business requires minimal investment of capital ranging from $20,000 to $150,000. However, failure to complete a sale into the market will have adverse effects on the results of operation for the individual project’s development investment.

●	We may not be able to compete with larger studios such as Sony, Warner Brothers and Paramount the majority of whom have greater resources than we currently have.

●	Our IP content creation business is dependent upon the success of six to eight film releases, two to three series, to theatrical, linear and digital media streaming sites in any one year and the unexpected commercial failure of any one of them could have a material adverse effect on our financial results and cash flows. Ninety percent of our revenue will be derived from the IP content creation.

●	Our lack of diversification may make us vulnerable to oversupply in the market.

●	Our operating results depend on product costs, public tastes and promotion success.

●	One or two of our contemplated projects may not be accepted by distributors and/or the marketplace and our business may fail as a direct result of such lack of market acceptance.

●	Our future success depends on our ability to develop and package new series and movies to sell them to streaming sites, movie studios and distribution channels. The inability to target IP for current market tastes can limit our growth prospects.

●	We rely on relationships with online digital streaming platforms to distribute and monetize our content, and we do not currently have long-term distribution agreements in place. Because we are dependent on successfully negotiating individual transactions, we may be unable to secure distribution for our content on commercially acceptable terms, or at all.

●	Because of the speculative nature of our business, future operating results are difficult to predict and dependent on external factors.

●	Technological advances may reduce demand for films.

●	A decline in the popularity of entertainment, film and leisure activities could adversely impact our business.

●	It is possible that our IP projects may infringe on other copyrighted concepts. Litigation arising out of infringement or other commercial disputes could cause us to incur expenses and impair our competitive advantage.

●	Failure to manage our growth effectively could cause our business to suffer and have an adverse effect on our financial condition and operating results.

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●	We may experience fluctuations in our operating results, which could make our future operating results difficult to predict or cause our operating results to fall below analysts’ and investors’ expectations.

●	As our costs increase, we may not be able to generate sufficient revenue to sustain profitability.

●	Servicing our debt will require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our debt.

●	We could become involved in litigation matters that may be expensive and time-consuming, and, if resolved adversely, could harm our business, financial condition, or results of operations.

●	If we fail to protect our intellectual property and proprietary rights adequately, our business could be adversely affected.

●	We rely on information technology systems and could face cybersecurity risks.

●	We have risks related to the development and implementation of our artificial intelligence platform.

●	A significant portion of our revenue in a given period may be derived from a limited number of customers or projects, and the completion or loss of any such project could adversely impact our results of operations.

●	We are transitioning away from production service work to focus on developing and producing our own intellectual property, which exposes us to new risks and uncertainties.

●	The exclusive forum selection provision in our bylaws could limit stockholders’ ability to choose a judicial forum.

●	Investors in this offering will experience immediate and substantial dilution in net tangible book value.

●	There can be no assurance that our shares will be listed on the NYSE American and, if they are, our shares will be subject to potential delisting if we do not meet or continue to maintain the listing requirements of the NYSE American.

●	There has been no prior public trading market for our shares and an active trading market may not develop or be sustained following this offering.

●	The trading price of shares of our common stock could be volatile, and you could lose all or part of your investment.

●	If our shares were to be delisted from the NYSE American, they may become subject to the SEC’s “penny stock” rules, in which case broker-dealers may be discouraged from effecting transactions in our shares.

●	There may be future issuances or resales of shares of our common stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise, which may materially and adversely dilute the ownership interest of stockholders.

●	We may issue shares of preferred stock, the terms of which could adversely affect the voting power or value of our common stock.

●	If securities analysts were to downgrade our stock, publish negative research or reports or fail to publish reports about our business, our competitive position could suffer, and our stock price and trading volume could decline.

●	The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and divert management’s attention, and we may be unable to comply with these requirements in a timely or cost-effective manner.

●	Our internal control over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to its effectiveness in the future, which could have a significant and adverse effect on our business, financial condition, results of operations and reputation.

●	Management will have broad discretion over the use of our proceeds from this offering.

●	We do not anticipate that we will pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

●	Anti-takeover effects of certain provisions of Nevada state law may hinder a potential takeover of us.

●	Our officers, directors and principal stockholders currently own a substantial number of shares of our common stock and have, and following the offering will continue to have, the power to significantly influence the vote on all matters submitted to a vote of our stockholders.

●	For as long as we are an emerging growth company, we will not be required to comply with certain requirements that apply to other public companies.

●	We are a “smaller reporting company” and, even if we no longer qualify as an emerging growth company, we may still be subject to reduced reporting requirements.

●	Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock, and the issuance of additional shares will dilute all other stockholders.

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Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the Securities Act). For as long as we are an emerging growth company, we will not be required to:

●	provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

●	provide more than two years of audited financial statements and related management’s discussion and analysis of financial condition and results of operations;

●	comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

●	provide certain disclosure regarding executive compensation required of larger public companies or hold stockholder advisory votes on the executive compensation required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), or

●	obtain stockholder approval of any golden parachute payments not previously approved.

We will cease to be an emerging growth company upon the earliest of the following:

●	the last day of the fiscal year in which we have $1.235 billion or more in total annual gross revenues;

●	the date on which we become a “large accelerated filer” (the fiscal year-end on which the total market value of our common equity securities held by non-affiliates is $700 million or more);

●	the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period, or

●	the last day of the fiscal year following the fifth anniversary of our initial public offering.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus, and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies.

In addition, “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either: (i) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250 million as of the prior June 30; or (ii) our annual revenues did not equal or exceed $100 million during such completed fiscal year. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Corporate Information

Our principal executive offices are located at 112 W 6th Avenue, Vancouver, British Columbia V5Y 1K6, Canada. Our telephone number is (604) 218-3374. The address of our website is www.ambitious.tv. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

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The Offering

The following is a summary of certain terms of this offering.

Securities offered by us:	3,555,556 shares of common stock, par value $0.001 per share.

Initial public offering price:	$4.50 per share, the midpoint of the estimated initial public offering price range set forth on the cover of this prospectus.

Number of shares outstanding before the offering (1):	15,712,900 shares of common stock and 367,341 shares of Series A preferred stock, par value $0.0001 per share.

Number of shares outstanding after the offering (1):	19,268,456 shares of common stock and 367,341 shares of Series A preferred stock, par value $0.0001 per share.

Overallotment option:	We have granted the underwriters an option exercisable in whole or in part and from time to time for a period of up to 45 days from the date of this prospectus to purchase from us up to an additional 533,333 shares of our common stock at the initial public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any.

Use of proceeds:	We estimate that we will receive net proceeds of approximately $[●] million, assuming an initial public offering price of $[●] per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Although we have not yet determined with certainty the manner in which we will allocate the net proceeds of this offering, we expect to use the net proceeds from this offering for working capital, offering expenses, and other general corporate purposes. We may also use a portion of the proceeds from this offering to acquire or invest in additional intellectual property and to expand our development pipeline. We have not allocated specific amounts of net proceeds for any of these purposes. See “Use of Proceeds”.

Risk factors:	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Lock-up:	We and our directors, officers and certain of our stockholders have agreed not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any shares of our common stock or securities convertible into or exercisable for shares of our common stock for a period of 180 days after the date of this prospectus. See “Underwriting”.

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Representative’s Warrants:	We have agreed to issue to the representative of the underwriters or its designees at the closing of this offering, warrants to purchase the number of shares of our common stock equal to 5% of the aggregate number of shares sold in this offering, including any shares of our common stock sold pursuant to the underwriters’ over-allotment option (the “Representative’s Warrants”). The Representative’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six months after the commencement of sales in this offering. The exercise price of the Representative’s Warrants will equal 125% of the initial public offering price per share, subject to adjustments. See “Underwriting”.

NYSE Trading Symbol:	We intend to apply have the shares of our common stock offered hereby listed on the NYSE American under the symbol “___”. No assurance can be given that our application will be approved. We will not proceed with this offering in the event shares of our common stock are not approved for listing on the NYSE American.

(1)	The number of shares that will be outstanding after this offering is based on 15,712,900 shares of common stock outstanding as of April 1, 2026, but excludes:

●	130,000 shares of our common stock issuable upon the conversion of the Bridge Financing warrants with a weighted average conversion price of $4.50 per share.

●	1,042,176 shares of our common stock issuable upon the conversion of convertible notes with a weighted average conversion price of $2.25 per share.

●	4,000,000 shares of our common stock issuable upon the conversion of Series A warrants with a weighted average conversion price of $2.25 per share.
●	1,840,993 shares of our common stock issuable upon the exercise of Series B and C warrants with a weighted average conversion price of $2.48 per share.
●	No exercise by the underwriters of the over-allotment option.

●	No exercise of any Representative’s Warrants.

14

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus before deciding whether to invest in our common stock. If any of the following risks are realized, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of the shares of our common stock could decline, and you could lose all or part of your investment. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Special Note Regarding Forward-Looking Statements”.

Risks Related to Our Company

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, and we may not be able to continue operations without additional financing.

Our financial statements include an explanatory paragraph from our independent registered public accounting firm expressing substantial doubt about our ability to continue as a going concern. We have incurred significant operating losses since inception and expect to continue to incur losses for the foreseeable future. As of December 31, 2025, we had an accumulated deficit of $14,619,181. We expect that our existing cash resources will not be sufficient to fund our operations for the next 12 months. We will need to obtain additional financing to fund our operations and execute our business strategy. There is no assurance that such financing will be available to us on favorable terms, or at all. If we are unable to obtain adequate financing or generate sufficient revenue, we may be forced to significantly curtail or cease operations, which would materially and adversely affect our business, financial condition, and results of operations and could cause investors to lose their entire investment.

Our limited operating history makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.

We commenced operations in September 2020 and, as a result, have a limited operating history upon which our business and future prospects may be evaluated. Our historical results may not be indicative of, and could differ substantially from, the results we achieve in the future, and we cannot assure you that we will achieve profitability or sustain growth. Despite the experience and track record of our management team in the entertainment industry, historical results are not indicative of, and may be substantially different from, the results we achieve in the future. The entertainment industry is highly competitive and subject to significant volatility, rapid changes in consumer preferences, evolving distribution models, technological developments, and fluctuations in demand for entertainment content. In addition, factors such as the performance and acceptance of individual projects, changes in relationships with distribution partners, shifts in the competitive landscape, and broader economic conditions may materially affect our operating results. As a result, our future results may differ materially from our historical performance or management’s current expectations, and investors should not rely on the past experience of our management team as an assurance of our future success.

We may not be able to operate our business successfully or implement our strategies as planned. We have encountered and will continue to encounter risks and challenges commonly faced by growing companies in such industries. Additionally, our results may be affected by broader economic conditions, evolving regulations, and technological changes. If we are unable to address these challenges successfully, our business, revenue, and operating results may suffer, and we may not be able to achieve further growth or sustain profitability.

The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.

We depend on the leadership and experience of our relatively small number of key executive management personnel, particularly our Chief Executive Officer, Kirk E. Shaw; Chief Operating Officer, Chris Philip; and Executive Producer, George Furla, as well as our other highly skilled personnel. The loss of the services of these key executives, executive management members or other highly skilled personnel could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. Furthermore, if we lose or terminate the services of one or more of our key employees or if one or more of our current or former executives or key employees join a competitor or otherwise compete with us, it could impair our business and our ability to successfully implement our business plan. Additionally, if we are unable to hire qualified replacements for our executive and other key positions in a timely fashion, our ability to execute our business plan would be harmed. Even if we can quickly hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in our industry. Our inability to meet our executive staffing requirements in the future could impair our growth and harm our business. We do not maintain “key person” life insurance on any of our executive officers or other key employees. As a result, the loss of one or more members of our senior management team could adversely affect our operations, strategic direction, and ability to execute our business plan. While we may consider obtaining key person insurance in the future, there can be no assurance that such coverage will be available on commercially reasonable terms or at all.

Our management team has limited experience managing a public company.

The members of our management team have limited or no experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. Our board of directors will contain several members with strong public company experience. There are significant obligations we will be subject to as a public company relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage our transition to being a public company. These new obligations and scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and operating results.

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Our IP content packaging business requires minimal investment of capital ranging from $20,000 to $50,000. However, failure to complete a sale into the market will have adverse effects on the results of operation for the individual project’s development investment.

The production, acquisition and distribution of film or digital media content require a significant amount of capital. Our business model is based on developing and then selling a completed package including creative, Director, lead cast and writers/showrunners attached. Although the production budgets for our sold IP projects will require up to $50 million to produce, these production funds come from the streaming site or studio purchaser of our content, not from Ambitious.

We may not be able to compete with larger studios such as Sony, Warner Brothers and Paramount the majority of whom have greater resources than we currently have.

As an IP development company, we both compete with and, in some cases, collaborate with major U.S. and international entertainment companies that have significantly greater financial, marketing, and operational resources than we do. Many of these larger competitors have established relationships with a broad base of creative talent, deeper access to capital, longer operating histories, more extensive industry connections, deeper libraries, and greater bargaining power in securing rights, talent, and other IP. These advantages may allow them to outbid us for desirable IP, ideas, storylines, and scripts or to offer more attractive terms to creators and talent than we can, which could materially and adversely affect our ability to outbid in order to secure high-quality IP and talent and thereby negatively impact our business, results of operations, and financial condition.

While we believe we have competitive advantages, including our ability to creatively finance and access emerging marketing power, we cannot assure you that these advantages will enable us to compete effectively against larger, well-established agencies or that we will be able to maintain or grow our share of desirable IP or talent.

Our IP content creation business is dependent upon the success of six to eight film releases, two to three series, to theatrical, linear and digital media streaming sites in any one year and the unexpected commercial failure of any one of them could have a material adverse effect on our financial results and cash flows. Ninety percent of our revenue will be derived from IP content creation.

Our IP content creation business is substantially dependent upon the success of the number of film releases and digital streaming site acquisitions in any one year. The unexpected delay in release or commercial failure of just one of these films or digital streaming sites could have an adverse impact on our results of operations and cash flows in both the year of release and in the future. Historically, feature films and series that are successful in the domestic online and theatrical market are generally also successful in the international and ancillary markets, although each movie and series is different, and there is no way to guarantee such results. The IP packaging model makes Ambitious less dependent on future sales since our investment is paid back at the point of sale. If, however, our movies and series fail to achieve domestic sales or box office success, their success in the international sales market, box office and ancillary markets and our business, future fees and profit participation could be adversely affected. Further, we can make no assurances that the historical correlation between sales results to streaming sites and studios and results from international sales and ancillary sales will continue in the future. If our movies and series do not perform well in the domestic or international streaming or theatrical markets and ancillary markets, or our digital media sales do not perform as anticipated, the failure of any one of these could have a material adverse effect on our financial results and cash flows. Although our executive management team has demonstrated past success in the production, packaging, distribution, and commercial performance of prior content projects, we cannot guarantee that our future IP packages will be successfully sold, financed, distributed or commercially successful. Although there can be no assurance that every IP we develop will sell into the market on terms that will be acceptable to us, we can continue to develop the IP until it finds a home in the market.

Our lack of diversification may make us vulnerable to oversupply in the market.

Most of the major U.S. film studios and streaming sites are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, and online streaming sites, which can provide both means of distributing their products and stable sources of earnings that offset fluctuations in the financial performance of their motion picture and television operations. The number of series and movies developed and packaged by competitors, particularly the major U.S. talent agencies, online streaming sites and film studios, in any given period may create an oversupply of product in the market, and that may reduce our sales and make it more difficult for our IP content to succeed.

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Our operating results depend on product costs, public tastes and promotion success.

We expect to generate our future revenue from the development and production of television series, feature films, especially from franchises that include prequels, sequels, animated versions and games. Our future revenues will depend upon the timing and the level of market acceptance of our IP content, as well as upon the buyer’s cost to produce, distribute and promote the series and movies. Our IP content creation business approach attempts to mitigate the costs of production and marketing the completed series or movie. Our invested development funds are paid back at the point of sale to minimize risk. Although we participate in revenue streams from the later production of a series and movie, this can depend primarily on the feature film’s acceptance by the public, which cannot be predicted and does not necessarily bear a direct correlation to the production costs incurred. The commercial success of a series and movie also depends upon promotion and marketing and certain other factors. Accordingly, our revenues are, and will continue to be, extremely difficult to forecast.

One or two of our contemplated projects may not be accepted by distributors and/or the marketplace and our business may fail as a direct result of such lack of market acceptance.

The ultimate profitability of any project we offer for sale into the market depends upon its ultimate appeal to a streaming site or studio in relation to their cost of its production and distribution. The audience appeal of a given concept depends, among other things, on unpredictable critical reviews and changing public tastes, and such appeal cannot be anticipated with certainty. If certain streaming sites or studios do not like, are not willing to pay for, or otherwise do not approve of an individual movie or series we have developed, it may be put on hiatus until we can shape it to meet the needs of a streaming site or studio. To mitigate these issues, our business has multiple and varied IP projects designed for wide market appeal.

Our future success depends on our ability to develop and package new series and movies to sell them to streaming sites, movie studios and distribution channels. The inability to target IP for current market tastes can limit our growth prospects.

Our business success is completely dependent on our ability to successfully develop movies and series for sale to streaming sites, movie studios and distributors who then incur the production costs. Revenues derived from both packaging and later production fees paid to the Company will represent vital funds necessary for our continued operations. The loss or damage of any of our business relationships and/or revenues derived therefrom will limit our ability to sell our projects.

We rely on relationships with online digital streaming platforms to distribute and monetize our content, and we do not currently have long-term distribution agreements in place. Because we are dependent on successfully negotiating individual transactions, we may be unable to secure distribution for our content on commercially acceptable terms, or at all.

We do not currently have binding long-term distribution or revenue-sharing agreements with online digital streaming platforms. Our ability to monetize our intellectual property depends on our management team’s industry relationships and our ability to negotiate individual content sales or licensing arrangements on a project-by-project basis.

Historically, our arrangements with streaming platforms have been negotiated separately for each project and typically provide for revenue sharing based on distribution revenues after recoupment of agreed production and marketing costs. These arrangements do not obligate the platforms to acquire or distribute any minimum number of our productions and generally do not provide guaranteed minimum revenues.

Because we are dependent on successfully negotiating individual transactions, we may be unable to secure distribution for our content on commercially acceptable terms, or at all. In addition, the streaming market is highly competitive and subject to changing content preferences and economic pressures affecting platform programming budgets. If we are unable to enter into distribution arrangements with major streaming platforms, our results of operations and cash flows would be materially adversely affected. Further, if a limited number of streaming platforms account for a substantial portion of our revenues in any period, the loss of any such relationship could have a material adverse effect on our business.

Because of the speculative nature of our business, future operating results are difficult to predict and dependent on external factors.

The film and television content business is extremely competitive and the commercial success of any project is often dependent on factors beyond our control, including market acceptance and the quality of our content. Each motion picture or series is a unique piece of art that depends on unpredictable audience reaction to determine commercial success. There can be no assurance that our feature films or series will be favorably received by viewers.

We anticipate that our revenues will likely be volatile, and we will likely experience significant quarter-to-quarter fluctuations in revenues and net income or loss. Until we realize consistent revenue and cash flow from developing and selling our IP content, our quarter-to-quarter comparisons of historical operating results will not be a good indication of future performance. It is possible that in some future quarter, operating results may fall below expectations of investors and securities analysts, which could adversely impact the trading price of our common stock.

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Technological advances may reduce demand for films.

The entertainment industry in general, and the motion picture industry in particular, is continuing to undergo significant changes, primarily due to technological developments. Because of this rapid growth of technology, we have developed a flexible business model that relies on the development of IP for streaming sites as well as movie franchises for potential theatrical release. Shifting consumer tastes and the popularity and availability of other forms of entertainment make it difficult to accurately predict the overall effect these factors will have on the potential revenue from and profitability of theatrical feature-length motion pictures. Streaming sites also purchase movie franchises so any failure of the theatrical release business would result in a shift to pitching movie packages to streaming sites. At present, we have scheduled 1-2 theatrical releases and 7-8 streaming releases annually.

It is possible that our IP projects may infringe on other copyrighted concepts. Litigation arising out of infringement or other commercial disputes could cause us to incur expenses and impair our competitive advantage.

Although we ensure we have legally secured all IP we develop with scrutinized agreements with the rights holder, we cannot be certain that our projects will not be seen by some to infringe upon existing copyrights or other intellectual property rights held by third parties. We cannot ensure that litigation will not arise from disputes involving these third parties. We may incur substantial expenses in defending against prospective claims, regardless of their merit. Successful claims against us may result in substantial monetary liability, significantly impact our results of operations in one or more quarters, or materially disrupt the conduct of our business. Our success depends in part on our ability to obtain and enforce intellectual property protection for our projects, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties.

Prior to acquiring or developing intellectual property, we engage outside legal counsel specializing in intellectual property matters to conduct due diligence on underlying rights documentation, including review of chain of title and related agreements. We also obtain representations and warranties from rights holders regarding ownership and non-infringement. Our monitoring efforts primarily consist of contractual diligence procedures, consultation with intellectual property counsel, and review of publicly available materials. However, these measures may not prevent third parties from asserting claims of infringement. We do not currently maintain a formal internal department dedicated to monitoring third-party infringement of our intellectual property, and we have not initiated any enforcement actions to date. As a result, we may not detect unauthorized use of our intellectual property in a timely manner, and we may lack sufficient resources to pursue enforcement if necessary.

The validity and breadth of claims covered in our copyrights involve complex legal and factual questions and, therefore, may be highly uncertain. No assurances can be given that:

●	that the scope of any future intellectual property protection will exclude competitors or provide competitive advantages to us;

●	that any copyrights will be held valid if subsequently challenged;

●	that others will not claim rights in, or ownership of, the potential copyrights or other proprietary rights we hold; or

●	that our intellectual property will not infringe or be alleged to infringe on the proprietary rights of others.

Furthermore, there can be no assurance that others have not developed or will not legally or illegally develop similar projects. Also, whether or not additional intellectual property protection is issued to the company, others may hold or receive intellectual protection covering projects that were subsequently developed by the company. Although we will have legally secured the IP, no assurance can be given that others will not, or have not independently developed or otherwise acquired substantially equivalent intellectual property.

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Failure to manage our growth effectively could cause our business to suffer and have an adverse effect on our financial condition and operating results.

To manage our growth effectively, we must continually evaluate and evolve our organization by effectively managing our employees, operations, finances, technology and development and capital investments efficiently. Our efficiency, productivity and the quality of our projects may be adversely impacted if we do not train our new personnel, particularly our sales and support personnel, quickly and effectively, or if we fail to appropriately coordinate across our organization. Additionally, our rapid growth may place a strain on our resources, infrastructure, and ability to maintain the quality of our platform. In future periods, our revenue or profitability could decline or grow more slowly than we expect. Failure to manage our growth effectively could cause our business to suffer and have an adverse effect on our financial condition and operating results.

We may experience fluctuations in our operating results, which could make our future operating results difficult to predict or cause our operating results to fall below analysts’ and investors’ expectations.

Our operating results have fluctuated significantly in the past, and we expect our future operating results to continue to fluctuate due to a variety of factors, many of which are beyond our control.

For example, our revenues and cost of goods sold have varied materially from period to period depending on the number of film and other content projects in active production, released, or monetized during the applicable period. During the years ended December 31, 2023, 2024, and 2025, our revenues fluctuated based primarily on the timing and commercial performance of specific projects, as well as the recognition of associated production and distribution costs. In periods where we had fewer film releases or delayed project monetization, revenue declined while certain fixed overhead and development costs continued to be incurred, resulting in increased operating losses. Conversely, in periods with higher project activity or successful releases, revenues increased but were accompanied by corresponding increases in production, marketing, and distribution expenses.

Because a significant portion of our costs are incurred in advance of, or contemporaneously with, a film’s release, operating results may vary substantially depending on the timing of project completions and revenue recognition. In addition, changes in the number of projects in development versus those in active production or distribution have caused, and may continue to cause, material fluctuations in cost of goods sold and gross margins from year to year.

Fluctuations in our operating results could cause our performance to fall below the expectations of analysts and investors and adversely affect the price of our common stock. Because our business is project-based and continues to evolve, our historical operating results may not necessarily be indicative of future performance.

Factors that may cause our operating results to fluctuate include the following:

●	Timing and performance of film releases: Our revenues can vary significantly based on the timing, number, and commercial success of our film releases. Delays in production, unexpected changes in release schedules, or underperformance at the box office or on digital platforms may result in material fluctuations in revenue and profitability.
●	Variability in production and marketing costs: The costs associated with developing, producing, and promoting films can be unpredictable and vary widely from project to project. Budget overruns, changes in production scope, or increased marketing spend may adversely impact our margins and operating results.
●	Shifts in consumer preferences and distribution platforms: Rapid changes in viewer preferences, audience fragmentation, or disruption in traditional distribution channels (such as the decline of theatrical releases in favor of streaming) may impact the demand for our content and affect our ability to monetize it effectively across different platforms.

Based upon the factors above and others beyond our control, we have a limited ability to forecast our future revenue, costs and expenses, and as a result, our operating results may, from time to time, fall below our estimates or the expectations of analysts and investors.

19

As our costs increase, we may not be able to generate sufficient revenue to sustain profitability.

We expect to expend resources to grow our business. We anticipate continued growth that could require further financial and other resources to, among other things:

●	Develop, produce, and market original film and television content across multiple formats and platforms;
●	Expand our distribution channels, including direct-to-consumer and streaming platforms, both domestically and internationally;
●	Attract and retain top creative talent, production partners, and promotional collaborators, including social media influencers and brand sponsors.

Investing in the foregoing, however, may not yield anticipated returns. Consequently, as our costs increase, we may not be able to generate sufficient revenue to sustain profitability. During the years ended December 31, 2025 and December 31, 2024, we recorded impairment charges of $128,650 and $85,837, respectively, related to a film and film rights where the expected future economic benefits were not realized. These impairments reflect instances in which our investments in content development did not generate the anticipated returns. Similar circumstances may occur in the future as we continue to invest in the development and production of entertainment content, which could adversely affect our operating results.

Servicing our debt will require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our debt.

Our ability to make scheduled payments of principal, to pay interest on, or to refinance our indebtedness depends on our future operating performance, which is subject to economic, financial, competitive and other factors beyond our control. All of our outstanding debt matures at various dates during 2026.

Our debt agreements do not contain traditional financial maintenance covenants; however, they include customary provisions that may restrict certain corporate actions, including limitations on additional indebtedness, liens, dividends, and certain fundamental transactions, unless permitted by the terms of the applicable agreements. In addition, failure to timely repay amounts due at maturity or comply with other obligations under the debt instruments would constitute an event of default, which could result in acceleration of the indebtedness and the imposition of default interest. Further, while our convertible notes do not contain operational covenants, they are senior secured obligations with customary default provisions (including cross-defaults above $50,000), which could materially affect liquidity and operations if triggered.

Given that all of our indebtedness matures during 2026, we will be required to repay, refinance, extend, or convert these obligations prior to or upon maturity. There can be no assurance that we will be able to do so on favorable terms or at all, which could materially adversely affect our liquidity, financial condition, and results of operations.

We have historically generated negative cash flow from operations and have not produced sufficient operating cash flow to cover our debt service obligations. Net cash used in operating activities was $1,068,619 for the year ended December 31, 2025, $4,714,924 for the year ended December 31, 2024, and $4,646,188 for the year ended December 31, 2023. Accordingly, our operations have not generated sufficient cash to fund our working capital needs or service our outstanding indebtedness.

As of December 31, 2025, we had outstanding convertible notes payable, net of original issue discount and debt discount, of $2,092,762. All of our outstanding convertible notes mature at various dates during 2026. Unless converted into equity, refinanced, extended, or otherwise restructured, these obligations will require repayment in cash upon maturity.

Historically, the Company has not generated positive cash flow from operating activities sufficient to service its debt obligations. For example, the Company reported net cash used in operating activities of approximately $1,068,619 for the year ended December 31, 2025 and $4,714,924 for the year ended December 31, 2024. As a result, the Company has historically relied on financing activities to fund its operations. The Company has not made any payments toward its debt service requirements. If the Company is unable to generate sufficient cash flow from operations in the future or obtain additional financing, it may not be able to meet its debt obligations or fund necessary capital expenditures.

We may not generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures, particularly if the offering contemplated by this prospectus is unsuccessful. If we are unable to generate sufficient cash flow, we may be required to pursue alternatives such as selling assets, restructuring or refinancing our debt, seeking extensions from noteholders, or obtaining additional equity capital, which may be on terms that are onerous or highly dilutive to existing stockholders. Our ability to refinance our indebtedness will depend on the condition of the capital markets and our financial position at the time of refinancing. We may not be able to consummate any of these alternatives on acceptable terms, or at all, which could result in a default on our debt obligations.

We could become involved in litigation matters that may be expensive and time consuming, and, if resolved adversely, could harm our business, financial condition, or results of operations.

Although we are not currently involved in any litigation matters, any such litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or we may decide to settle lawsuits on similarly unfavorable terms. Any negative outcome could result in payments of substantial monetary damages or fines, or changes to our products or business practices, and accordingly, our business, financial condition, or results of operations could be materially and adversely affected.

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If we fail to protect our intellectual property and proprietary rights adequately, our business could be adversely affected.

Our ability to compete depends in part on the protection of our intellectual property, including copyrights and trademarks associated with our film and television content. We rely on U.S. and international copyright, trademark and other intellectual property laws, as well as contractual restrictions in our distribution and licensing arrangements, to protect our proprietary rights.

While most countries maintain intellectual property laws and are signatories to international agreements such as those administered by the World Intellectual Property Organization and the World Trade Organization, enforcement of those laws varies significantly by jurisdiction. The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPS) establishes minimum standards of protection; however, practical enforcement in certain markets remains inconsistent.

The Office of the United States Trade Representative (“USTR”) annually publishes its “Special 301 Report,” which identifies countries where intellectual property enforcement concerns persist. USTR’s “Special 301 Report” issued on April 29, 2025, reports, countries such as China, Russia, India, Vietnam, Türkiye (Turkey), and Indonesia have been identified as jurisdictions where online piracy, unauthorized streaming services, illicit IPTV distribution, camcording of theatrical releases, or ineffective enforcement mechanisms remain concerns. These issues typically relate to the effectiveness of enforcement rather than the absence of copyright laws.

Although revenue derived from these jurisdictions currently represents less than 10% of our total revenues, unauthorized distribution of our content in these or other territories could reduce legitimate revenues, impair the value of our intellectual property, and undermine our ability to license content in affected markets. In addition, digital piracy is global in nature, and infringing platforms operating in one jurisdiction may distribute content internationally, including into markets that represent a significant portion of our revenues.

We cannot assure you that our efforts to protect our intellectual property rights will be adequate or that we will be able to prevent unauthorized use or distribution of our content. Failure to successfully protect our intellectual property could have a material adverse effect on our business, financial condition, and results of operations.

We rely on information technology systems and could face cybersecurity risks.

We rely on information technologies and infrastructure, such as our company website, emails and data rooms, to manage our business, including digital storage of marketing strategies, client information, films and digital programming, and the delivery of digital marketing services. Data maintained in digital form is subject to the risk of intrusion, tampering, theft, corruption, and unauthorized access.

The incidence of malicious technology-related events, such as cyberattacks, computer hacking, ransomware, phishing attacks, computer viruses, worms, denial-of-service attacks, and other destructive or disruptive activities, has increased in frequency and sophistication worldwide. In addition, power outages, equipment failures, natural disasters (including extreme weather events), terrorist activities, and human error may adversely affect our systems.

To date, we have not experienced any cybersecurity incidents that have resulted in a material adverse effect on our business, financial condition, or results of operations. However, there can be no assurance that we will not experience such incidents in the future. A significant cybersecurity breach could result in disruption of our operations, loss or improper disclosure of personal data or confidential information, reputational harm, regulatory investigations, litigation, remediation costs, and potential liability under applicable laws and regulations.

We currently have limited formal cybersecurity policies and procedures in place. While we utilize basic security features provided by third-party service providers and standard system configurations, we have not implemented a comprehensive cybersecurity program. As a result, our information technology systems and data may be more vulnerable to cybersecurity incidents, including unauthorized access, data breaches, malware attacks, phishing schemes, or other disruptions.

Any such incident could result in the loss of confidential information, business interruption, reputational harm, regulatory scrutiny, or financial loss, and could materially and adversely affect our business, financial condition, and results of operations.

21

We have risks related to the development and implementation of our artificial intelligence platform.

We are in the process of developing an internally developed artificial intelligence (“AI”) platform, which we expect to support aspects of our development, production, and post-production workflows. The successful development, deployment, and integration of this platform will require significant management attention, technical expertise, and financial resources, and there can be no assurance that the platform will be completed on our anticipated timeline or at all.

The implementation of new and evolving technologies, including AI, involves inherent risks, including development delays, cost overruns, system failures, integration challenges with existing processes, cybersecurity vulnerabilities, and the risk that anticipated efficiencies, cost savings, or competitive advantages may not be realized. In addition, the use of AI technologies may raise legal, regulatory, intellectual property, data privacy, and ethical considerations, which could subject us to increased scrutiny, compliance costs, or potential liability.

If we are unable to successfully develop, deploy, or operate our AI platform, or if the platform fails to achieve its intended objectives, our operating results, financial condition, and growth strategy could be adversely affected.

A significant portion of our revenue in a given period may be derived from a limited number of customers or projects, and the completion or loss of any such project could adversely impact our results of operations.

Our business model is project-based, and as a result, a significant percentage of our revenue in a given year may be attributable to one or a small number of customers. For example, during the year ended December 31, 2024, we derived approximately 52% of our production service revenue from a single customer, FATE. Once a project is completed, we do not continue to receive revenue from that customer unless we are engaged for new projects. Accordingly, our revenue may fluctuate substantially from period to period depending on the timing, size, and number of projects in progress. If we are unable to replace completed projects with new engagements on a timely basis, or if we lose a significant customer without securing comparable replacement business, our results of operations could be materially and adversely affected.

We are transitioning away from production service work to focus on developing and producing our own intellectual property, which exposes us to new risks and uncertainties.

Historically, a portion of our revenue has been derived from production service work, including a prior engagement with FATE, which accounted for approximately 52% of our production service revenue in 2024. Our engagement with FATE was project-based, and we have since transferred our interest in that project. Accordingly, this customer relationship is not ongoing, and we do not currently have a production services agreement with FATE.

Beginning in 2025, we shifted our strategic focus away from providing production services to exclusively developing, producing, and owning our own intellectual property. As a result, we do not expect production service revenue, including revenue from FATE, to represent a significant portion of our revenues in future periods. However, our revenue in future periods may be concentrated among a limited number of projects or counterparties, and the level of concentration will depend on the number and scale of projects in development, production, or distribution at any given time.

While we believe this transition may create greater long-term value, it also exposes us to additional risks. Producing and owning content involves greater upfront capital investment, longer development timelines, and significant uncertainty as to whether a project will achieve commercial success. Unlike production services, which generally provide contracted fee-based revenue, our future revenues will increasingly depend on our ability to develop commercially viable content and successfully monetize our intellectual property across theatrical, streaming, licensing, and other distribution channels.

If our owned content does not achieve market acceptance, fails to secure distribution, or does not generate expected financial returns, our business, results of operations, and financial condition could be materially and adversely affected.

22

Risks Related to Our Common Stock and this Offering

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per share will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $4.43 per share, based on the assumed public offering price of $4.50 per share, the midpoint of the estimated initial public offering price range described on the cover of this prospectus. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

There can be no assurance that our shares and will be listed on the NYSE American and, if they are, our shares will be subject to potential delisting if we do not meet or continue to maintain the listing requirements of the NYSE American.

We have applied to list the shares of our common stock on the NYSE American, or, under the symbol “___”. An approval of our listing application by the NYSE American will be subject to, among other things, our fulfilling all listing requirements of the NYSE American. In addition, the NYSE American has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing, or de-listing from the NYSE American, would make it more difficult for shareholders to sell our common stock and more difficult to obtain accurate price quotations on shares of our common stock. This could have an adverse effect on the price of the shares of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if shares of our common stock are not traded on a national securities exchange.

There has been no prior public trading market for our shares and an active trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no prior public trading market for shares of our common stock. We cannot assure you that an active trading market for our shares will develop or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of our common stock when desired or the prices that you may obtain for your shares of our common stock. Even if an active market for shares of our common stock does develop, the market price of such shares may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our securities.

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The trading price of shares of our common stock could be volatile, and you could lose all or part of your investment.

The initial public offering price of our shares was determined through negotiation between us and the underwriters. This price does not necessarily reflect the price at which investors in the market will be willing to buy and sell shares of our common stock following this offering. The trading price of shares of our common stock following this offering may fluctuate substantially. Following the completion of this offering, the market price of shares of our common stock may be higher or lower than the price you pay in the offering, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our shares. Factors that could cause fluctuations in the trading price of our common stock include the following:

●	departures of key personnel;

●	price and volume fluctuations in the overall stock market from time to time;

●	fluctuations in the trading volume of our shares or the size of our public float;

●	sales of large blocks of our common stock;

●	actual or anticipated changes or fluctuations in our operating results;

●	changes in actual or future expectations of our operating results by investors or securities analysts;

●	litigation involving us, our industry or both;

●	regulatory developments in the United States, foreign countries or both;

●	general economic conditions and trends; and

●	major catastrophic events in our domestic and foreign markets.

In addition, if the market for shares of companies in the entertainment industry or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, operating results or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. In the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation has often been brought against that company.

If our shares were to be delisted from the NYSE American, they may become subject to the SEC’s “penny stock” rules in which case broker-dealers may be discouraged from effecting transactions in our shares.

The SEC has adopted rules regulating “penny stocks” that restrict transactions involving stock which is deemed to be penny stock. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges if current price and volume information with respect to transactions in such securities is provided by the exchange). Our securities may in the future constitute “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

There may be future issuances or resales of shares of our common stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise, which may materially and adversely dilute the ownership interest of stockholders.

We are not restricted from issuing additional shares of our common stock in the future, including securities convertible into, or exchangeable or exercisable for, shares of our common stock. Our issuance of such additional shares of common stock in the future will dilute the ownership interests of our then existing stockholders. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

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We may issue shares of preferred stock, the terms of which could adversely affect the voting power or value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

If securities analysts were to downgrade our stock, publish negative research or reports or fail to publish reports about our business, our competitive position could suffer, and our stock price and trading volume could decline.

The trading market for our common stock will, to some extent, depend on the research and reports that securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts. We do not currently have and may never obtain research coverage by securities analysts. If no or few securities analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us should downgrade our stock or publish negative research or reports, cease coverage of our company or fail to regularly publish reports about our business, our competitive position could suffer, and our stock price and trading volume could decline.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and divert management’s attention, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we will need to comply with laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), related regulations of the SEC and the listing rules of the NYSE American, with which we are not required to comply as a private company. Complying with these statutes, regulations and rules will occupy a significant amount of time of our board of directors and management and will significantly increase our costs and expenses. We will need to:

●	institute comprehensive compliance functions commensurate with being a public company;

●	comply with rules promulgated by the NYSE American;

●	continue to prepare and file periodic and other reports with the SEC and prepare and distribute proxy statements in compliance with our obligations under the federal securities laws;

●	establish new internal policies, such as those relating to insider trading; and

●	involve and retain to a greater degree outside counsel and accountants to support the above activities.

In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Our internal control over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness in the future, which could have a significant and adverse effect on our business, financial condition, results of operations and reputation.

After the completion of this offering, we will be subject to a requirement, pursuant to Section 404 of the Sarbanes-Oxley Act, to conduct an annual review and evaluation of our internal control over financial reporting and furnish a report by management on, among other things, our assessment of the effectiveness of our internal control over financial reporting each fiscal year beginning with the year following our first annual report required to be filed with the SEC. However, because we are an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the earlier of the fifth year following our first annual report required to be filed with the SEC or the date on which we are no longer an emerging growth company. Ensuring that we have adequate internal control over financial reporting in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that must be evaluated frequently. Establishing and maintaining these internal controls will be costly and may divert management’s attention from our business.

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When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In addition, if we fail to achieve and maintain the adequacy of our internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude, on an ongoing basis, that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we do not adequately implement or comply with the requirements of Section 404 of the Sarbanes-Oxley Act, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC, or suffer other adverse regulatory consequences, including penalties for violation of the NYSE American rules. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. A loss of confidence in the reliability of our financial statements also could occur if we or our independent registered public accounting firm were to report one or more material weaknesses in our internal control over financial reporting. In addition, we may be required to incur costs in improving our internal control system, including the costs of hiring of additional personnel. Any such action could negatively affect our business, financial condition, results of operations and cash flows and could also lead to a decline in the price of our common stock.

Management will have broad discretion over the use of our proceeds from this offering.

The principal purposes of this offering include increasing our capitalization and financial flexibility, creating a public market for our stock, thereby enabling access to the public equity markets by our employees and stockholders, obtaining additional capital and increasing our visibility in the marketplace. Although we have not yet determined with certainty how we will allocate the net proceeds of this offering, we expect to use the net proceeds from this offering for working capital and other general corporate purposes. We may also use a portion of the proceeds from this offering to acquire or invest in additional intellectual property and to expand our development pipeline. See “Use of Proceeds”. We have not allocated specific amounts of net proceeds for any of these purposes and we cannot specify with certainty the particular uses of the net proceeds to us from this offering. Accordingly, we will have broad discretion in using these proceeds and might not be able to obtain a significant return, if any, on investment of these net proceeds. Investors in this offering will need to rely upon the judgment of our management with respect to the use of our proceeds. If we do not use the net proceeds that we receive in this offering effectively, our business, operating results and financial condition could be harmed.

We do not anticipate that we will pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any dividends on our common stock. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. In addition, in the future, we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our common stock. As a result, you may only receive a return on your investment in share of our common stock if the market price of our shares increases.

Anti-takeover effects of certain provisions of Nevada state law may hinder a potential takeover of us.

Though we are not currently subject to Nevada’s control share law, in the future, we may become subject to it. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest”, which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

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The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights, is entitled to demand fair value for the redemption of such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for two years after the “interested stockholder” first becomes an “interested stockholder”, unless the corporation’s board of directors approves the combination in advance or thereafter by both the board of directors and 60% of the disinterested stockholders. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders. The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our board of directors.

In May 2025, Nevada adopted amendments to its corporate law that may further complicate unsolicited takeover attempts. These amendments define a “controlling stockholder” as a person or group having voting power sufficient to elect a majority of the corporation’s directors and impose a limited fiduciary duty on such stockholders not to exert undue influence over directors or officers that would cause a breach of fiduciary duty and confer a material, non-ratable benefit to the controller. The amendments also provide a statutory safe harbor whereby such conflict transactions are presumed valid if approved or recommended by a committee of disinterested directors. This presumption may only be rebutted under limited circumstances. These statutory protections may enhance the influence of our board of directors and significant stockholders and may deter potential acquirors who are unwilling or unable to comply with the procedural requirements under Nevada law.

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For as long as we are an emerging growth company, we will not be required to comply with certain requirements that apply to other public companies.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act. For as long as we are an emerging growth company, unlike other public companies, we will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosures regarding executive compensation required of larger public companies, or (iv) hold nonbinding advisory votes on executive compensation and any golden parachute payments not previously approved. In addition, an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for adopting new or revised financial accounting standards. We intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards until we are no longer an emerging growth company. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable.

We will remain an emerging growth company for up to five full fiscal years, although we will lose that status sooner if we have more than $1.235 billion of revenues in a fiscal year, have more than $700 million in market value of our common stock held by non-affiliates (and have been a public company for at least 12 months and have filed one annual report on Form 10-K with the SEC), or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We are a “smaller reporting company” and, even if we no longer qualify as an emerging growth company, we may still be subject to reduced reporting requirements.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either: (i) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250 million as of the prior June 30th; or (ii) our annual revenues did not equal or exceed $100 million during such completed fiscal year. To the extent we take advantage of such reduced disclosure obligations, it may also make the comparison of our financial statements with other public companies difficult or impossible.

Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock and the issuance of additional shares will dilute all other stockholders.

Sales of a substantial number of shares of our common stock in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock. After completion of this offering at an assumed offering price of $4.50 per share, the midpoint of the estimated initial public offering price range set forth on the cover of this prospectus, our existing stockholders will own approximately [●]% of our common stock, assuming there is no exercise of the underwriters’ over-allotment option.

After completion of this offering at an assumed offering price of $4.50 per share, the midpoint of the estimated initial public offering price range set forth on the cover of this prospectus, there will be 19,268,456 shares of our common stock outstanding. In addition, our certificate of incorporation, as amended, permits the issuance of up to approximately additional shares of common stock after the completion of this offering. Thus, we have the ability to issue substantial amounts of common stock in the future, which would dilute the percentage ownership held by the investors who purchase shares of our common stock in this offering.

We and our officers, directors and certain stockholders have agreed, subject to customary exceptions, not to, without the prior written consent of the underwriters, during the period ending 180 days from the date of this offering, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of our common stock, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock or any other our securities or publicly disclose the intention to do any of the foregoing.

There can be no assurance that we enter into anticipated agreements with actors, directors, or other creative talent, following completion of this offering.

We have engaged in preliminary discussions with certain actors, directors, and other creative talent regarding potential collaborations and other business relationships. However, these discussions are preliminary in nature, and we have not entered into binding agreements with respect to these matters. There can be no assurance that we will enter into definitive agreements with any of these individuals on favorable terms, or at all, including following the completion of this offering.

Our ability to enter into definitive agreements with such talent depends on numerous factors, many of which are beyond our control, including the availability and scheduling commitments of such individuals, the terms and conditions we are able to negotiate, and competition.

If we are unable to finalize agreements with some or all of the talent with whom we have had discussions, we may be unable to produce certain content that we have planned or announced, or we may be required to seek alternative talent on less favorable terms or with less market appeal. Any of these outcomes could have a material adverse effect on our business, financial condition, results of operations, and prospects.

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USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of shares of our common stock in this offering will be approximately $[●] million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, or $[●] million if the underwriters exercise their over-allotment option in full.

We currently expect to use the net proceeds of this offering for working capital, offering expenses, and other general corporate purposes, including the creation of a dedicated development fund to transform IP into television series or movies.

We may also use a portion of the proceeds from this offering to acquire or invest in additional intellectual property and to expand our development pipeline. We have not allocated specific amounts of net proceeds for any of these purposes.

The company intends to attract higher profile and more valuable IP as well as develop new and existing IP into franchises that would include sequels, spin-offs, prequels, animated versions, and video games by building on the company’s current relationship with Netflix, which is poised to become a major player in online video games.

Each $1.00 increase or decrease in the assumed public offering price of $4.50 per share, the midpoint of the estimated initial public offering price range set forth on the cover of this prospectus, would increase or decrease the net proceeds to us from this offering by approximately $[●], assuming that the amount of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions payable by us. We may also increase or decrease the number of shares of common stock we are offering. An increase or decrease of [●] shares of common stock offered by us in this offering would increase or decrease the net proceeds to us by approximately $[●], assuming that the assumed price per share to the public remains the same, and after deducting underwriting discounts and commissions payable by us. We do not expect that a change by these amounts in the initial public offering price or the common stock offered by us would have a material effect on our uses of the proceeds from this offering, although it may accelerate the time at which we will need to seek additional capital.

Assuming the maximum amount of shares of common stock are sold by us, we expect that the net proceeds, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements for at least [●] months. In addition, we have granted to the underwriters an option to purchase up to an additional 533,333 shares of common stock, exercisable for 45 days from the date of this prospectus, solely to cover over-allotments, if any. We will use the proceeds from the sale of these additional shares for working capital and general corporate purposes.

The expected use of net proceeds represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of such net proceeds.

In addition, we plan to invest these proceeds in short-term investments until needed for the uses described above.

The dedicated development funds invested by the company are recoupable with a 50% return at the time a project is developed and successfully greenlit for production by a streaming site or studio. The fund is designed to reinvest these funds as received on an expected cash flow timeline of up to 18 months per investment. The dedicated development funds over the 18 months cycle are designed to continue to be reinvested in new IP development, starting a new 18-month cycle utilizing the same funds.

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DIVIDEND POLICY

We have not historically declared dividends on our common stock, and we do not currently intend to pay dividends on our common stock. The declaration, amount and payment of any future dividends on shares of our common stock, if any, will be at the sole discretion of our board of directors, out of funds legally available for dividends. We anticipate that we will retain our earnings, if any, for the growth and development of our business.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2025 as follows:

●	on an actual basis, and

●	on a pro forma basis after giving effect to 130,000 shares of Series A Preferred Stock issued in the Bridge Financing in April 2026.

●

On a pro forma as adjusted basis after giving effect to the sale and issuance of shares of common stock pursuant to this public offering at an initial public offering price of $4.50 per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the following table in conjunction with “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	Actual	Pro Forma	Pro Forma As Adjusted

Cash	$1,070	$97,070	$
Total indebtedness	4,482,724	4,162,724
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized;
237,341 shares issued and outstanding on an actual basis and 367,341 shares issued and outstanding on a pro forma basis, 367,341 shares issued and outstanding on a pro forma as adjusted basis, as of December 31, 2025, respectively	24	37
Common stock, $0.0001 par value; 150,000,000 shares authorized;
11,492,500 shares issued and outstanding on an actual basis and 11,492,500 shares issued and outstanding on a pro forma basis, 15,048,056 shares issued and outstanding on a pro forma as adjusted basis, as of December 31, 2025, respectively	1,149	1,149
Additional paid-in capital	227,068	227,068
Accumulated deficit	(14,619,181)	(14,619,181)
Total Stockholders’ Equity	$(14,390,940)	$(14,390,926)	$
Total Capitalization	$(9,908,217)	$(10,228,203)	$

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DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share paid by purchasers of shares in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after the completion of this offering.

Our historical net tangible book value (deficit) as of December 31, 2025 was $(14,640,940) or $(1.25) per share of common stock. Our historical net tangible book value (deficit) per share represents our total tangible assets less our total liabilities, divided by the shares of common stock outstanding as of December 31, 2025.

Our pro forma net tangible book value (deficit) as of December 31, 2025 was $(14,224,940) or $(1.20) per share of common stock. Our pro forma net tangible book value (deficit) represents pro forma total tangible assets less pro forma total liabilities and pro forma net tangible book value (deficit) per share represents pro forma net tangible book value divided by the total number of shares outstanding as of December 31, 2025, each after giving effect to the sale and issuance of 130,000 shares of preferred series A stock, pursuant to the Bridge Financing.

Our pro forma as adjusted net tangible book value as of December 31, 2025 was $[●] or $[●] per share of common stock. Our pro forma net tangible book value represents pro forma total tangible assets less pro forma total liabilities and pro forma net tangible book value per share represents pro forma net tangible book value divided by the total number of shares outstanding as of December 31, 2025, each after giving effect to the sale and issuance of 3,555,556 shares of common stock, pursuant to this public offering at an assumed initial public offering price of $4.50 per share of common stock, which is the midpoint of the estimated initial public offering price range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. This amount represents an immediate increase in the historical net tangible book value of $[●] per share to existing stockholders and an immediate dilution of $[●] per share to new investors purchasing shares in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per share		$4.50
Historical net tangible book value per share as of December 31, 2025		$(1.25)
Increase in pro forma net tangible book value (deficit) per share attributed to new investors purchasing shares from us in this offering		$1.21
Pro forma net tangible book value (deficit) per share as of December 31, 2025 after giving effect to this offering		$0.01
Increase in pro forma as adjusted net tangible book value (deficit) per share	$	[●]
Pro forma as adjusted net tangible book value (deficit) per share as of December 31, 2025	$	[●]
Dilution per share to new investors in this offering	$	[●]

A $1.00 increase (decrease) in the assumed public offering price of $4.50 per share would increase (decrease) the pro forma as adjusted net tangible book value per share by approximately $[●], assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions.

The following table summarizes as of December 31, 2025, on the pro forma as adjusted basis described above, the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by our existing stockholders, and (ii) to be paid by investors purchasing shares of our common stock in this offering at an assumed public offering price of $4.50 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

Shares Purchased			Total Consideration		Weighted Average Price
	Amount ($)	Percent	Amount ($)	Percent	Per share ($)
Existing stockholders	11,859,841	77%	655,841	4%	0.06
New investors	3,555,556	23%	16,000,002	96%	4.50
Total	15,415,397	100%	16,655,843	100%	1.08

Total consideration includes approximately $96,000 of cash proceeds and $320,000 related to non-cash consideration from the extinguishment of debt. Certain shares of common stock were issued for nominal consideration and are reflected as $0 for purposes of this table.

The number of shares that will be outstanding after this offering is based on 11,492,500 shares of common stock outstanding as of December 31, 2025, but excludes:

●	7,416,132 shares of our common stock issuable upon the exercise of warrants outstanding as of December 31, 2025 with a weighted average exercise price of $1.88 per share; and

●	1,042,176 shares of our common stock issuable upon the conversion of convertible notes outstanding as of December 31, 2025 with a weighted average conversion price of $2.25 per share.

●	No exercise by the underwriters of the over-allotment option.

●	No exercise of any Representative’s Warrants.

To the extent that new options or other securities are issued under our equity incentive plan, or we issue additional shares of common stock or preferred stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with our financial statements and related notes included elsewhere in this prospectus. This management’s discussion and analysis, and other parts of this prospectus, contain forward-looking statements based upon current beliefs, plans, and expectations that involve risks, uncertainties, and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements due to several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to understand the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the “Special Note Regarding Forward-Looking Statements” section in this prospectus.

Overview

Incorporated in Nevada in September 2020, Ambitious Entertainment is a leading independent media entertainment company which sources, finances, develops and produces IP-based series and movies in “partnership” with the industry’s foremost creative artists, streaming sites and studios. Collectively the Ambitious team have earned more than $4 billion in box office as well as accolades that include three Academy Awards: Best Picture Oscar 2010, Best Adapted Screenplay Oscar 2019 and Best Original Screenplay Oscar 2018. Ambitious markets its specialized IP development services to all major studios, streamers, and agencies, with the Ambitious Team meeting with heads all major studios, streaming sites, and key distributors monthly in Los Angeles, California. Leading executives in Hollywood actively seek out our producers review our current slate of projects and to bring Ambitious new projects to develop and package.

Results of Operations

The following analysis of results of operations is based primarily on the consolidated financial statements, footnotes and related information for the periods identified below and should be read in conjunction with the audited consolidated financial statements and the notes thereto for the years ended December 31, 2025 and 2024 included elsewhere in this registration statement. The results discussed below are for the years ended December 31, 2025 and 2024.

	For the Years Ended
	December 31,
	2025	2024
Total revenue	$1,225,000	$9,289,445
Cost of revenue	(1,225,000)	(10,330,076)
Gross profit	-	(1,040,631)
Shared-based compensation	(475,000)	-
Professional fees	(879,645)	(137,940)
Consulting	(623,289)	(128,000)
Marketing and advertising	-	(7,747)
Operating expenses	(181,715)	(465,093)
Other income	-	23,099
Interest expense	(504,650)	(953,163)
Gain on transfer of corporate and member interest	1,008,070	1,933,261
Change in fair value of derivative liability	342,626	(201,422)
Loss on issuance of convertible debt	(362,912)	(226,820)
Loss on impairment of investment	(128,650)	(85,837)
Exchange loss	(7,333)	-
Net loss	$(1,812,498)	$(1,290,293)

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Revenue

In the years ended December 31, 2025, and 2024, the Company engaged in the development and production of IP-based movies and recognized revenue of $1,225,000 and $9,289,445, respectively.

Revenue Concentration

The Company’s revenue is derived from production service contracts resulting in a concentration of revenue among a limited number of customers. The following table summarizes the revenue generated for the years ended December 31, 2025, and 2024:

	Years Ended		Years Ended
	December 31,		December 31,
	2025		2024
Film	Revenue	% of Total Revenue	Revenue	% of Total Revenue
AMFAD	$-	N/A	$396,257	4.27%
CD	-	N/A	10,440	0.11%
VPER	-	N/A	1,048,780	11.29%
FATE	-	N/A	4,851,181	52.22%
GOR	-	N/A	2,278,787	24.53%
Other	1,225,000	100.00%	704,000	7.58%
Total	$1,225,000		$9,289,445

Revenue decreased to $1.2 million for the year ended December 31, 2025 from $9.3 million for the year ended December 31, 2024, representing a decrease of $8.1 million, or approximately 87%.

The decline was primarily attributable to a significant reduction in the number and scale of film projects in active production and distribution during 2025 as compared to 2024. During 2024, the Company generated revenue from multiple film productions, including projects that reached key revenue recognition milestones and distribution events. In contrast, during 2025, the Company’s activities were substantially limited to a small number of licensing and fixed-fee production service arrangements.

Additionally, 2025 revenue was derived primarily from fixed-fee production service agreements structured to reimburse substantially all direct production costs. As a result, both revenue and cost of revenue were significantly lower than the prior year, when the Company bore greater production risk and incurred higher aggregate production expenditures.

Management strategically limited new production commitments during 2025 while prioritizing capital markets initiatives, liquidity management, and a repositioning of its production strategy. In 2025, the Company made a strategic decision to significantly slow its conventional film production activities and pivot toward researching and developing its influencer-integrated movie model, including the development of distinct, themed content slates. This shift in operational focus contributed directly to the reduction in revenue-generating projects during the period and the corresponding decline in revenue as compared to 2024.

The Company believes this transitional period is intended to reposition its production capabilities and align its future projects with its influencer-driven model. The Company currently expects to begin launching a cohesive film slate reflecting this strategy in the second quarter of 2026, alongside the debut of a new television slate. This model is designed to integrate influencer audience metrics and targeted digital reach into traditional production frameworks and to explore additional monetization channels, including direct-to-fan engagement models, platform-specific content extensions, proprietary merchandise initiatives, and ancillary distribution opportunities.

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There can be no assurance that this strategic repositioning will generate the anticipated results or that future revenues will increase as a result of these initiatives.

For the year ended December 31, 2025, the Company generated its revenue in connection with a production service agreement with one studio, representing 100% of its revenue from the studio. For the year ended December 31, 2024, Customer FATE accounted for 52% of total revenue, representing the largest single customer. The reliance on a concentrated customer base poses risks to the Company’s revenue stability, as the loss of or reduced activity from any significant customer could adversely impact financial results.

Cost of Revenues

Costs of revenue for the years ended December 31, 2025, and 2024, totaled $1,225,000 and $10,330,076, respectively.

Cost of revenue decreased to $1.2 million for the year ended December 31, 2025 from $10.3 million for the year ended December 31, 2024. The decrease was directly correlated with the reduced level of production activity during 2025. In 2024, the Company incurred substantial production expenditures, including cost overruns and impairment charges. In 2025, costs were primarily associated with fixed-fee production service arrangements, which were structured to approximate the related revenue recognized.

Gross Profit Volatility Analysis

For the year ended December 31, 2025, the Company recognized revenue of $1,225,000, which was fully offset by cost of revenue of $1,225,000, resulting in zero gross profit for the period. This compares to a gross loss of $1.0 million for the year ended December 31, 2024.

For the year ended December 31, 2025, the Company recognized revenue of $1,225,000, which was fully offset by cost of revenue of $1,225,000, resulting in zero gross profit. The 2025 revenue was generated primarily under a licensing arrangement in conjunction with fixed-fee production service agreements pursuant to which the Company agreed to produce films for a contractually fixed fee of approximately $600,000 per project. Because the production service fees were structured to reimburse substantially all direct production costs, the related cost of revenue approximated the revenue recognized, resulting in no gross margin for the period.

This compares to a gross loss of $1.0 million for the year ended December 31, 2024. The gross loss in 2024 was primarily driven by the following factors:

1.

Film Production Cost Overruns

Two of the Company’s film productions incurred unexpected cost overruns totaling approximately $1.8 million. These overruns were primarily attributable to increased labor costs and higher-than-anticipated post-production expenses. In response, the Company has implemented enhanced budgetary controls and monitoring processes to mitigate the risk of future cost overruns.

2.

Recognition of Costs Related to Fully Recognized Revenue

During 2024, the Company recognized approximately $650,000 of cost of revenue related to an investment in a film for which all associated revenue was fully recognized during the year. The timing of these cost recognitions had a significant negative impact on gross profit.

3.

Impairment of Third-Party Film Investment

The Company recorded an impairment charge of $85,837 related to an investment in a third-party film. This impairment reflects management’s assessment of the project’s future recoverability and is consistent with the Company’s impairment policy.

4.

Labor and Material Inflation

Inflationary pressures within the entertainment industry during 2024, particularly related to labor and production materials, further contributed to elevated production costs.

While an impairment of approximately $0.1 million was recognized during 2025, this represents a significant decrease compared to 2024, when total production costs of approximately $10.3 million reflected an elevated risk profile associated with certain projects. Management continues to address these risks through enhanced cost management practices and increased project-level oversight.

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Operating Expenses

Operating expenses increased to $2,159,649 for the year ended December 31, 2025, from $738,780 for the year ended December 31, 2024, representing an increase of $1,420,869, or approximately 192%.

The increase was primarily attributable to:

●	Professional fees, increased to $879,645 in 2025 from $137,940 in 2024, resulting in an increase of $741,705 or approximately 538%. The increase is primarily due to higher legal, accounting, audit, and advisory costs incurred in connection with the Company’s preparation for a potential public offering and related corporate matters.

●	Consulting expenses, increased to $623,289 in 2025 from $128,000 in 2024, resulting in an increase of $495,289 or approximately 387%. The increase reflects the engagement of strategic, financial, and operational consultants to support capital markets readiness and corporate development initiatives.

●	Share-based compensation increased to $475,000 in 2025 from $0 in 2024, resulting to an increase of $475,000 or 100%. The increase is due to equity awards granted for advisory services.

These increases were partially offset by a decrease in marketing and advertising and other general and administrative expenses to $0 and $181,715 in 2025 from $7,747 and $465,093 in 2024, resulting in a decrease of $7,747 and $283,378 or approximately 100% and 61%, respectively. The decrease is primarily reflecting reduced marketing and advertising efforts and administrative costs compared to the prior year.

Management expects professional fees and consulting expenses to remain elevated in the near term as the Company continues to pursue capital markets activities.

Other Income

The Company did not generate other income for the year ended December 31, 2025. Other income for the year ended December 31, 2024 totaled $23,099 and primarily consisted of interest income and bond refunds.

Interest Expense

Interest expense for the years ended December 31, 2025, and 2024, totaled $504,650 and $953,163, respectively related to production loans and convertible notes. The reduction of interest expense of $448,513 or 47% directly related to the reduction of film projects in 2025 compared to 2024 due to decreased production financing needed.

Loss on issuance of debt

The Company recorded a loss on issuance of convertible debt of $362,912 and $226,820, resulting in an increase of $136,092 or approximately 60% for the years ended December 31, 2025, and 2024, respectively.

Gain on transfer of corporate and member interest

For the year ended December 31, 2025, the Company recognized a gain of $1,008,070 on the transfer of corporate and member interests related to one subsidiary. For the year ended December 31, 2024, the Company recognized gains totaling $1,933,261 related to the transfer of corporate and member interests in four subsidiaries.

Change in fair value of derivative liability

The Company recorded a gain from changes in the fair value of derivative instruments of $342,626 for the year ended December 31, 2025, compared to a loss of $201,422 for the year ended December 31, 2024. This represents a favorable change of $544,048, or 270%, year over year. The fluctuation was primarily attributable to changes in key valuation assumptions, including the anticipated conversion price of the related debt instruments, discount rates, and expected volatility applied in the valuation model.

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Non-GAAP Financial Measure

In addition to our financial results prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including earnings before interest, taxes, depreciation, and amortization (“EBITDA”), to evaluate our operational performance and enhance comparability across periods. Adjusted EBITDA, defined as net income (loss) adjusted to exclude the impact of depreciation, amortization, change in fair value of derivative liabilities, and stock-based compensation, provides useful insight into the company’s underlying business performance by excluding non-cash expenses and other items that management considers not indicative of our core operating results. This measure should be viewed as a supplement to, not a substitute for, our GAAP results. Below is a reconciliation of Net Loss, the most directly comparable GAAP measure, to Adjusted EBITDA for the periods presented.

Reconciliation of Net Loss to Adjusted EBITDA:

	December 31,
	2025	2024

Net loss per GAAP	$(1,812,498)	$(1,290,293)
Additions:
Interest	504,650	953,163
Taxes	-	-
Depreciation	-	-
Amortization	-	-
Stock-Based Compensation	475,000	-
Change in Fair Value of Derivative Liabilities	(342,626)	201,422
Adjusted EBITDA (Non-GAAP)	$(1,175,474)	$(135,708)

Liquidity and Capital Resources

Liquidity

On December 31, 2025, we had negative working capital of $14,390,940, which included cash of $1,070. We reported a net loss of $1,761,069 and our net cash used in operating expenses totaled $1,068,619, our cash used in investing totaled $23,397, and our cash provided by financing activities totaled $1,132,172.

Our sources and uses of cash were as follows:

Cash Flows from Operating Activities

We experienced negative cash flows from operating activities for the year ended December 31, 2025, in the amount of $1,068,619. The net cash used in operating activities for the year ended December 31, 2025, primarily reflected a net loss of $1,761,069 adjusted for the add-back of non-cash items consisting of amortization of debt discount and debt issuance cost of $196,981, loss on issuance of convertible debt of $362,912, an increase in stock based compensation of $475,000, impairment loss of $128,650, offset by a change in fair value derivative of $342,625, a non-cash gain on the transfer of interest in subsidiaries of $1,008,070, and with changes in operating assets and liabilities consisting of an increase in accounts payable of $184,373, an increase in accrued expenses of $685,169, a decrease in accounts receivable of $5,060, and a decrease of prepaid expenses of $5,000.

We experienced negative cash flows from operating activities for the year ended December 31, 2024, in the amount of $4,714,924. The net cash used in operating activities for the year ended December 31, 2024, primarily reflected a net loss of $1,300,595 adjusted for the add-back of non-cash items consisting of amortization of debt discount and debt issuance cost of $273,877, loss on issuance of convertible debt of $226,820, a change in fair value derivative of $201,422, impairment loss of $85,837, offset by a non-cash gain on the transfer of interest in subsidiaries of $1,933,261, and with changes in operating assets and liabilities consisting of an increase in accounts payable of $463,551, an increase in accrued expenses of $690,138, an increase in accounts receivable of $2,866,923, an increase of tax credit receivable of $681,727, an increase in other receivable of $28,101, a decrease in subscription receivable of $5,000, a decrease in other receivable of $25,428, and a decrease of prepaid expenses of $123,610.

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Cash Flows from Investing Activities

We experienced negative cash flows from investing activities of $23,397 for the year ended December 31, 2025 compared to negative cash flows from investing activities of $109,765 for the year ended December 31, 2024.

Cash Flows from Financing Activities

Net cash provided by financing activities was $1,132,172 for the year ended December 31, 2025. During the year, the Company received proceeds from the issuance of notes payable of $25,000, advances from related parties of $1,035,935, proceeds from the issuance of common stock of $2,500, and proceeds from the issuance of convertible debt of $200,000. These inflows were partially offset by repayments of advances from related parties totaling $131,263.

Net cash provided by financing activities was $5,155,441 for the year ended December 31, 2024. During the year, the Company received proceeds from production financing of $3,591,017, advances from related parties of $217,005, proceeds from short term production loans of $242,702, proceeds from the issuance of convertible debt of $125,000, and capital contributions of $2,146,778. These inflows were partially offset by repayments of production financing of $1,048,893, an adjustment of $4,951 related to the issuance of common stock, and repayments of advances from related parties of $101,572. The Company also paid debt issuance costs of $11,645.

Non-Cash Transfers of Interest

On January 1, 2025, the Company executed an Instrument of Transfer of Limited Liability Company Interest, pursuant to which it transferred its 100% ownership interest in FATE USA, LLC (“FATE”) to an unrelated third-party transferee for total consideration of $10. FATE owned the film rights to FATE (See Note 14).

On March 31, 2024, the Company transferred its 100% interest in AMFAD and CD, to Press Play Productions, LLC, a related party for a total consideration of $20. The transferred subsidiaries owned the film rights to All My Friends are Dead and Cold Deck (See Note 14).

Additionally, on March 31, 2024, the Company transferred its 100% interest in Viper to an unrelated third party for total consideration of $10. The transferred subsidiary owned the film rights to Viper (See Note 14).

On August 14, 2024, the Company transferred 80% of its ownership interest in DMH Production LLC equally to two unrelated third parties for total consideration of $10. The Company retained a 20% ownership interest in DMH post-transaction. The transferred subsidiary owned the film rights to Dead Man’s Hand (See Note 14).

Finally, on December 1, 2024, the Company transferred its 100% interest in GOR to an unrelated third party for total consideration of $10. The transferred subsidiary owned the film rights to Guns of Redemption (See Note 14).

The transfer agreements provided for nominal consideration of $10 per entity, which was non-cash in nature. The consideration amount was contractually stated and negotiated between the parties. Because the transferee is a related party, management evaluated the transaction under ASC 850 and concluded that the terms were consistent with the economic substance of the arrangement.

In determining that nominal consideration was appropriate, management considered that the subsidiaries had no significant ongoing operations, limited liquidity, and no probable future cash flows. The transferee assumed all known and contingent liabilities and contractual obligations. Based on these factors, management concluded that the consideration approximated fair value and that no retained interest existed.

As a result of these transfers, the Company will no longer recognize any future revenues or expenses associated with these specific film projects; however, because each project was individually structured and had no probable future cash flows at the time of transfer, management does not expect the transactions to have a material impact on future consolidated results of operations, margins, liquidity, or risk profile.

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Related Party Disclosure

Press Play Productions, LLC, is a related party. The president of Press Play Productions is the son of the Company’s Chief Executive Officer (“CEO”). The transfer of AMFAD and CD included provisions stipulating that the transferee assumes all contractual obligations and liabilities of the transferred subsidiaries, and the transferor retains no further responsibility for these obligations.

Reason for the Transfer

The transfers were part of the Company’s strategy to divest film projects once all anticipated revenue had been realized and the Company determined that there would be no further significant benefit derived from retaining the films. This strategy aligns with the Company’s focus on producing new film projects rather than managing completed ones.

Accounting Treatment

The transfers of interest were accounted for as deconsolidation of subsidiaries. As a result:

●	For the year ended December 31, 2025, a pre-tax gain of $1,008,070 was recognized in the consolidated statement of operations under “Other Income (Expenses)” as a Gain on Transfer of Corporate and Member Interest.

●	For the year ended December 31, 2024, a pre-tax gain of $1,933,261 was recognized in the consolidated statement of operations under “Other Income (Expenses)” as a Gain on Transfer of Corporate and Member Interest.

The results of operations of FATE were included in the consolidated financial statements January 1, 2025.

The results of operations of AMFAD, CD, and Viper were included in the consolidated financial statements through March 31, 2024. The results of operations of DMH were included in the consolidated financial statements through August 14, 2024. The results of operations of GOR were included in the consolidated financial statements through December 1, 2024.

Financial Impact

The following balances were removed from the consolidated balance sheet as of the respective transfer dates:

January 1, 2025 (FATE):

●	Total assets: $440,228

●	Total liabilities: $1,448,437

●	Net liabilities: $1,008,149

March 31, 2024 (AMFAD, CD, and Viper):

●	Total assets: $6,361,903

●	Total liabilities: $5,659,783

●	Net assets: $692,120

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August 14, 2024 (DMH):

●	Total assets: $887,535

●	Total liabilities: $2,290,423

●	Net liabilities: $1,402,888

December 1, 2024 (GOR):

●	Total assets: $2,278,857

●	Total liabilities: $3,700,350

●	Net liabilities: $1,421,493

Cash Flow Statement Impact

The transactions had no direct cash flow impact, as no cash was received.

Post-Transfer Obligations

Under the terms of the transfer agreements, the transferees assumed all contractual obligations and liabilities of the respective subsidiaries. The Company retains no post-transfer obligations related to these entities.

Related Party Notes Payable

As of December 31, 2025, and December 31, 2024, the Company had related party notes payable of $1,538,004 and $633,332, respectively. All related-party notes are unsecured, bear interest at 10% per annum (calculated yearly, not in advance), and are repayable upon the Company obtaining third-party financing, at which time 25% of such financing proceeds will be applied to the outstanding balances until repaid in full or until their respective maturity dates.

The related-party borrowings consist of several notes issued to entities and individuals affiliated with the Company. The Company has an outstanding note with JC3 Production that was executed on December 31, 2023, with a principal amount of $25,000 and a maturity date of December 31, 2026; no advances or repayments have occurred since issuance. The Company also has a note with Roots Properties Inc. executed on December 31, 2022, with a principal balance of $211,490 and a maturity date of December 31, 2025, for which there have been no advances or repayments. In addition, the Company executed a second note with Roots Properties Inc. on December 31, 2023, providing for borrowings of up to $300,000 and maturing on December 31, 2026; as of December 31, 2025, the Company has received advances totaling $189,735 and has made repayments of $24,000 on this note.

The Company also issued a note to Kirk Shaw, the Chief Executive Officer, on December 31, 2023, with a principal amount of $255,088 and a maturity date of December 31, 2026; one repayment of $30,073 has been made on this obligation. On December 31, 2023, the Company entered into another note with Mr. Shaw permitting borrowings of up to $300,000, which was subsequently replaced by a new note executed on September 30, 2025, permitting borrowings of up to $900,000 and maturing on December 31, 2026. As of December 31, 2025, advances under this note totaled $1,014,005 and repayments totaled $159,834.

During the year ended December 31, 2024, the Company received $217,005 in advances from related parties, the Company made repayments of $101,572 and the Company transferred $376,890 of related party obligations as a result of corporate and membership transfer interest agreements.

During the year ended December 31, 2025, the Company received $1,035,935 in advances from related parties, the Company made repayments of $131,262.

Capital Contributions

During the year ended December 31, 2024, related parties made cash contributions of $2,146,778 to Guns of Redemption, a consolidated subsidiary of the Company, to support ongoing operations. These contributions were non-interest bearing, had no stated maturity, and created no repayment obligation. The contributions were recorded directly to the equity accounts of the subsidiary and were intended to be treated as permanent additions to capital.

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As a result, these capital contributions are reflected within cash flows from financing activities in the consolidated statement of cash flows. However, because the contributions were made at the subsidiary level and were subsequently included in the equity of the subsidiary that was transferred as part of the disposition of ownership interest, they are not presented in the Company’s consolidated statements of changes in shareholders’ deficit.

Availability of Additional Funds

Based upon our cash and working capital deficiency, we require additional equity and/or debt financing to continue our operations. These conditions indicate that there is substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements are issued.

We are currently funding our operations on a month-to-month basis. However, after the IPO, we plan to raise additional funds through additional financings.

Critical Accounting Policies and Significant Accounting Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements as well as the reported expenses during the reporting periods. The accounting estimates that require our most significant, difficult, and subjective judgments have an impact on revenue recognition, the determination of share-based compensation, and financial instruments. We evaluate our estimates and judgments on an ongoing basis. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are more fully described in our financial statements in Note 2 in our audited consolidated financial statements as of and for the years ended December 31, 2025, and 2024.

Fair Value Measurements

The Company follows accounting guidelines on fair value measurements for financial instruments measured on a recurring basis, as well as for certain assets and liabilities that are initially recorded at their estimated fair values. Fair value is defined as the exit price, or the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The Company uses the following three-level hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs to value its financial instruments:

●	Level 1: Observable inputs such as unadjusted quoted prices in active markets for identical instruments.

●	Level 2: Quoted prices for similar instruments that are directly or indirectly observable in the marketplace.

●	Level 3: Significant unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires a significant judgment or estimation.

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Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires the Company to make judgments and consider factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed, or initial amounts recorded, may not be indicative of the amount that the Company or holders of the instruments could realize in a current market exchange.

The carrying amounts of the Company’s financial instruments including cash, prepaid expenses, accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these instruments.

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, which requires that the fair value of equity awards be estimated at the grant date. The determination of the fair value of our common stock for stock-based awards requires significant judgment, particularly because the Company is privately held and does not have a public market for its shares. Stock-based compensation expense is recognized over the requisite service period.

We believe the fair value of our common stock represents a reasonable estimate at the grant date; however, changes in the underlying assumptions, including the estimated value of our common stock, could materially affect the amount of stock-based compensation expense recognized in future periods.

Content Assets

The Company sources intellectual property (“IP”) to create and develop original film and video content for sale or distribution to third parties. Content assets related to original productions consist of the unamortized costs of completed and in-process video content produced by the Company. Capitalized costs include direct production costs, production overhead, and financing costs, including capitalized interest when applicable.

Content assets are monetized individually and are reviewed for impairment on a title-by-title basis when events or changes in circumstances indicate that the carrying value may not be recoverable.

The Company did not capitalize any content assets during the years presented, and no amortization or impairment related to content assets was recorded during those periods. The Company expects to capitalize content assets in future periods as it begins production activities.

Impairment of Long-lived Assets

The Company reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. An impairment loss would be recognized when projected undiscounted future cash flows are less than its carrying amount. The expected cash flows are based on assumptions regarding the Company’s future business outlook. Actual results could differ from these assumptions. The Company did not record any impairment losses during the year ended December 31, 2025, and 2024.

Revenue recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). Revenue is recognized when control of the promised goods or services is transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

To determine revenue recognition for arrangements within the scope of ASC 606, the Company applies the following five-step model:

(1) Identify the contract(s) with a customer;

(2) Identify the performance obligations in the contract;

(3) Determine the transaction price;

(4) Allocate the transaction price to the performance obligations in the contract; and

(5) Recognize revenue when (or as) the entity satisfies a performance obligation.

(4) Allocate the transaction price to the performance obligations in the contract; and

(5) Recognize revenue when (or as) the entity satisfies a performance obligation.

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The Company applies the five-step model to contracts when it is probable that it will collect the consideration to which it is entitled in exchange for the goods or services transferred. At contract inception, the Company evaluates the promised goods or services in each contract to identify performance obligations and determines whether each promised good or service is distinct. Revenue is recognized in an amount equal to the transaction price allocated to the respective performance obligations when (or as) those performance obligations are satisfied.

Disaggregation of Revenue

For the years ended December 31, 2025 and 2024, 100% of the Company’s revenue was derived from production services. The Company did not generate revenue from feature films or licensing activities during these periods.

Production Services Revenue

The Company generates revenue from production service agreements pursuant to which it provides production-related services to customers.

Revenue from production service agreements is recognized over time as the Company satisfies its performance obligations because the services are performed for the customer and the customer simultaneously receives and consumes the benefits of those services as they are provided.

Progress toward completion is measured using an input method based on costs incurred relative to total estimated costs (the “cost-to-cost” method), which the Company believes best depicts the transfer of control of services to the customer. Revenue is recognized based on the proportion of costs incurred to total estimated costs.

Costs associated with production service agreements are expensed as incurred. The determination of total estimated costs involves significant judgment and is reviewed on a periodic basis. Revisions to cost estimates are recorded in the period in which the facts that give rise to the revision become known.

Contract Balances

The Company’s contract balances include the following:

●	Deferred Revenue: Represents payments received in advance of the performance obligations being satisfied.

●	Content Assets: Capitalized costs related to feature film programming rights, which are deferred and recognized as revenue when the rights are transferred to the customer.

The Company had no deferred revenue or capitalized content assets as of December 31, 2025 and 2024. The above descriptions of contract balances, including content assets, are provided for informational purposes and relate to arrangements that may be entered into in future periods.

Performance Obligations

The Company satisfies its performance obligations for production services over time, accounting for 100% of the Company’s total revenue for the years ended December 31, 2025, and December 31, 2024. The satisfaction of performance obligations is measured using the percentage-of-completion method, as described above.

For the years presented, there were no material unsatisfied performance obligations as of the balance sheet date.

Cost of Revenue

Costs incurred to produce feature films are capitalized when incurred and expensed when the movie rights are transferred. For production service agreements, costs are recognized in proportion to the percentage of completion, consistent with the revenue recognition method.

The costs incurred to acquire feature film programming rights, including advances, are capitalized.

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Income Taxes

Income taxes are accounted for using an asset and liability approach for financial accounting and reporting for income taxes and recognition and measurement of deferred assets are based upon the likelihood of realization of tax benefits in future years. Under this method, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the net deferred tax asset, on a jurisdiction-by-jurisdiction basis, will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

From time to time, the Company engages in transactions in which the tax consequences may be subject to uncertainty. Significant judgment is required in assessing and estimating the tax consequences of these transactions. In determining the Company’s tax provision for financial reporting purposes, the Company establishes a reserve for uncertain tax positions unless such positions are determined to be more likely than not of being sustained upon examination, based on their technical merits. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense.

The Company has recognized a full valuation allowance of $5,118,649 against its deferred tax assets as of December 31, 2025, and $4,647,488 as of December 31, 2024. This valuation allowance reflects management’s assessment that it is more likely than not that the deferred tax assets, including net operating loss carryforwards of approximately $7.4 million, will not be realized. The primary basis for this conclusion is the Company’s cumulative losses in recent periods, which represent significant negative evidence under applicable accounting guidance.

Deferred tax assets and liabilities arise from temporary differences between the carrying values of assets and liabilities for financial reporting purposes and their respective tax bases. Despite the availability of significant net operating loss carryforwards that do not expire until 2039, the lack of sufficient taxable income in the foreseeable future to offset these carryforwards necessitated the valuation allowance.

Management continuously evaluates both positive and negative evidence in assessing the realizability of deferred tax assets. Positive evidence includes the potential for future profitability and the expected utilization of net operating losses, while negative evidence includes recent operating performance and industry-specific challenges. At this time, the weight of the negative evidence, particularly the cumulative losses incurred in recent years, supports the decision to maintain a full valuation allowance.

The Company will reassess the valuation allowance on a quarterly basis and adjust it if sufficient positive evidence becomes available to support the realizability of deferred tax assets.

Segment Information

The Company determines its operating segments in accordance with ASC 280, Segment Reporting, using the management approach. Operating segments are identified based on how the Company’s chief operating decision maker (“CODM”) organizes the business for purposes of making operating decisions, assessing performance, and allocating resources.

Management has determined that the Company operates as a single operating and reportable segment. The CODM evaluates financial performance and allocates resources on a consolidated basis and does not regularly review disaggregated financial information by individual film, service line, or geographic region.

Although the Company produced films in both the United States and Canada during 2025 and 2024, management concluded that these activities do not have materially different economic characteristics. Production activities across geographies generate comparable profit margins, are subject to similar cost structures (including production expenses and tax incentives), and serve the same customer base, primarily major studios and streaming platforms. While the geographic mix of productions varied between periods, these differences did not result in materially different risks or returns.

The Company utilizes centralized corporate and administrative functions, including executive oversight, financial management, and compliance, across all film productions. While individual productions may require localized personnel or project-specific equipment, these differences are operational in nature and do not materially affect the economic characteristics of the Company’s activities.

Based on these factors, management concluded that the Company’s film productions may be aggregated into a single reportable segment due to their similar economic characteristics, production processes, and customer base. Management also evaluated the quantitative thresholds for identifying additional reportable segments and determined that no individual film or group of films met the criteria for separate segment reporting. The Company will continue to reassess its segment reporting as its operations evolve.

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Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For our derivative financial instruments, the Company used a Black Scholes valuation model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within twelve (12) months of the balance sheet date.

Sensitivity Analysis

The fair value of derivative liabilities is sensitive to changes in key inputs:

●	Volatility: A 5% increase (decrease) in volatility would increase (decrease) the fair value by nominal amount.

●	Risk-Free Rate: A 50-basis point increase (decrease) in the risk-free interest rate would increase (decrease) the fair value by approximately $2,700.

The inputs used to calculate the derivative values are as follows:

	Years ended
	December 31,
	2025	2024
Stock price	$0.79 - 2.50	$0.79 - 2.50
Expected term	0.16 – 5	0.26 - 3.17
Expected average volatility	50%	66%
Expected dividend yield	-	-
Risk-free interest rate	3.47 - 4.16%	3.88 - 5.25%

The following table summarizes the changes in the derivative liabilities during the year ended December 31, 2025, and 2024:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Balance – January 1, 2024	$7,908,430
Addition of new derivatives recognized as warrants	277,578
Addition of new derivatives recognized as conversion feature	86,743
Loss on change in fair value of the derivative	201,422
Balance - December 31, 2024	$8,474,173
Addition of new derivatives recognized as warrants	444,126
Addition of new derivatives recognized as conversion feature	138,785
Gain on change in fair value of the derivative	(342,625)
Balance - December 31, 2025	$8,714,459

The aggregate loss on derivatives during the years ended December 31, 2025, and 2024 was as follows.

	Year ended	Year ended
	December 31,	December 31,
	2025	2024
Day 1 loss due to derivative liabilities	$582,912	364,321
Change in fair value of the derivative	(342,626)	201,422
	$240,286	$565,743

Earnings (Loss) Per Share

The Company computes basic and diluted earnings (loss) per share in accordance with ASC 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share reflects the potential dilution that could occur if stock options and other commitments to issue common shares were exercised or equity awards vest resulting in the issuance of common shares that could share in the earnings (loss) of the Company.

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BUSINESS

Company Overview

Ambitious Entertainment, Inc., incorporated in Nevada in September 2020, was founded to capitalize on the convergence of online influencers, emerging technologies, and global financing opportunities. Our team strategy focuses on developing film and television content designed for rapid sales, global scalability, and early monetization. We achieve this speed-to-market by forging strategic partnerships with viral creators (influencers) and combining them with what management considers to be established A-list talent, award-winning writers and directors, and top digital creators. We believe this approach allows our team to move decisively, often outpacing traditional studios in bringing compelling content to audiences worldwide. We believe we have identified significant opportunities emerging from the convergence of AI technology and new creator-driven platforms to capitalize on prevailing trends while bringing compelling content to audiences worldwide.

In 2024, as the legacy production services sector continued to contract, we identified major industry shifts driven by the rise of artificial intelligence and the increasing influence of digital creators as mainstream celebrities. Following this shift, we pivoted away from production services to focus on building proprietary content aligned with these trends. To strengthen market leadership and identity, we appointed veteran television executive Chris Philip (Executive Producer of Sherlock & Daughter, currently airing on The CW and HBO Max) as Chief Operating Officer, overseeing the Television Division.

We are actively developing and packaging projects with built-in social reach through collaborations with influencers. For example, we are currently developing a fully owned production, Cancel Me, a feature film that we intend to produce using AI technology through the whole production workflow and for marketing directly to the social media fanbase. To drive awareness and potential early monetization opportunities, the project is being developed with Adam Rose and is designed to leverage his online presence, which includes 2 million followers on Facebook, 6.8 million followers on TikTok, 6 million followers on YouTube, 8.1 million followers on Instagram, and 1.1 million followers on other platforms such as Twitter, Threads and LinkedIn as of December 31, 2025. Our strategy is to integrate development, packaging, marketing, and production into a more integrated AI driven ecosystem intended to maximize the value of our intellectual property beyond traditional film distribution, including social media marketing campaigns and ancillary online and physical products targeted to digital audiences.

In 2025, we further refined this transition by significantly slowing conventional film production activities and reallocating resources toward the development of our influencer-integrated content model, including the creation of distinct, themed film and television slates. This strategic shift contributed to reduced production volume during the year but was intended to reposition the Company around a cohesive, owner-driven slate strategy. We currently expect to begin launching our next film slate in the second quarter of 2026, alongside a new television slate, incorporating influencer-driven audience engagement, digital reach, and expanded monetization initiatives. There can be no assurance that this strategy will achieve its intended results.

As of December 31, 2025, our independent registered public accounting firm’s report on our financial statements includes an explanatory paragraph regarding our ability to continue as a going concern. The auditor noted that we have incurred recurring net losses, have an accumulated deficit, and will need to raise additional capital to support our operations. These conditions and events raise substantial doubt about our ability to continue as a going concern. We plan to fund our operations through equity financings, debt arrangements, and strategic partnerships; however, there can be no assurance that such funding will be available on acceptable terms, or at all.

Business Strategy

AI is projected to become a significant driver of the company’s revenue model such as international sales, versioning, and ancillary sales to fans. The company’s AI strategy aims to generate initial revenue through the release of films and television series across various U.S. outlets (including theatrical, broadcasting, cable and streaming), followed by the distribution of completed titles to foreign markets. Additional revenue sources include AI driven electronic sell-through (“EST”), which is expected to become a significant driver of our revenue model, as well as international sales, versioning, and ancillary sales to fans.

In addition to our owned and controlled content slate, we, from time to time, retain participation rights in third-party film projects that we have supported through either production services or financial contributions. These participations provide us with potential future upside beyond fixed service fees.

Under the terms of these arrangements, we are entitled to receive a contractually defined percentage of revenues once the projects generate overages, meaning revenues in excess of agreed recoupment thresholds such as production costs, distribution expenses, or investor returns.

This structure enables us to benefit from potential long-term revenue streams tied to the financial success of these films, even though we do not own the underlying intellectual property. While the magnitude and timing of such revenue are inherently uncertain and contingent upon commercial performance, our management views these participations as an additional source of potential future earnings that complements our strategy of transitioning to a full owner-producer model.

We are actively transitioning to an owner-producer business model. Under this model, all current projects are fully owned by us, with intellectual property rights secured for production. As of the date of this filing, we have packaged four television series, four feature films, and two documentary series, all owned by us and scheduled for development and production beginning in 2026.

For example, our upcoming comedy feature, Cancel Me, illustrates our intended AI supported release and monetization strategy. The Company intends to release the U.S. theatrical film upon completion of the project subsequent to the initial public offering using AI to support marketing and distribution. The planned theatrical release will initially include approximately 300 theaters, expanding to approximately 1,000 theaters over several weeks. We view the theatrical release as a lucrative opportunity since it initially offers a strong upside and future marketing advantages. Following the theatrical run, Cancel Me is expected to be distributed via AI supported EST, which we anticipate will represent a primary source of revenue as we receive a majority of the proceeds. The film is then intended to be licensed to a major streaming platform.

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Outside North America, we plan to market completed films to international distributors and pursue a long-term strategy of adapting our content for local markets as a franchise. In the case of Cancel Me, management intends to replicate the concept in the United Kingdom, India, and other territories.

We have also engaged WHTWRKS, a New York-based marketing firm, to secure approximately $500,000 in product integration commitments for Cancel Me, which will be received directly by us. In addition, we plan to leverage the fan base of the film’s cast through a dedicated marketing campaign, which management anticipates implementing prior to the commencement of principal photography.

This business strategy illustrates how our owner-producer model integrates multiple revenue streams, including theatrical exhibition, EST, streaming licensing, international distribution, franchising, sponsorships, and ancillary fan-related sales.

In addition to our internal capabilities, we benefit from the relationships and industry experience of our Chief Operating Officer, Chief Executive Officer, and Board members, which collectively provide meaningful direct access to leading streaming platforms, studios, and distributors worldwide. Management believes this access represents a key competitive advantage as we transition to an owner-producer model.

We are actively exploring potential future opportunities to enhance fan engagement and the overall fan experience in connection with influencer-driven content. This includes preliminary discussions with various companies and executives regarding the potential use of digital assets to deliver unique fan experiences by offering exclusive content. These discussions are exploratory in nature and are limited to non-financial fan engagement concepts. They are intended solely to test ideas and assess fan response to marketing communications and engagement strategies, and do not involve financial transactions, investment opportunities, or participatory investment activities.

In the long term, we envision a potential model in which content could be financed and distributed directly to fans, bypassing traditional studios, EST, or streaming channels. This concept remains at a preliminary stage, and we have not yet determined whether or when such a model may be implemented.

●	Leadership Relationships:

● Kirk Shaw (Chief Executive Officer, Film) has produced more than 250 feature films and brings long-standing relationships with U.S. and international distributors across both theatrical and digital markets.

● Chris Philip (Chief Operating Officer, Television) leverages extensive television industry experience and active relationships with major streamers. Through his prior role, Mr. Philip was directly involved in the development and launch of Sherlock and Daughter, currently airing on The CW and HBO Max.

●	Board-Level Access Support:

We have also strengthened our ability to access global buyers through our Board nominees. The involvement of Mr. Philip, Mr. Shaw, and the Board provides Ambitious with direct pathways to present content to all major streaming services. This network enhances our ability to secure distribution agreements for both current projects (Cancel Me and Tehk City) as well as future productions.

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The Ambitious Model Reduces Risk

●	Content marketing accelerator: Merges traditional and digital media.
●	Maximizes efficiency: influencer promotion boosts reach without ad spend.
●	Keeps costs low: Utilizes tax incentives and traditional pre-sales when advantageous.
●	Innovative tech: Avoids outdated studio models with large upfront investments.
●	Global content strategy: Unlocks multiple global revenue streams.
●	Lean, high-margin model: Focused on profitability and scalability from day one.

Key Growth Strategies

●	Strategic growth through commercial genre and prestige films.
●	Expansion into projects in collaboration with influencers.
●	Triple-path distribution: theatrical, streaming, and social-first marketing.
●	Launching Halloween-themed horror films integrated with TikTok Shop merchandise.
●	Collaborations with top horror influencers, as per management’s assessment, and live shopping streams.
●	Community-led development enabling fans to vote, invest, and participate in greenlighting.
●	Launching a short-form content division producing monetized content for TikTok and YouTube.
●	Turning casual viewers into subscribers and micro-investors.
●	Strategic growth through commercial genre and prestige films.

Artificial Intelligence Platform

Looking to the very near future, we expect that technology, particularly Artificial Intelligence (AI), will be a cornerstone of our overall production strategy and operational efficiency. The emphasis on AI reflects our team’s ongoing efforts to integrate new technology across development, production, and post-production workflows with the goal of improving efficiency, reducing costs, and enhancing creative decision-making. We believe AI allows a company to truly support a creator’s vision by implementing production cost savings and offering new direct to consumer distribution options.

While development remains ongoing and implementation timelines may evolve, the team believes this initiative is positioned to strengthen our competitive position and support scalable growth across our owned and controlled content slate. We are starting with investment in AI-enabled production-management software that integrates best-in-class AI tools from script breakdown through production and delivery, aiming to reduce below-the-line costs by approximately 20%. This includes AI-supported pre-production software for rapid script analysis, virtual location scouting, and automated shot list generation to reduce planning time. During production, AI implements machine learning algorithms to monitor in real-time and forecast costs to optimize resource allocation. In post-production, AI will support our VFX and automation directly through new tools for rotoscoping, background rendering, and color grading to cut VFX costs while maintaining or surpassing prior creative quality.

We have dedicated two years of R&D into AI, actively defining significant opportunities targeting formal integration by Q3 2026. Our upcoming film Cancel Me already serves as a proof-of-concept, validating the AI-driven pre-production pipeline to reduce expenses and enhance creativity. These scalable savings are expected to translate to broader margins across all future productions. Once proven internally, the company’s AI software becomes a marketable commodity for sale or as an ongoing subscription service to other producers and production companies. This creates an additional revenue stream.

Influencers as Partners

The evolving creator economy presents a particularly compelling opportunity for us. Audiences are increasingly engaging with content directly from personalities they trust, bypassing traditional gatekeepers. This shift is not just cultural; it’s proving highly lucrative. A prime example is the film Iron Lung, produced for approximately $3 million based on a game made by a prominent online creator. According to NBC News and IMDB, Iron Lung has generated an impressive $46.5 million in revenue from self-distribution online, demonstrating the powerful economic model inherent in influencer-driven content. We intend to use the marketing power of these influencers to market direct to consumer and share significant profit with them. We are actively developing strategies that parallel and amplify this successful approach, building scalable media production and distribution models around authentic creator partnerships.

We bridge the gap between viral digital creators and mainstream media, offering influencers a clear path from social platforms into film, streaming, and television. While the past decade celebrated the rise of influencers, most lack experience in production and IP, which is where we step in as the creative and strategic partner they’ve been waiting for.

We empower influencers to co-create and co-own original IP, turning them into executive producers who not only star in content but also promote it to millions. With built-in reach, our projects skip traditional marketing cycles and massive ad budgets; our IP stories spread organically through trusted voices.

Unlike traditional series that spend millions on marketing to attract tens of thousands of viewers, our influencer partners achieve millions of views with just a phone, a wall, and a mic. Fans trust their favorite creators far more than conventional advertisements.

Our partner Adam Rose, for example, generates millions of views per post on Instagram, Facebook, and YouTube. Alongside Adam, we are working with a slate of top-tier influencers to co-develop culturally resonant stories that match their voice and audience, transforming every project into a launchpad with viral potential and built-in promotion.

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Cancel Me – Shooting September 2026 for a 2027 Theatrical Release

Cancel Me is our upcoming social media influencer comedy developed with viral sensation Adam Rose, who brings his 24 million followers to the project. He is joined by six mega influencers with a combined reach of over 450 million impressions. Even before production begins, we anticipate the film will generate major buzz, brand interest, and fan engagement.

This film exemplifies our model of building high-potential IP that management believes can deliver outsized returns as a smart, culturally relevant comedy with wide audience appeal. We also plan to franchise the concept globally, adapting it into multiple languages using local influencers to extend reach and impact.

Designed as both a movie and a digital event, Cancel Me unlocks new revenue streams through sponsorships, merchandise, and viral campaigns. It is built to scale and monetize from day one, and that is just the beginning.

Multiple New Revenue Streams

In addition to traditional revenues from development, production, and distribution fees, viral-driven films like Cancel Me unlock powerful new monetization opportunities including merchandise, triple distribution (theatrical, streaming, digital), global franchising with local adaptations, social media-driven marketing, brand collaborations (e.g., coffee partnerships), IP-based products such as toys and collectibles, token-based transactions enabling direct fan purchases and micro-investments, fan engagement perks (early access, content participation, set visits), subscription models for behind-the-scenes access, and revenue sharing reinvested to fund new projects.

Each IP thus becomes a multi-lane highway for revenue: fast to market, global in reach, and built to scale. This is how we redefine the meaning of a “hit”.

Influencer-Driven Financing & Distribution Strategy

We are launching a dedicated division to unlock new financing and distribution opportunities through partnerships with whom management considers to be top online influencers. These creators routinely reach audiences rivalling or exceeding those of the highest-rated U.S. TV programs while remaining an underutilized force in long-form content monetization.

For context, while the 2025 Super Bowl and Oscars attracted 127.7 million and 19.5 million viewers respectively, according to Variety Magazine, leading influencers engage comparable or larger audiences weekly.

We will allocate part of our capital to build long-term partnerships with major platforms like TikTok, Instagram, and X, aiming to co-develop branded content, secure distribution deals, and premiere original projects directly on these platforms. Additionally, we plan to franchise content globally by collaborating with influencers in different languages and regions.

Multi-Platform Monetization Strategy (with Micro-Dramas)

Our monetization approach is structured around sequential distribution windows designed to maximize revenue potential for each project, including traditional films and television series, as well as short-form, mobile-first content such as micro-dramas (also referred to as vertical dramas).

According to third-party industry research from Media Partners Asia (The Micro-Drama Economy), the global micro-drama market outside China generated approximately $1.4 billion in revenue in 2024 and is estimated to reach approximately $9.5 billion by 2030, representing a compound annual growth rate of approximately 28.4%. The report further indicates that the United States accounted for approximately $819 million of revenue in 2024 and may grow to approximately $3.8 billion by 2030.

We intend to develop and distribute micro-drama content as part of our multi-platform strategy, leveraging digital-first marketing, influencer collaboration, and pay-as-you-watch subscription models. Management believes this format allows for faster content release cycles, rapid audience engagement, and scalability across global markets.

Recent Productions

The projects discussed below demonstrate a range of strategically planned releases.

All My Friends are Dead

Ambitious’ 2024 release All My Friends are Dead highlights the model for influencer-driven digital releases. It starts with compelling, timely creative in a marketable niche. In this case, it is a revenge-based slasher horror story where a group of college friends are hunted at a music festival after cyberbullying their peer. A prominent influencer is attached to amplify reach. Capitalizing on this influence and on the heels of its success at the 2024 Tribeca Film Festival, the film was released in select U.S. theaters and across major digital platforms within 2 months of the Tribeca Film Festival.

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Cancel Me - Production Starts 2026

Cancel Me is an ambitious satirical comedy currently in development and intended to be financed and produced following the completion of our initial public offering. Designed for digitally native audiences, the film explores the absurdities of internet fame and cancel culture. The story follows an anxiety-ridden recluse who accidentally becomes a viral social media sensation. Thrust into a spotlight he never sought, he spirals as his every move is scrutinized by millions online. In an attempt to escape his newfound notoriety, he devises an outrageous plan to sabotage his own fame—only to discover that going viral for all the wrong reasons is still going viral. We intend to attach a major social media influencer to extend the film’s reach and cultural relevance. If produced, Cancel Me is expected to appeal to both comedy audiences and viewers drawn to timely social commentary. Production, casting, festival strategy, and distribution timing have not yet been finalized and will depend on the Company’s financing and production schedule following the IPO.

Sundown Town – Production Starts 2026

Written by Moses Lassiter, Sundown Town follows a Black Civil War veteran and his family as they journey west in search of freedom—but find themselves trapped in a town where the American dream rots in the shadows. Beneath its quiet facade, white townsfolk hide a monstrous secret: they are vampires who feast on Black blood. With the help of a Native American outcast who knows the land’s darker history, the family must outwit the predators and reclaim their future. Sundown Town blends slow-burn tension with supernatural threat in a uniquely American horror tale.

Operation Gladio: The Unholy Alliance Between the Vatican, the CIA, and the Mafia – Production Starts 2026

Written by Nick Torokvei, Operation Gladio is set in the shadowy aftermath of World War II and follows a covert alliance between the CIA, the Vatican, and the Sicilian and American mafias as they wage a clandestine campaign to stop the spread of communism in Europe—by any means necessary. Against the fractured backdrop of postwar Italy and France, the story unfolds like a ticking time bomb: assassinations masked as accidents, secret armies hidden in plain sight, and democratic governments manipulated like puppets. A conspiracy thriller rooted in historical truth, Operation Gladio explores a world where the line between liberation and occupation is drawn in blood.

Tehk City – Production Starts 2026

Starring Snoop Dogg, Ice-T, Busta Rhymes, and Arabian Prince, Tehk City is an animated series set in a lawless experimental city sealed off from the outside world, where power is currency and survival is never guaranteed. As competing factions battle for control, a ruthless mayor tries to maintain order, but the rise of an experimental drug threatens to upend the fragile balance. Tehk City is a gritty, stylized crime saga where every alliance is a gamble—and the house always plays dirty.

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Austin Grant from Scotland Yard – Production Starts 2026

Created by Scott Shepherd and produced by Daniel Pyne, this scripted series follows Scotland Yard detective Austin Grant, who is weeks away from retirement when he is pulled into a chilling case involving a string of murders inspired by the Ten Commandments. The investigation leads him from London to Atlanta, where he teams up with a headstrong local detective and is unexpectedly reunited with his estranged daughter, an investigative journalist covering the case.

The Seed – Production Starts 2026

Created by Matt Nix and produced by Alfredo Barrios Jr., The Seed is a scripted series that begins when a meteorite crashes to Earth, unleashing an invisible alien force that quietly begins to alter biological life. As supernatural phenomena ripple across the globe, a scientist, a CIA analyst, and a Russian agent—with personal ties to a similar event a decade earlier—uncover a buried history of contact suggesting this is not humanity’s first encounter. A slow-burn, international invasion thriller, the series fuses grounded geopolitical suspense with haunting elements of magical realism, reimagining first contact not as an attack, but as an evolution.

Bling – Production Starts 2026

Created by Jim Manos, Bling is a scripted series set in the glittering underworld of New York’s counterfeit luxury scene. The story follows a brilliant hustler who balances family life, evades organized crime factions and the feds, and dominates the market in high-end knockoffs—until the very brands he has been scamming come calling with an offer that could change everything or end it all.

Act of God - Production Starts 2027

Following a catastrophic explosion on a Los Angeles metro train, a brilliant but tormented corporate lawyer, who is haunted by personal loss, makes the audacious argument the metro crash was an act of God to defend his company, NeoTrak. Meanwhile, a ruthless news executive fuels a terrorist narrative for ratings while a cunning mayor seizes the tragedy to bolster his political ambitions. Their clashing agendas ignite a high-stakes battle over the truth, where secrets unravel and motives collide in a city on edge. Down on the streets, a disgraced detective makes a chilling discovery about one of the people who died on the train.

Women of Illusion – Production Starts 2026

Hosted by Chris Angell, Women of Illusion is a documentary series that uncovers how cunning women throughout history, from Cold War spies to medieval power players, have used deception to reshape the course of events.

TIC – Production Starts 2026

Featuring Billy Eilish, Tim Howard, Lewis Capaldi, and Baylen Dupree, TIC is a documentary feature that offers an intimate, character-driven look into the lives of four individuals living with Tourette’s Syndrome. Through raw honesty, vulnerability, and unexpected humor, the film explores the daily challenges, quiet triumphs, and complex beauty of navigating a condition that is still widely misunderstood. TIC reveals how Tourette’s can be both a burden and a hidden gift.

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Guns of Redemption – Completed Production 2025

Guns of Redemption is a gritty, high-stakes Western that explores the cost of escape from a violent past. The story follows a scarred and battle-weary gunslinger who has tried to walk away from a life defined by bloodshed. But when a brutal ambush leaves him near death, he’s forced to strap on his guns one last time for a final mission of reckoning. Set against the unforgiving backdrop of the American frontier, Guns of Redemption is a story of survival, justice, and the thin line between vengeance and redemption. With a moody tone and cinematic intensity, the film brings classic Western grit into a modern narrative of inner conflict and ultimate sacrifice.

Gunslingers – Completed Production 2025

Directed and written by Brian Skiba, Gunslingers is a gritty, character-driven Western set in the lawless frontier town of Redemption. The story follows Keller, a reformed gunslinger, and Ben, a volatile genius, as they seek inner peace under the guidance of enigmatic spiritual leader Jericho. But as the men attempt to reconcile with their violent pasts, the fragile calm is shattered by vengeance, forcing them to choose between the peace they have found and the bloodshed they left behind. Starring Stephen Dorff, Heather Graham, and Nicolas Cage, Gunslingers explores themes of redemption, loyalty, and the high price of justice in a world where the past never stays buried.

In addition to the above, the Company has also completed and scheduled the release of Viper (expected April 2026).

Why Investors Choose Ambitious

We believe Ambitious Entertainment is driven by a world-class producing team and advisory board with a proven history of identifying and monetizing over a billion dollars in IP for industry leaders like CBC, NBC, and CW. Now united under one vision, this elite team is focused on creating the next generation of hit franchises with global appeal and lasting impact.

By pioneering cutting-edge technologies and innovative distribution models, Ambitious doesn’t just aim to compete with the traditional studio system—we aim to redefine it. Our approach aims to unlock new revenue streams and expand market reach beyond conventional access.

We have secured IP and are on track to launch multiple series and films in 2026. With full funding, Ambitious is uniquely positioned to scale rapidly, driving exponential growth and delivering unmatched value through our expertise in IP acquisition, development, and monetization. This is why investors choose Ambitious—to be at the forefront of the future of entertainment. We have secured premium IP and are on track to launch multiple new series and films in 2026.

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Divisions Overview

Feature Film

The Film division is central to our growth strategy, guided by a clear desire to establish a distinct and respected position in the market. We are encouraged by the successful models of companies like A24 and Neon, known for their consistent curation of high-quality, compelling stories. Our goal is to build a similar reputation for excellence, focusing on commercially viable films with strong artistic merit through a themed production slate. To achieve this efficiently and mitigate financial risk, we employ a strategic slate production process. This involves identifying groups of projects with complementary commercial appeal, packaging them together, and marketing these as cohesive similarly themed units. This method allows us to create a systematic pipeline of market-ready films, series, and documentaries, enabling resource allocation across multiple projects rather than relying on the uncertain outcome of individual productions. This approach significantly reduces per-project risk and accelerates our economy of scale.

Supporting this slate strategy, we are actively pursuing key partnerships. This includes developing relationships with established domestic distributors and specialized financing partners. These collaborations are designed to provide the necessary resources and creative freedom to produce films that embody the quality and distinctiveness associated with leading independent studios. Following this offering, we plan to initiate specific slate partnerships that combine distributor backing with dedicated funds, empowering us to consistently develop and produce these higher-caliber projects. Our production strategy also integrates our core competency in influencer engagement and emerging distribution channels. Currently, our development pipeline is robust, with ten films actively preparing for production and delivery in 2026. We have already premiered a recent theatrical release and currently have one feature film, Cancel Me, greenlit for immediate production starting in 2026.

TV Division

Cost-conscious productions, mitigating risk from global pre-sales and attaching influencers as marketing partners bringing their power to help negotiate better deals resulting in additional direct to consumer revenue.

The team will leverage deep industry experience to cultivate strong, ongoing relationships with major networks and streamers. This foundation allows us to quickly adapt original intellectual property (IP) for diverse audiences across online platforms and traditional broadcast in North America and worldwide. We are also strategically focused on developing scalable series franchises with inherent global appeal by actively targeting key international markets. This strong commitment to franchising IP ensures our content resonates across borders and for years to come. To achieve this vision, we have established a robust development pipeline featuring TV series designed for both domestic impact and international scalability, whether streamed or broadcast online. Already in the pipeline are series from creators/writers on Burn Notice, Dexter, Sopranos, Bosch, Designated Survivor. Chief Operating Officer Chris Philip has produced series for Amazon, HBO Max, CW, Netflix, NBC and SyFy.

Docu-series Division

We actively develop and sell premium documentary series that tap into cultural conversations, untold stories, and compelling characters. Partnering with experienced filmmakers and streaming platforms, we create story-driven nonfiction content with global appeal and multi-platform potential to inform, entertain, and impact. We have developed five documentary series, including Snowblind and the Murder Behind the Cotton Club Movie.

Industry Overview

Global Growth Trends

The global media and entertainment industry is undergoing rapid transformation and expansion. According to market analysts, the sector is projected to grow at a compound annual growth rate (CAGR) of 20.4% between 2024 and 2027. This growth is driven by:

●	The proliferation of streaming platforms and mobile-first entertainment.
●	Global demand for localized and original content.
●	Expansion of internet access and connected devices, especially in emerging markets.

This dynamic growth underscores the long-term value of IP creation and content ownership, as streaming services have overtaken traditional Pay TV.

As highlighted below, recent media reports support continued market growth:

Global Streaming Market & Media Industry Projections

●	The global video streaming market is projected to reach $184.3 billion by 2027, growing at a CAGR of 20.4% from 2020 to 2027. (Businesswire, https://www.businesswire.com/news/home/20200515005420/en/Global-Video-Streaming-Market-Forecast-to-Reach-USD-184.3-Billion-by-2027-Registering-a-CAGR-of-20.4—ResearchAndMarkets.com)
●	The broader global entertainment & media (E&M) industry is expected to grow at a CAGR of 3.7%, reaching approximately $3.5 trillion by 2029. (TV Tech, https://www.tvtechnology.com/news/study-global-m-and-e-industry-revenue-to-hit-usd3-5-trillion-by-2029)

U.S. Streaming & Pay TV Adoption

●	In 2021, for the first time, a higher share of U.S. households subscribed to streaming (69%) than to traditional pay TV (65%). (Tinuiti, https://tinuiti.com/blog/ott-ads/streaming-video-statistics/)
●	As of 2025, approximately 83% of U.S. households have at least one streaming service, which aligns with the broader data showing high subscription video-on-demand (SVOD) penetration. (Exploding Topics, https://explodingtopics.com/blog/video-streaming-stats)

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Content Spending Estimates:

Netflix (We have had three of our movies distributed on Netflix)

●	Netflix plans to spend approximately $18 billion on content in 2025, up from $16.2 billion the prior year. (The Verge, https://www.theverge.com/news/626102/netflix-18-billion-content-spending)

Amazon (We have had three of our movies distributed on Amazon)

●	In 2023, Amazon’s content spending, which includes video and music, increased 14% to $18.9 billion. (Cord Cutters News, https://cordcuttersnews.com/amazon-spent-almost-19-billion-on-content-in-2023)
●	For 2024, The Information reported that Amazon’s total budget, which includes originals, licensed content, and live sports, was approximately $7 billion. (Reuters, https://www.reuters.com/business/media-telecom/amazon-prime-video-shifts-focus-live-sports-boost-profits-information-reports-2025-01-24/)

Platform Estimated Spend in 2024

●	Netflix: $16 billion (Variety, 2024)
●	Amazon: $7 billion (excludes MGM/live sports) (The Information via Reuters, 2024)
●	Hulu: $3 billion (eMarketer, Insider Intelligence, 2024)
●	HBO Max: $1 billion (Warner Bros. Discovery earnings call, Q1 2024)

In 2023, Amazon’s total content spend, including Prime Video, MGM, Freevee, and live sports, was approximately $18.9 billion.3 As of 2025, Netflix’s content spending increased to approximately $18 billion.4 The shift toward ad-supported content (AVOD) means platforms are more open to lower-cost, high-return content formats: short-form, docuseries, and lower-budget scripted fare.

Management’s expectations are based in part on industry reports and the Company’s analysis of market trends.

Competition

The film and television industry is intensely competitive and rapidly evolving, driven by technology, shifting viewer habits, and global demand.

Major studios like Disney, Universal, and Warner Bros. dominate with vast IP libraries, global marketing power, and established distribution. Streaming platforms have become central to content distribution, with Netflix leading and reporting over 260 million subscribers and an estimated content budget of approximately $18 billion in 20255, Amazon Prime Video’s content budget was estimated at over $7 billion for 20246. Other major platforms include Disney+, Hulu, HBO Max, Apple TV, among others. These services are backed by advanced data analytics, personalization, and ecosystem control. The growth in ad-supported video-on-demand (AVOD) and free ad-supported streaming television (FAST) services has added further fragmentation and pricing pressure.

3 The Wrap, “Amazon’s 2023 Content Spend,” available at https://www.thewrap.com/amazon-content-spend-2023.

4The Verge, “Netflix’s plan to spend around $18 billion on content this year,” https://www.theverge.com/news/626102/netflix-18-billion-content-spending.

5The Verge, “Netflix to Spend $18 Billion on Content in 2023,” available at https://www.theverge.com/news/626102/netflix-18-billion-content-spending.

6Reuters, “Amazon Prime Video Shifts Focus to Live Sports to Boost Profits,” available at https://www.reuters.com/business/media-telecom/amazon-prime-video-shifts-focus-live-sports-boost-profits-information-reports-2025-01-24/.

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Most competitors are larger, better funded, and vertically integrated, with access to top talent and global reach. Independent companies like ours compete by focusing on:

●	Original storytelling and unique IP
●	Niche audiences and partnerships
●	Agile production and creative financing

In today’s landscape, success depends not just on content but on our ability to adapt, market smartly, and form strategic alliances across streaming and theatrical platforms.

The Company’s strategic model includes attaching influencers as producers to select projects, enabling a direct-to-consumer promotional approach and reducing reliance on traditional advertising. This model capitalizes on the influencers’ established audiences to drive early awareness, engagement, and monetization of content. According to a 2024 Nielsen Influence Marketing Report, approximately 92% of consumers trust influencer recommendations over traditional advertising, and influencer-led campaigns generate up to 11 times the return on investment compared to standard digital media buys. The Company believes this strategy provides a competitive advantage by creating organic demand, lowering customer acquisition costs, and enhancing the visibility and commercial success of its premium content.

Our Competitive Advantage

Story to Screen IP Pipeline

Our competitive advantage lies in knowing how to develop and package IP into scalable, high-demand content with viral market value.

Ambitious secures who we believe to be top-tier creative talent, including popular online influencers, to develop fully market-ready pitch packages—complete with scripts and director’s visions—positioned for rapid sale and production. Some projects arrive with a showrunner attached, similar to how Dexter was developed. For others, Ambitious hand-selects the ideal showrunner and director to bring the concept and characters to life. Our team then crafts compelling pitch decks that showcase the creative vision and commercial potential.

These packages are actively pitched in one-on-one meetings with streamers and studios, aiming for direct sales or co-production deals. Upon sale, Ambitious recoups development costs and earns additional fees for production, distribution, and backend profits.

Most capital raised will be directed toward acquiring and developing multiple new IPs into high-value, pitch-ready packages. For high-return opportunities selected by the team and advisory board, Ambitious will fully produce and distribute these projects in-house to maximize profit.

Team

Kirk Shaw – Chief Executive Officer

With over 30 years of experience, Kirk has produced more than 270 feature films and TV series. He has served as CEO and board member of multiple public companies and remains a driving force in independent film and television. A key player behind The Hurt Locker and founder of Insight Studios—Canada’s largest indie production house—Kirk brings global reach and hands-on leadership to every project.

Chris Philip – Chief Operating Officer

A seasoned global entertainment executive, Chris has produced acclaimed series including Sherlock and Daughter and Departure. A Golden Palm winner at the Beverly Hills Film Festival, he formerly served as VP of NBC Universal International, leading worldwide TV and film distribution. His career includes senior roles at Televisa USA, Power TV (London), Electus-Engine, and co-founding Engine Entertainment.

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George Furla – Executive Producer

With a 30-year career and over 100 films produced, George is known for major films like Rambo, Lone Survivor, and Escape Plan.

Recent Developments

Bridge Financing

In April 2026, the Company entered into four Securities Purchase Agreements with accredited investors pursuant to which the Company agreed to sell an aggregate of thirteen (13) Units (the “Bridge Financing”). Each Unit is priced at $32,000 and consists of (i) 10,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share, and (ii) warrants to purchase 10,000 shares of the Company’s common stock at an exercise price set forth in the warrant with a term of three years from the date of issuance.

The Company received $96,000 in cash from the sale of three (3) Units. In addition, an existing note holder, Roots Properties Inc., used $320,000 of outstanding principal under a note payable to purchase ten (10) Units, which was accounted for as a non-cash financing transaction and resulted in a corresponding reduction of the Company’s indebtedness.

Three of the investors in the Bridge Financing are adult children of Kirk Shaw, the Company’s Chief Executive Officer. In addition, Roots Properties Inc. is an entity for which Mr. Shaw serves as President. Accordingly, these transactions constitute related party transactions.

The securities issued in the Bridge Financing were offered and sold in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof and Rule 506(b) of Regulation D promulgated thereunder, as transactions not involving a public offering. The investors have represented that they are accredited investors as defined in Rule 501 of Regulation D.

A&G Entertainment Limited

On January 5, 2026, we, together with Gamma Interactive Inc. (“Gamma Interactive”), formed A&G Entertainment Limited (“A&G”), a Hong Kong corporation. Gamma interactive is a production and technology company incorporated in Delaware in 2017 focused on next-generation content and software development across gaming, extended reality (XR), mobile and web applications and Web 3.0 technologies. We acquired 55% of the issued and outstanding shares of A&G and Gamma Interactive acquired the remaining 45%, each at a price of HK$1.00 per share. We believe that the formation of this company with Gamma Interactive will enhance our capabilities in immersive entertainment, interactive media production, and global business development opportunities.

Intellectual Property

As a general practice, we will rely upon patent, copyright, trademark, and trade secret laws to protect and maintain our proprietary rights for our products. There are no inherent factors or circumstances associated with this industry, or any of the products or services that we expect to be providing that would give rise to any patent, trademark, or license infringements or violations. We have not entered into any franchise agreements or other contracts that have created or could create obligations or concessions. Our web domain and IP address, as well as company information, will be protected by our domain host. We do not own, either legally or beneficially, any patents or trademarks.

Rights to motion pictures are granted legal protection under the copyright laws of the United States and most foreign countries, including Canada. These laws provide substantial civil and criminal penalties for unauthorized duplication and exhibition of motion pictures. Motion pictures, musical works, sound recordings, artwork, and still photography are separately subject to copyright under most copyright laws. We plan to take appropriate and reasonable measures to secure, protect, and maintain copyright protection for all our products under the laws of the applicable jurisdictions. Motion picture piracy is an industry-wide problem.

Under the copyright laws of Canada and the United States, copyright in a motion picture is automatically secured when the work is created and “fixed” in a copy. We intend to register our films for copyright with both the Canadian Copyright Office and the United States Copyright Office. Both offices will register claims to copyright and issue certificates of registration, but neither will “grant” or “issue” copyrights. Only the expression (camera work, dialogue, sounds, etc.) fixed in a motion picture can be protected under copyright. Copyright in both Canada and the United States does not cover the idea or concept behind the work, or any characters portrayed in the work. Registration with the appropriate office establishes a public record of the copyright claim.

Ordinarily, a number of individuals contribute authorship to a motion picture, including the writer, director, producer, camera operator, editor, and others. Under the laws of both the United States and Canada, these individuals are not always considered the “authors,” however, because a motion picture is frequently a “work made for hire.” In the case of a work made for hire, the employer, not the individuals who actually created the work, is considered the author for copyright purposes. We intend for all our films to be works made for hire in which we will be the authors and thereby own the copyright to our films.

Canada’s copyright law is distinguished from that of the United States by recognizing the moral rights of authors. Moral rights refer to the rights of authors to have their names associated with their work, and the right to not have their work distorted, mutilated, or otherwise modified, or used in association with a product, service, cause, or institution in a way that is prejudicial to their honor or reputation. Moral rights cannot be sold or transferred, but they can be waived. We intend that all individuals who contribute to the creation of any of our motion pictures will be required to waive any such moral rights that they may have in the motion picture.

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For copyright purposes, publication of a motion picture takes place when one or more copies are distributed to the public by sale, rental, lease, or lending. Publication also refers to an offering made to distribute copies to a group of persons (wholesalers, retailers, broadcasters, motion picture distributors, and the like), for purposes of further distribution or public performance. A work that is created (fixed in tangible form for the first time) on or after January 1, 1978, is automatically protected from the moment of its creation. The work is ordinarily given a term enduring for the author’s life plus an additional 70 years after the author’s death. For works made for hire, the duration of copyright will be 95 years from publication or 120 years from creation, whichever is shorter.

Although we plan to copyright all of our film properties and projects, there is no practical protection from films being copied by others without payment to us, especially overseas. We may lose an indeterminate amount of revenue due to motion picture piracy. Being a small company with limited resources, it will be difficult, if not impossible, to pursue remedies. Motion picture piracy is an international as well as a domestic problem. It is extensive in many parts of the world.

Government Regulation

The cost of producing and distributing filmed entertainment has increased substantially in recent years, in part due to the demands of creative talent as well as industry-wide collective bargaining agreements. Many screenplay writers, performers, directors, and technical personnel in the entertainment industry are members of guilds or unions that bargain collectively on an industry-wide basis. Actions by these guilds or unions can result in increased production costs and may occasionally disrupt production operations. If such actions impede our ability to operate or complete a motion picture, they may substantially harm our ability to earn revenue.

We have engaged both union and non-union talent and crew, depending on the project and jurisdiction of production.

●	Union Talent. To date, we have utilized unionized actors primarily under agreements with the Screen Actors Guild–American Federation of Television and Radio Artists (“SAG-AFTRA”) in the United States and the Union of British Columbia Performers (“UBCP”) in Canada. For example, All My Friends Are Dead was produced with unionized actors under SAG-AFTRA/UBCP and was also covered under Directors Guild of America (“DGA”) agreements for director services.

●	Union Crew. Certain projects have engaged unionized crews. For instance, the production Fate was produced under agreements with the International Alliance of Theatrical Stage Employees (“IATSE”) and the Directors Guild of Canada (“DGC”).

●	Non-Union Crews. Other productions have been staffed with non-union crews, depending on budget, location, and financing structure. These arrangements can provide cost flexibility while still maintaining professional production standards.

We evaluate union versus non-union engagement on a project-by-project basis, taking into account budget, location, financing, and distribution requirements. As we transition to an owner-producer model and scale larger productions, management anticipates increased reliance on unionized talent and crew in order to meet distributor, streamer, and guild compliance requirements.

We are also subject to state and federal workplace laws and disclosure obligations, including those enforced by the U.S. Occupational Safety and Health Administration and similar state organizations. Our operations will depend on compliance with collective bargaining agreements and applicable labor laws. Strikes or other work stoppages by members of these unions could delay or disrupt our activities, and the extent to which future collective bargaining agreements may affect our business is not currently known.

In addition, with regard to digital content developed for children, we are subject to a variety of laws and regulations, including the U.S. Children’s Online Privacy Protection Act and the rules promulgated by the U.S. Federal Trade Commission thereunder (“COPPA”). COPPA imposes restrictions on what website operators can present to children under the age of 13 and what information can be collected from them.

Our business operations are based in the United States, and we intend to establish a physical office in Los Angeles, California, with an opening targeted after the offering. A preferred office location has been identified, and our management is in the process of finalizing lease arrangements. Establishing a permanent Los Angeles presence is expected to strengthen our direct accessibility to major studios, streaming platforms, financiers, and creative talent.

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Although Chief Executive Officer Kirk Shaw maintains his family residence in Vancouver, British Columbia, all of our business operations are conducted in the United States. The Los Angeles office will serve as our primary corporate headquarters and hub for content development, production, and distribution activities.

We utilize available tax credits and incentives for each project it produces, whether the production occurs in Canada, the United States, or other jurisdictions. The calculation and structure of these benefits vary by jurisdiction, as each region has its own rules and programs designed to support film and television production.

A key element in maximizing these benefits is the engagement of “above-the-line” talent, including lead actors, directors, and key creative personnel. By securing recognized talent in lead roles, we often ensure eligibility for higher credit levels under both Canadian, U.S. state, and foreign tax incentive programs. Our management actively evaluates each production’s creative team and location to optimize available credits while maintaining production quality.

These tax credit strategies contribute to cost efficiency, enhance project profitability, and support our ability to finance and produce content within budget while retaining ownership of intellectual property. For example, in connection with the upcoming feature film Cancel Me, our management has conducted preliminary research on three potential production locations—Colombia, Kentucky, and New Jersey—each offering different tax credit structures and incentives. As of April 1, 2026, no final decision has been made regarding the location of principal photography. We are analyzing tax credit benefits, labor rates, crew availability, and logistics in order to select the most advantageous jurisdiction.

A production location will be chosen prior to the commencement of principal photography, and we intend to apply the applicable tax credits to reduce net production costs, consistent with its overall owner-producer strategy.

Employees

As of April 1, 2026, we had no employees. We utilize consultants in the ordinary course of our business in connection with the production of digital media projects or motion pictures.

Legal Proceedings

We are not a party to any legal proceedings that could have a material adverse effect on our business, financial condition, or operating results. Further, to the Company’s knowledge, no such proceedings have been threatened against the Company. However, from time to time, we may be subject to various legal proceedings and claims that are routine and incidental to our business. Management believes that the final disposition of such matters will not have a material adverse effect on our business, financial position, results of operations, or cash flows.

Properties

We do not own any real property. However, we lease 150 square feet of office space located at 207 - 744 Hastings Street W, Vancouver, British Columbia V6C 1A5, on a month-to-month basis for a monthly rate of approximately CAD1,000. We believe that our facilities are adequate for our current needs and that suitable additional or substitute space would be available if needed.

Corporate Information

Our principal executive offices are located at 112 W 6th Avenue, Vancouver, British Columbia V5Y 1K6, Canada. Our telephone number is (604) 218-3374. The address of our website is www.ambitious.tv. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our directors and executive officers.

Name	Age	Position(s)
Kirk Shaw	69	Chief Executive Officer and Director
Chris Philip	58	Chief Operating Officer
Adam Berk	48	Independent Director Nominee
Lucy Chua (Chuyun Chen)	42	Independent Director Nominee
Patricio Rabuffetti	67	Independent Director Nominee
Owen May	67	Independent Director Nominee
Ben Silverman	55	Independent Director Nominee

Executive Officers and Directors

Kirk Shaw

Mr. Shaw combines over 30 years of experience in the film and television industry senior management following a career as a media entrepreneur and producer. Previously, he had been involved in three companies in the entertainment industry, holding positions including Chief Executive Officer, Executive Producer, and Founder.

From 2017 through 2021, Kirk Shaw was the Chief Executive Officer for Wonderfilm Media Corporation, a global content development and financing company. From 2010 to 2017, he was Chief Executive Officer for Odyssey Media Inc., a company involved in film and television production. From 2000 to 2010, he was Founder and Executive Producer of Insight Film Studios, a Canadian-based production company that focused on independent film and television projects.

Kirk Shaw is also currently a director of Roots Properties Inc. and Infinito Gold, Ltd.

He has a diploma in journalism from Douglas College.

Chris Philip

Mr. Philip combines over 30 years of experience in the global entertainment industry senior management following a career in sales and finance. Previously, he had been involved in seven companies in the entertainment industry, holding positions including Sales Director, Finance Manager, Vice President, President, Executive Producer, and Co-Founder.

From 1989 through 1995, Mr. Philip was the Sales Director and Finance Manager for Alfred Haber Distribution, a distribution company. From 1995 to 1998, he was Vice President for Polygram TV International, a company involved in television production and distribution. From 1998 to 2007, he was Vice President of NBC Universal International, a global television and film distribution company.

From 2007 through 2010, he was Senior Executive at Power TV, a television company based in London. From 2010 through 2014, he was President of Engine Entertainment’s subsidiaries, Sierra Engine and Electus Engine TV, a television production company. From 2014 through 2017, he held senior leadership positions at Televisa USA, a media company involved in television production. From February 2018 through January 2025, he was Executive Producer and Co-Founder of Starlings Television, a television production company.

Mr. Philip is also currently a director of Reachdirect, technology platform company operating in the creator economy, influencer marketing, and marketing technology sector. Mr. Philip also serves as a director of Engine Entertainment, LLC, a distribution company.

He has an undergraduate degree from Fairleigh Dickinson University.

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Adam Berk

Mr. Berk combines over 20 years of experience in capital markets senior management following a career as a technology and business entrepreneur. Previously, he had been involved in seven companies in the technology, cannabis, and consumer products industries, holding positions including Chief Executive Officer, President, and Founder.

From 2000 through 2005, Mr. Berk was Chief Executive Officer for Osmio (now Grubhub), a technology company that developed the first patented web-based online food ordering system. From 2010 through 2014, he was Co-Founder of HYD for Men, an artisanal men’s grooming brand. From 2014 through 2020, he was Chief Executive Officer and Chairman of Stem Holdings, Inc. (OTCPK: STEM), a multi-state, vertically integrated cannabis company engaged in manufacturing, distribution, and branding of cannabis across Oregon, Nevada, California, Oklahoma, and Massachusetts. From 2020 through 2022, he was President of Irwin, a vitamin and nutraceutical company in the U.S., growing sales to over $130 million. From 2024 to present, he is Chief Executive Officer of One Bullion, the largest gold mining and exploration company in Botswana.

Mr. Berk is also currently a director of One Bullion, Ltd., a gold exploration company.

He has an undergraduate degree from the School of Hotel Administration at Cornell University and an MBA from the University of Miami.

Lucy Chua (Chuyun Chen)

Ms. Chua combines over 15 years of experience in finance and strategic management within the automotive and emerging technologies sectors senior management following a career in auditing and investment management. Previously, she had been involved in five companies in the finance and investment industry, holding positions including Chief Financial Officer, Controller, Chief Operations Officer, and board member.

From October 2022 through the present, Lucy Chua was Senior Executive Director for ShangZen M&A Consulting, a global consulting firm focused on cross-border M&A transactions in the automotive and green technology industries. From January 2020 to the present, she was Senior Vice President for Xencio Technology Shanghai Co. Limited, a company involved in AI-driven solutions for automotive supply chains and predictive maintenance. From November 2015 to August 2019, she was Senior Executive Director of NMC Capital, a cross-border investment firm active in the automotive, media, and consumer markets. From April 2013 to November 2015, she was Investment Director of Zhejiang Kunlun Holding, a diversified holding company focused on real estate and consumer market investments. From August 2006 to March 2013, she was Audit Manager of KPMG Shanghai, a global accounting and consulting firm that specialized in retail and consumer products audits and supply chain financial operations.

Lucy Chua currently serves as a director of Shanghai HeZhan Culture Development, Ltd., a Shanghai-based private company operating in the cultural and entertainment sector, and she also holds a directorship at Shanghai ShangZen Consulting Ltd., a firm focused on business consulting services.

She holds a Bachelor of Business Administration degree from Shanghai International Studies University and is a Certified Public Accountant in China (CICPA).

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Patricio Rabuffetti

Mr. Rabuffetti combines over 35 years of experience in the entertainment industry senior management following a career in content production and studio leadership. Previously, he had been involved in four companies in the entertainment industry, holding positions including President, Founder, and Executive Producer.

From 1989 through the present, Patricio Rabuffetti has been President of Non-Stop Studios, a television and film production company, which became the main production arm for The Walt Disney Channel throughout Latin America in 1998 and subsequently launched Disney Channels across LATAM, including Mexico, Brazil, and Argentina, in 2000. From 2022 through the present, he has been Founder of the Screen Capital Fund, an investment fund focused on financing film and television series. From 2023 through the present, he has been Founder of Cocao & Cia, Grupo iZen, a content production company focused on the global Spanish-speaking market.

Patricio Rabuffetti is also currently a director of Non-Stop Studios, a television and film production company, and has served in this capacity within the last five years.

He has an undergraduate degree in Economics from Universidad Argentina de la Empresa.

Owen May

Mr. May combines over 30 years of experience in financial advisory, mergers and acquisitions, and strategic business development as a founder and executive in the financial services industry. He has served as the Chief Executive Officer and Founder of MD Global Partners LLC, a New York-based investment banking firm, since 2005. Under his leadership, MD Global Partners has developed into a leading financial services company specializing in capital raising, corporate restructuring, and mergers and acquisitions advisory for small-cap and middle-market companies. Mr. May has structured and closed numerous transactions across the United States, Europe, Israel, and China, with expertise spanning reverse mergers, business turnarounds, initial public offerings, and cross-border transactions. His relationships with institutional investors, private equity firms, and corporate clients have contributed to significant revenue growth and transaction activity for the firm.

Mr. May serves as a member of the board of directors and the audit committee of Sono Group N.V., a Nasdaq-listed company, and of the New York Society for the Prevention of Cruelty to Children (NYSPCC). He also serves as a director of Yorkville Acquisition Corp., a Nasdaq-listed company, where he serves on the audit committee and the compensation committee. Mr. May served on the board of directors of Curzon Energy Plc, a company listed on the London Stock Exchange, for five years, during which he served on the audit committee. He also serves as chairman of the finance and audit committees of Ten North Group, LLC, and sits on the advisory board of Syredix Bio. Mr. May is an Emeritus member of the Board of Visitors at the Fuqua School of Business, Duke University, and a member of the President’s Council at the University of Miami. Mr. May holds an M.B.A. from Duke University’s Fuqua School of Business and a bachelor’s degree in biology from the University of Miami. He also holds FINRA Series 24, Series 7, Series 63, and Series 79 licenses.

Ben Silverman

Mr. Silverman combines over 35 years of experience in entertainment and media industry senior management. Previously, he had been involved in a number of companies in the television and film industry, holding positions including, Head of International Packaging Division for William Morris Agency, and Co-Chairman of NBC Entertainment and Universal Media Studios. From 2002 through 2007 he was the founder and CEO of Reveille Productions (a major production company). From 2009 to 2016, he was founder and president of Electus (a digital-first production and distribution company). From 2016 to present, he has been Chairman and Co-CEO of Propagate Content, a leading independent entertainment production and talent/creator management company (with subsidiaries including Artists First, Authentic Talent & Literary Management, Select Management Group, and Parker Management) that focuses on premium scripted, unscripted, and digital content production, as well as creator economy initiatives. He has an undergraduate degree from Tufts University.

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Family Relationships

There are no family relationships among any of our executive officers or directors.

Corporate Governance

We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our stockholders and will positively aid in the governance of the Company. To that end, we regularly review our corporate governance policies and practices and compare them to the practices of other peer institutions and public companies. We will continue to monitor emerging developments in corporate governance and enhance our policies and procedures when required or when our Board determines that it would benefit our Company and our stockholders.

In this section, we describe the roles and responsibilities of our board of directors and its committees and describe our corporate governance policies, procedures and related documents. The charters of the Audit, Nominating and Corporate Governance, and Compensation Committees of our Board of Directors, our Corporate Governance Guidelines and Code of Business Conduct and Ethics can be accessed electronically under the “Governance” link on the Investor Relations page of our website at www.ambitious.tv. The inclusion of our website address in this section does not include or incorporate by reference the information on our website into this prospectus.

Board Composition

Our business and affairs are managed under the direction of our board of directors, which currently consists of [●] members. The number of directors is determined by our board of directors, subject to the provisions of our amended and restated certificate of incorporation and amended and restated bylaws. Our directors are elected annually for one-year terms.

Director Independence

Under Rule 303A of the NYSE Listed Company Manual, a director will qualify as an “independent director” only if, our board of directors affirmatively determines that the person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 303A of the NYSE Listed Company Manual, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that three of our five directors, do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the NYSE American. In making such determination, our board of directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining his independence, including the beneficial ownership of our capital stock by each non-employee director.

Committees of Our Board of Directors

Following this offering, the board of directors will have established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The board will have adopted written charters for each of these committees specifying the scope of responsibilities of each of these committees and the means by which they carry out their responsibilities. Copies of the charters will be available on our website upon the closing of this offering. Our board of directors may establish other committees from time to time as it deems necessary or appropriate.

The composition and responsibilities of each committee of our board of directors are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

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Although each committee will be directly responsible for evaluating certain enumerated risks and overseeing the management of such risks, the entire board of directors will be generally responsible for and is regularly informed through committee reports about such risks and any corresponding remediation efforts designed to mitigate such risks. In addition, appropriate committees of the board of directors will receive reports from senior management within the organization in order to enable the board of directors to understand risk identification, risk management and risk mitigation strategies. When a committee receives such a report, the chairman of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board of directors meeting. This enables the board of directors and its committees to coordinate the risk oversight role.

Upon our listing on the NYSE American, each committee’s charter will be available under the Corporate Governance section of our website at www.ambitious.tv. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Audit Committee

After this offering, we expect the initial members of our Audit Committee to be [_____]. [___] will chair the Audit Committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE American. Our board has determined that [ ] is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE American. The Audit Committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The Audit Committee’s responsibilities include, among other things:

●	appointing, approving the compensation of and assessing the independence of our registered public accounting firm;

●	overseeing the work of our independent registered public accounting firm, including the receipt and consideration of reports from such firm;

●	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

●	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

●	overseeing our internal audit function;

●	overseeing our risk assessment and risk management policies;

●	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

●	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

●	reviewing and approving or ratifying any related person transactions, and

●	preparing the Audit Committee report required by SEC rules.

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All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.

Compensation Committee

After this offering, we expect the initial members of our Compensation Committee to be [_____]. [____] will chair the Compensation Committee. The primary purpose of our Compensation Committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include, among other things:

●	reviewing and recommending corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers;

●	making recommendations to our board of directors with respect to, the compensation level of our executive officers;

●	reviewing and recommending to our board of directors employment agreements and significant arrangements or transactions with executive officers;

●	reviewing and recommending to our board of directors with respect to director compensation, and

●	overseeing and administering our equity-based incentive plan or plans.

Each member of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Each member of the committee will meet the requirements for independence under the listing standards of the NYSE American and SEC rules and regulations. In arriving at these determinations, our board of directors will examine all factors relevant to determining whether any compensation committee member has a relationship to us that is material to that member’s ability to be independent from management in connection with carrying out such member’s duties as a compensation committee member.

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Nominating and Corporate Governance Committee

After this offering, we expect the initial members of our Nominating and Corporate Governance Committee to be [_____]. [___] will chair the Nominating and Corporate Governance Committee. This committee’s responsibilities include, among other things:

●	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

●	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

●	developing and recommending to our board of directors’ corporate governance principles, codes of conduct and compliance mechanisms, and

●	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

When evaluating director candidates, the Nominating and Corporate Governance Committee may consider several factors, including relevant experience, independence, commitment, compatibility with the Chief Executive Officer and the board of directors’ culture, prominence and understanding of the Company’s business, as well as any other factors the Nominating and Corporate Governance Committee deems relevant at the time. The Nominating and Corporate Governance Committee makes a recommendation to the full board of directors as to any person it believes should be nominated by our board of directors, and our board of directors determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. Each member of the committee will meet the requirements for independence under the listing standards of the NYSE American and SEC rules and regulations.

Risk Oversight

Our board of directors has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee will have been a current or former officer or employee. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during the last completed fiscal year.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the Corporate Governance section of our website, www.ambitious.tv. In addition, we post on our website all disclosures that are required by law or the listing standards of the NYSE American Market concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Clawback Policy

Our board of directors have adopted a clawback policy permitting the Company to seek the recoupment of incentive compensation received by any of the Company’s current and former executive officers (as determined by the board in accordance with Section 10D of the Exchange Act and the NYSE American rules) and such other senior executives/employees who may from time to time be deemed subject to the Clawback Policy by the board.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in Item 401(f) of Regulation S-K that are material to an evaluation of the ability or integrity of any director, person nominated to become a director or executive officer of the Company.

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EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation awarded to or earned during 2025 and 2024, as applicable, by the named executive officers during the periods presented:

Name and Principal Position	Fiscal Year	Salary (1)	Bonus	Stock Awards	Option and Warrant Awards	Total
Kirk E. Shaw, Chief Executive Officer	2025	$360,000	$0	$0	$0	$360,000
	2024	$0	$0	$0	$0	$0

Chris Philip, Chief Operating Officer	2025	$0	$0	$0	$0	$0
	2024	$0	$0	$0	$0	$0

(1)	The amount represents salary earned during fiscal year 2025 but not paid as of December 31, 2025.

Employment Agreements

We will be entering into employment agreements with our executives prior to the completion of the initial public offering.

Director Compensation

We have entered into agreements with four of our director nominees, effective upon the completion of the Offering.

Under these agreements, each non-employee director will receive compensation consisting of shares of the Company’s common stock, par value $0.001 per share, for their service as a director. Beginning with the first full fiscal quarter following the offering, each director will be eligible to receive one-quarter of the total share award per fiscal quarter, subject to continued service. The shares relating to the first fiscal quarter will vest on the six-month anniversary of the offering date, and shares relating to subsequent fiscal quarters will vest in full upon grant. In the event of termination prior to full vesting, compensation will be pro-rated based on days served.

Each director’s initial term will be one year or until the next annual meeting of stockholders, unless earlier terminated. The agreements may be terminated upon resignation or removal, or by the Company for cause, including felony conviction, willful misconduct, material breach (uncured for 30 days), or other disqualifying events.

The agreements include customary confidentiality provisions, which survive for one year following termination (and longer for trade secrets), and require compliance with the Company’s Insider Trading Policy, Code of Business Conduct and Ethics, and Clawback Policy. Directors may accept other positions with Board approval, provided there is no conflict of interest.

We have also agreed to indemnify each director to the fullest extent permitted by applicable law and to maintain directors’ and officers’ liability insurance during their service. The agreements are governed by Nevada law.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Financial Officer. The policy calls for the proposed related person transaction to be reviewed by our Audit Committee and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

●	the related person’s interest in the related person transaction;

●	the approximate dollar value of the amount involved in the related person transaction;

●	the approximate dollar value of the related person’s interest in the transaction without regard to the amount of any profit or loss;

●	whether the transaction was undertaken in the ordinary course of our business;

●	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party; and

●	the purpose of, and the potential benefits to us of, the transaction.

The Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create any material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

●	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (i) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (ii) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (iii) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

●	a transaction that is specifically contemplated by provisions of our certificate of incorporation, as amended and restated, or bylaws.

Related Party Transactions

Promissory Note

During the year ended December 31, 2022, the Company issued a promissory note to Roots Properties Inc. (the “First Roots Promissory Note”), a related party where Kirk Shaw, our Chief Executive Officer, serves as the President. The promissory note has a principal balance of $211,290 and matures (i) when the Company gets a financing with 25% of any financing going towards loan repayment until it is all paid, or (ii) December 31, 2025. The First Roots Promissory Note will bear interest at the rate of 10% per annum. As of December 31, 2025, and December 31, 2024, the principal balance related to the First Roots Promissory Note was $211,290 and $211,290, respectively.

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In December 2023, the Company issued another promissory note to Roots Properties Inc. (the “Second Roots Promissory Note”). Pursuant to the Second Roots Promissory Note, Roots Properties will, from time to time, loan funds to the Company to cover operating expenses and production costs. The Second Roots Promissory Note has the following terms: a principal balance of up to $300,000. The Second Roots Promissory Note will be repaid (i) when the Company gets financing, with 25% of any financing going towards loan repayment until it is fully paid, or (ii) by December 31, 2026. The Second Roots Promissory Note will bear interest at the rate of 10% per annum. During the year ended December 31, 2024, Roots Properties advanced the Company $69,235, and the Company made repayments of $49,000. During the year ended December 31, 2025, Roots Properties advanced the Company an additional $169,500, and the Company made repayments of $24,001. As of December 31, 2025, and December 31, 2024, the principal balance related to this Roots promissory note was $377,024 and $20,235, respectively.

In December 2023, the Company issued a promissory note to JC3 Productions (“JC3 Note”), where Kirk Shaw, our Chief Executive Officer, serves as President. The JC3 Note has the following principal balance of $25,000. The JC3 Note will be repaid when the Company gets financing, with 25% of any financing going towards loan repayment until it is fully paid, or (ii) by December 31, 2026. The JC3 Note will bear interest at the rate of 10% per annum. As of December 31, 2025, and December 31, 2024, the principal balance related to the JC3 promissory note was $25,000 and $25,000, respectively.

In December 2023, the Company issued a promissory note to Kirk Shaw (the “First Shaw Note”), our Chief Executive Officer. From time-to-time Mr. Shaw will loan funds to the Company to cover operating expenses and production costs. The First Shaw Note has a principal balance of up to $300,000 which was amended to up to $900,000 on September 30, 2025. The First Shaw Note will be repaid when the Company gets financing, with 25% of any financing going towards loan repayment until it is fully paid, or (ii) December 31, 2026. The First Shaw Note will bear interest at the rate of 10% per annum. During the year ended December 31, 2023, Mr. Shaw advanced the Company $56,594. During the year ended December 31, 2024, Mr. Shaw advanced the Company $147,570, and the Company made repayments of $52,572. During the year ended December 31, 2025, Mr. Shaw advanced the Company an additional $866,635, and the Company made repayments of $107,262. As of December 31, 2025, and December 31, 2024, the principal balance related to the First Shaw Note was $910,965 and $151,792, respectively.

On September 30, 2025, the Company and Mr. Shaw entered into an amendment to the First Shaw Note, pursuant to which the maximum aggregate principal amount available under the note was increased from $300,000 to $900,000. No other material terms of the note were modified.

In December 2023, the Company issued a promissory note to Kirk Shaw (the “Second Shaw Note”). The Second Shaw Note has a principal balance of $255,088. The Second Shaw Note will be repaid when the Company gets financing, with 25% of any financing going towards loan repayment until it is fully paid, or (ii) by December 31, 2026. The Second Shaw Note will bear interest at the rate of 10% per annum. During the year ended December 31, 2023, the Company made repayments of $30,073. As of December 31, 2025, and December 31, 2024, the principal balance related to the Second Shaw Note was $225,015 and $225,015, respectively.

Transfers of Subsidiary Interests

During the three months ended March 31, 2024, the Company transferred its 100% ownership interests in AMFAD and CD, each a wholly owned subsidiary, to Press Play Productions, LLC (“Press Play”), for total consideration of $20. At the time of the transfer, AMFAD and CD collectively owned the film rights to All My Friends Are Dead and Cold Deck. Press Play is solely owned and controlled by Christos Shaw, the son of Kirk Shaw.

Preferred Stock – Series A

During the year ended December 31, 2020, the Company issued 205,474 shares of Series A Preferred Stock, par value $0.0001 per share, for aggregate cash consideration of $205,474.

During the year ended December 31, 2021, the Company issued 31,867 shares of Series A Preferred Stock, par value $0.0001 per share, for aggregate cash consideration of $31,867.

The issuances were made in reliance upon the exemption from registration provided by Regulation S under the Securities Act of 1933, as amended. The shares were issued as restricted securities, and no underwriting discounts or commissions were paid in connection with the issuances.

The shares were issued to Roots Properties Inc., an entity controlled by the Chief Executive Officer and certain of his immediate family members. These transactions were approved by the Company’s board of directors and constitute related party transactions.

In April 2026, the Company entered into four Securities Purchase Agreements with accredited investors pursuant to which the Company agreed to sell an aggregate of thirteen (13) Units (the “Bridge Financing”). Each Unit is priced at $32,000 and consists of (i) 10,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share, and (ii) warrants to purchase 10,000 shares of the Company’s common stock at an exercise price set forth in the warrant with a term of three years from the date of issuance.

The Company received $96,000 in cash from the sale of three (3) Units. In addition, an existing note holder, Roots Properties Inc., used $320,000 of outstanding principal under a note payable to purchase ten (10) Units, which was accounted for as a non-cash financing transaction and resulted in a corresponding reduction of the Company’s indebtedness.

Three of the investors in the Bridge Financing are adult children of Kirk Shaw, the Company’s Chief Executive Officer. In addition, Roots Properties Inc. is an entity for which Mr. Shaw serves as President. Accordingly, these transactions constitute related party transactions.

The securities issued in the Bridge Financing were offered and sold in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof and Rule 506(b) of Regulation D promulgated thereunder, as transactions not involving a public offering. The investors have represented that they are accredited investors as defined in Rule 501 of Regulation D.

Related Parties

The related parties to the above transactions are:

●	Kirk Shaw, Chief Executive Officer of Ambitious Entertainment.
●	Roots Properties Inc., a company for which Kirk Shaw, the Company’s Chief Executive Officer, serves as President.
●	Press Play Productions, LLC, a limited liability company solely owned and controlled by Christos Shaw, Kirk Shaw’s son.

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PRINCIPAL STOCKHOLDERS

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus by:

●	each stockholder known by us to beneficially own more than 5% of our outstanding common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

Unless otherwise noted, the address of each shareholder is Ambitious Entertainment, Inc., 744 Hastings Street West, Suite 207, Vancouver, British Columbia V6C 1A5, Canada.

The percentage of beneficial ownership is based on 16,080,241 shares of our common stock outstanding as of the date of this prospectus.

	Shares of Common Stock Beneficially Owned Prior to the Offering		Shares of Common Stock Beneficially Owned After the Offering
	Number of		Number of
Name of Beneficial Owner	Shares	Percentage	Shares	Percentage
Executive Officers and Directors

Kirk E. Shaw(1)(2)	517,099	3.22%	517,099	2.63%
Chris Philip	-	-	-	-
Patricio Rabuffetti	-	-	-	-
Adam Berk	250,000	1.55%	250,000	1.27%
Lucy Chua	-	-	-	-
Owen May(3)	372,143	2.31%	372,143	1.90%
All directors and executive officers as a group (6 persons)	1,139,242	7.08%	1,139,242	5.80%
Greater than 5% Shareholders
OGGI Equity Srl.(4)	1,104,079	6.87%	1,104,079	5.62%
Larry St. Pierre(5)	1,999,000	12.43%	1,999,000	10.18%
Christos B. Shaw(6)	1,606,416	9.99%	1,961,616	9.99%
GPL Ventures, LLC(7)	1,606,416	9.99%	1,961,616	9.99%

(1) Consists of (a) 250,000 shares of common stock, (b) 100,000 shares of common stock issuable upon the conversion of Series A preferred stock held by Roots Properties Inc., (c) 21,645 shares of common stock issuable upon the exercise of Series B warrants held by Roots Properties Inc., (d) 21,645 shares of common stock issuable upon the exercise of Series C warrants held by Roots Properties Inc., (e) 100,000 shares of common stock issuable upon the exercise of the Bridge Financing warrants held by Roots Properties Inc., and (f) 23,809 shares of common stock issuable upon the conversion of debt held by Roots Properties Inc. Roots Properties Inc. is wholly owned by Kirk E. Shaw. Kirk E. Shaw has voting or investment control over the shares held by Roots Properties Inc. The business address of Roots Properties Inc. is 12 Water Street, Unit 604, Vancouver, BC V6B 1A5, Canada.

(2) Does not include (a) 677,776 shares of common stock held by the reporting person’s adult daughter, Sophia B. Shaw, consisting of (i) 300,000 shares of common stock, (ii) 188,888 shares of common stock issuable upon the conversion of Series A preferred stock, (iii) 178,888 shares of common stock issuable upon the exercise of Bridge Financing Warrants, (iv) 10,000 shares of common stock issuable upon the exercise of Bridge Financing warrants, and (b) 326,000 shares of common stock held by the reporting person’s adult son, Lukas B. Shaw, consisting of (i) 300,000 shares of common stock, (ii) 13,000 shares of common stock issuable upon the conversion of Series A preferred stock, (iii) 3,000 shares of common stock issuable upon the exercise of Bridge Financing Warrants, (iv) 10,000 shares of common stock issuable upon the exercise of Bridge Financing warrants. The reporting person disclaims beneficial ownership of such shares.

(3) Consists of (a) 350,000 shares of common stock, (b) 7,143 shares of common stock issuable upon the exercise of Series B warrants, (c) 7,143 shares of common stock issuable upon the exercise of Series C warrants, and (d) 7,857 shares of common stock issuable upon the conversion of debt, in each case held by May Davis Partners. Owen May has voting or investment control over the shares held by May Davis Partners. The address of May Davis Partners is 2 Park Avenue, 20th Floor, New York, NY 10016.

(4) Robert Simpson has voting or investment control over the shares held by OGGI Equity Srl. The business address of OGGI Equity Srl. is Via Dell’ Annunciata, 23/4, 20121 Milano, Italy.

(5) Does not include (a) 42,857 shares of common stock issuable upon the exercise of Series B warrants or 42,857 shares of common stock issuable upon the exercise of Series C warrants (none of which are exercisable within 60 days of the date of this prospectus) and (b) 47,143 shares of common stock issuable upon the conversion of debt (none of which are convertible within 60 days of the date of this prospectus). Larry St. Pierre disclaims beneficial ownership of a total of 1,905,000 shares of common stock owned by his wife and his adult children. The address of Larry St. Pierre is 6 Antares, Unit 12, Ottawa, Ontario K2E 8A9, Canada.

(6) Consists of (a) 300,000 shares of common stock, (b) 13,000 shares of common stock issuable upon the conversion of Series A preferred stock, (c) 425,000 shares of common stock issuable upon the exercise of Series A warrants, (d) 10,000 shares of common stock issuable upon the exercise of the Bridge Financing warrants, (e) 3,000 shares of common stock issuable upon the exercise of Series A warrants, (f) 750,000 shares of common stock held by CSL Properties, Inc., (g) 52,453 shares of common stock issuable upon the conversion of Series A preferred stock, and (h) 52,453 shares of common stock issuable upon the exercise of Bridge Financing Warrants held by CSL Properties, Inc., an entity that is wholly owned by Christos B. Shaw, the son of Kirk Shaw, less 1,575,000 shares due to limitation upon exercise or conversion in excess of 9.99%. Christos B. Shaw has voting or investment control over the shares held by CSL Properties, Inc. The address of CSL Properties, Inc. is 133 Keefer Street, Unit 40, Vancouver, BC V6Z 1V8, Canada.

(7) Consists of (a) 500,000 shares of common stock, (b) 240,144 shares of common stock issuable upon the exercise of Series B warrants, (c) 240,144 shares of common stock issuable upon the exercise of Series C warrants, (d) 78,571 shares of common stock issuable upon conversion pursuant to the convertible promissory note dated March 1, 2021, (e) 157,143 shares of common stock issuable upon conversion pursuant to the convertible promissory note dated March 1, 2021, (f) 12,571 shares of common stock issuable upon conversion pursuant to the convertible promissory note dated April 7, 2022, (g) 15,873 shares of common stock issuable upon conversion pursuant to the convertible promissory note dated January 9, 2023 and (h) 362,000 shares of common stock issuable upon exercise of Series A warrants, less 1,638,000 shares due to limitation upon exercise or conversion in excess of 9.99%. The voting decisions with respect to the securities held by GPL Ventures, LLC are made by Cosmin Panait. The address of GPL Ventures, LLC is 1 Penn Plaza #6196, New York, NY 10119-0002.

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DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and the material provisions of our articles of incorporation, bylaws, and other agreements to which we and our stockholders are parties, in each case upon the closing of this offering.

General

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended and restated, are summaries and are qualified by reference to our articles of incorporation and bylaws, each as amended and restated, themselves. By becoming a stockholder in our Company, you will be deemed to have notice of and consented to these provisions of our articles of incorporation and bylaws, each as amended and restated.

Authorized Capital Stock

We are currently authorized to issue up to 151,000,000 shares of capital stock consisting of: 150,000,000 shares of common stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value of $0.0001 per share, all of which have been designated as Series A preferred stock. As of the date of this prospectus, 15,712,900 shares of common stock were issued and outstanding and there were 367,341 shares of Series A preferred stock were issued and outstanding.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences, and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversion, redemption, sinking fund, or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Under the terms of our articles of incorporation, as amended and restated, our board of directors is authorized to issue shares of preferred stock in one or more classes or series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences, of each series of preferred stock.

Our board has authorized 1,000,000 shares of Series A convertible preferred stock (“Series A Preferred Stock”) with a par value of $0.0001 per share.

Ranking

The Series A ranks senior to common stock and any junior securities, on parity with parity securities, and junior to any Senior Securities, in each case as to dividends or distributions of assets upon liquidation, dissolution, or winding up of the Corporation. The Series A preferred stock is non-participating.

Dividends

From the date of issuance until the earlier of the consummation of this offering and conversion of shares of the Series A preferred stock, each share of Series A preferred stock accrues cumulative dividends at a rate of 10% per annum, payable solely in-kind as additional shares of Series A preferred stock.

Conversion

Each share of Series A is convertible into one share of common stock at the option of the holder at any time at a conversion price of $3.20 per share (the “Conversion Price”), subject to equitable adjustment for stock splits, reverse stock splits, stock dividends, recapitalizations, or similar transactions. Unless approved by the stockholders of the Company, conversion of shares of Series A preferred stock is limited such that the aggregate number of shares of common stock issuable upon conversion cannot exceed 19.99% of number shares of common stock outstanding.

Beneficial Ownership Limitation

Conversion is subject to a 4.99% beneficial ownership limitation (which may be increased to 9.99% upon 61 days’ written notice).

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IPO Leak-Out Conversion

After the consummation of this offering, if the shares of common stock trades at or above $4.25 per share for at least 10 consecutive trading days, holders of shares of Series A preferred stock may convert up to 25% of their then-outstanding shares.

Qualified IPO True-Up

If, six months after this offering, the 10-day volume-weighted average price of shares of Common Stock (“VWAP”) is less than the initial public offering price per share, the Company will adjust the conversion ratio on a one-time basis such that holders receive additional shares of Common Stock equal to the quotient obtained by dividing the initial public offering by the VWAP multiplied by the number of shares otherwise issuable.

Price Protection

Except for Exempt Issuances, if the Company issues securities at an price less than the Conversion Price, the Conversion Price shall be reduced to the lesser of the Floor Price or the new issuance price. “Floor Price” means 20% of the Minimum Price (as such term is defined by the rules and regulations of the Nasdaq Stock Market LLC, Rule 5635(d)(a)(A)) or such lower amount as permitted, from time to time, by the Principal Market, subject to adjustments for share splits, share dividends, share combinations, recapitalizations or other similar events.

Liquidation Preference

Upon a liquidation of the Company, holders of Series A preferred stock are entitled to receive, prior to distributions to junior securities but pari passu with any securities created specifically ranking on parity with the Series A preferred stock, an amount equal to the Conversion Price (the “Liquidation Preference”).  After payment of the Liquidation Preference, holders receive no further distribution and remaining funds are distributed to holders of shares of common stock.

Participation in Future Financings

Holders of outstanding Series A preferred stock have the right, for a period of six months following the initial issuance of Series A preferred stock, to participate in up to an aggregate of 30% of any subsequent financing involving the issuance of shares of common stock or common stock equivalents for cash consideration in a transaction exempt from the registration requirements of the Securities Act, on the same terms, conditions, and price as other participants in such financing.

Triggering Events

Upon the occurrence of certain events, each holder may, at its option, convert all or any portion of its Series A preferred stock into Common Stock at a price which is the lesser of (i) the Conversion Price or (ii) subject to approval of the stockholders of the Company, 70% of the lowest closing price for the five trading days prior to the date of the conversion notice.

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Options

As of the date of this prospectus, there were no outstanding stock options pursuant to our equity plan.

Anti-Takeover Matters

Anti-Takeover Effects of Certain Provisions of Nevada Law

We are subject to Section 78.438 of the Nevada Revised Statutes (NRS), an anti-takeover law. In general, Section 78.438 prohibits a Nevada corporation from engaging in any business combination with any interested stockholder for a period of two years following the date that the stockholder became an interested stockholder, unless prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or if after the date that the stockholder becomes an interested stockholder the business combination is approved by the board of directors and by 60% of the voting power of all disinterested stockholders at either an annual or special meeting of the stockholders of the corporation. Section 78.439 provides that business combinations after the two-year period following the date that the stockholder becomes an interested stockholder may also be prohibited unless either approved by the corporation’s directors before the stock acquisition, or by a majority of the disinterested stockholders or unless the price and terms of the transaction meet other criteria set forth in the statute.

Section 78.416 of the NRS defines “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder or any other corporation which is an affiliate or associate of the interested stockholder;

●	any sale, transfer, pledge or other disposition of the assets of the corporation involving the interested stockholder or any affiliate or associate of the interested stockholder if the assets transferred have a market value equal to 5% or more of all of the assets of the corporation or 5% or more of the value of the outstanding shares of the corporation or represent 10% or more of the earning power of the corporation;

○	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder, with a market value of 5% or more of the value of the outstanding shares of the corporation;

○	the adoption of a plan of liquidation proposed by or under any arrangement with the interested stockholder or any affiliate or associate of the interested stockholder;

○	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of voting shares of securities convertible into voting shares of the corporation beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder; or

○	the receipt by the interested stockholder or any affiliate or associate of the interested stockholder of the benefit, except proportionately as a stockholder of the corporation, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 78.423 of the NRS defines an interested stockholder as any entity or person beneficially owning, directly or indirectly, 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

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Control Share Acquisitions

Sections 78.378 through 78.3793 of the NRS limit the voting rights of certain acquired shares in a corporation. The provisions apply to any acquisition of outstanding voting securities of a Nevada corporation that has 200 or more stockholders, at least 100 of which are Nevada residents, and conducts business in Nevada (an “issuing corporation”) resulting in ownership of one of the following categories of an issuing corporation’s then outstanding voting securities: (i) twenty percent or more but less than thirty-three percent; (ii) thirty-three percent or more but less than fifty percent; or (iii) fifty percent or more. The securities acquired in such acquisition are denied voting rights unless a majority of the security holders approve the granting of such voting rights. Unless an issuing corporation’s articles of incorporation or bylaws then in effect provide otherwise: (i) voting securities acquired are also redeemable in part or in whole by an issuing corporation at the average price paid for the securities within 30 days if the acquiring person has not given a timely information statement to an issuing corporation or if the stockholders vote not to grant voting rights to the acquiring person’s securities, and (ii) if outstanding securities and the security holders grant voting rights to such acquiring person, then any security holder who voted against granting voting rights to the acquiring person may demand the purchase from an issuing corporation, for fair value, all or any portion of his securities. These provisions do not apply to acquisitions made pursuant to the laws of descent and distribution, the enforcement of a judgment, or the satisfaction of a security interest, or made in connection with certain mergers or reorganizations.

Recent Amendment to Nevada Law

On May 30, 2025, Nevada enacted Assembly Bill No. 239 (“AB239”), which introduced certain updates to Nevada corporate law that may further discourage unsolicited or hostile takeover attempts. Among other changes, AB239 codifies a definition of “controlling stockholder” as a stockholder having voting power sufficient to elect a majority of the corporation’s directors, and imposes a limited fiduciary duty requiring such controlling stockholder to refrain from exerting undue influence over directors or officers in a manner that would induce a breach of fiduciary duty and result in a material, non-ratable benefit to the controlling stockholder. The statute also provides a statutory safe harbor that shields controlling stockholders from liability where the conflict transaction is approved or recommended by a committee of disinterested directors, subject to rebuttal only under narrow circumstances.

In addition, AB239 clarifies that the exercise or withholding of voting power by a controlling stockholder, standing alone, does not constitute a breach of fiduciary duty. These recent changes may enhance the ability of our board of directors and certain stockholders to resist hostile takeovers or changes in control not supported by our board, particularly where procedural protections are observed.

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Limitations of Director Liability and Indemnification of Directors and Officers

Neither our amended and restated articles of incorporation, nor our amended and restated bylaws, prevent us from indemnifying our officers, directors and agents to the extent permitted under the NRS. Section 78.7502 of the NRS provides that a corporation may indemnify any director, officer, employee, or agent of a corporation against expenses, including fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 78.7502(1) or 78.7502(2) of the NRS, or in defense of any claim, issue, or matter therein.

Section 78.7502(1) of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502(2) of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.747 of the NRS provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our amended and restated bylaws provide that the Company shall, to the fullest extent permitted by the provisions of Section 78.751 of the Nevada Revised Statutes, indemnify any and all persons whom it shall have the power to indemnify under such section.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

We will enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated articles of incorporation and amended and restated bylaws.

We do not currently carry directors’ and officers’ insurance. However, we may in the future purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement, or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer Co. Inc. The transfer agent’s address is 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716, and its telephone number is (732) 872-2727.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our shares. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Upon the completion of this offering, 19,268,456 shares of our common stock will be outstanding, assuming the automatic conversion of all convertible notes into an aggregate of shares of our common stock upon the closing of this offering, no exercise of the representative of the underwriter’s option to purchase additional shares and no exercise of outstanding warrants or options. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. All remaining shares of common stock held by existing stockholders immediately prior to the completion of this offering will be “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, summarized below.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, any person who is not our affiliate and has not been our affiliate at any time during the preceding three months and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us. In addition, under Rule 144, any person who is not our affiliate and has not been our affiliate at any time during the preceding three months and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available.

Beginning 90 days after the date of this prospectus, a person who is our affiliate or who was our affiliate at any time during the preceding three months may sell any unrestricted securities, as well as restricted securities that the person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, under Rule 144. Affiliates selling restricted or unrestricted securities may sell a number of shares within any three-month period that does not exceed the greater of:

●	1% of the number of shares then outstanding, which will equal approximately shares immediately after this offering, assuming no exercise of the representative of the underwriter’s option to purchase additional shares; or

●	the average weekly trading volume in our common stock on the NYSE American during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates are also subject to “manner of sale” provisions and notice requirements and to the availability of current public information about us.

Regulation S

Regulation S under the Securities Act provides that securities owned by any person may be sold without registration in the United States, provided that the sale is effected in an “offshore transaction” and no “directed selling efforts” are made in the United States (as these terms are defined in Regulation S) and subject to certain other conditions. In general, this means that our shares may be sold in some manner outside the United States without requiring registration in the United States.

Rule 701

In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors, other than our affiliates, who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement is eligible to resell these shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with the holding period requirements of Rule 144 and without regard to the volume of such sales or the availability of public information about us.

However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under “Underwriting” included elsewhere in this prospectus and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-Up Agreements

In connection with this offering, we, our directors and officers and holders of more than 5% of our equity securities outstanding immediately prior to this offering, have agreed, subject to certain exceptions, not to offer, sell or transfer any shares of common stock or securities convertible into or exchangeable for our common stock for 180 days after the date of this prospectus without the prior written consent of the representative of the underwriters and certain other exceptions. The representative of the underwriters has advised us that they have no current intent or arrangement to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period. See “Underwriting”.

In addition to the restrictions contained in the lock-up agreements described above, we have entered into agreements with certain of our security holders, including our investors’ rights agreement and agreements governing our equity awards, that contain market stand-off provisions imposing restrictions on the ability of such security holders to offer, sell or transfer our equity securities for a period of 180 days following the date of this prospectus.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of shares of our common stock issued pursuant to this offering but is not intended to be a complete analysis of all potential tax consequences. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary, and proposed Treasury Regulations, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a position contrary to that discussed below regarding the tax consequences of the ownership and disposition of our common stock.

This discussion is limited to a non-U.S. holder that holds shares of our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstance, including the impact of the alternative minimum tax, the special tax accounting rules in Section 451(b) of the Code or the Medicare surtax on net investment income provided by Section 1411 of the Code. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons holding shares of our common stock as part of a straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	brokers, dealers, or certain electing traders in securities that use a mark-to-market method of tax accounting for their securities positions;

●	“controlled foreign corporations”, “passive foreign investment companies”, as defined in Sections 957 and Section 1297 of the Code, respectively, and corporations that accumulate earnings to avoid U.S. federal income tax under Section 531 and 532 of the Code;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors in such entities);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	tax-qualified retirement plans; and

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships holding shares of our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF SHARES OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

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Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of shares of our common stock that is an individual, corporation, estate or trust and is not a “U.S. person.” A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of shares of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a non-taxable return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis the shares of common stock, but not below zero, and any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition”.

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of shares of our common stock will be subject to U.S. federal income tax by way of withholding at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E or other applicable documentation certifying qualification for the lower treaty rate of withholding). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the withholding described above. To claim the exemption, the non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sales or Other Taxable Dispositions

Subject to the discussion below under “— Information Reporting and Backup Withholding” and “— Additional Withholding Tax Under FATCA”, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable); or

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●	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the rates applicable to U.S. persons. A non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to a non-U.S. holder regardless of whether withholding is required. Copies of the information returns reporting such interest, dividends, and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the beneficial owner is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable documentation, or otherwise establishes an exemption. Proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such beneficial owner is a United States person, or otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax Under FATCA

Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) and the Treasury Regulations and administrative guidance thereunder impose a 30% withholding tax on certain types of payments made to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including, in some cases, when such foreign financial institution or non-financial foreign entity acts as an intermediary, unless (1) the foreign financial institution has entered into an agreement with the U.S. government to withhold on certain payments and to undertake certain diligence and reporting obligations regarding U.S. account holders (including certain account holders that are non-U.S. entities with U.S. owners), (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. Under proposed regulations, FATCA withholding on payments of gross proceeds from the sale or other disposition of stock has been eliminated. These proposed regulations are subject to change.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

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UNDERWRITING

We have entered into an underwriting agreement with Revere Securities, LLC, as representative of the several underwriters named therein (the “Representative”), with respect to the shares of our common stock sold in this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter named below has severally agreed to purchase from us, the number of shares of our common stock set forth opposite its name in the following table, at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

Name	Number of Shares
Revere Securities, LLC	[●]

Total	3,555,556

The underwriters are offering the shares subject to their acceptance of shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters are obligated to take and pay for all of the shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for shares covered by the underwriters’ over-allotment option described below. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Over-Allotment Option

We have granted the underwriters an over-allotment option, exercisable for up to 45 days from the date of this prospectus, to purchase up to 533,333 additional shares of our common stock at the initial public offering price set forth on the cover page of this prospectus, less underwriting discounts and commission, solely to cover any over-allotments, if any. The option may be exercised in whole or in part, and may be exercised more than once, during the 45-day option period. To the extent that the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares listed next to the names of all underwriters in the preceding table. If this option is exercised in full, the total price to the public will be $18,400,001, total underwriting discounts and commissions will be $1,472,000 (assuming all investors and the total net proceeds, before expenses, to us will be $16,928,001.

Underwriting Discounts, Commissions and Expenses

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $[●]. Under the underwriting agreement, we will pay fees and commissions to the underwriters equal to (i) 8% per share. For the purpose of the table below, we assume all investors in this offering are introduced by the underwriters.

The underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $[●] per share. If all of the shares offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

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The following table shows the per share price and total underwriting discounts and commissions to be paid to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment.

	Per Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Initial public offering price (1)	$4.50	$16,000,002	$18,400,001
Underwriting discounts and commissions (2)	$0.36	$1,280,000	$1,472,000
Proceeds, before expenses, to us	$4.14	$14,720,002	$16,928,001

(1)	Assuming an initial public offering price of $4.50, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus.
(2)	Represents an underwriting discount of 8% of the gross proceeds of the offering, assuming all investors in this offering are introduced by the underwriters.

We have agreed to pay the Representative up to $175,000 for out-of-pocket accountable expenses, including but not limited to, fees and expenses of legal counsel, settlement and clearing, and other out-of-pocket expenses, market data, roadshow expenses and cost of background checks; and, if applicable, the costs associated with the use of a third-party electronic road show service (such as net roadshow).

We have also agreed to pay, at the closing of the offering, a non-accountable expense allowance to the Representative equal to 1% of the gross proceeds received by us from the offering.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Representative’s Warrants

We have agreed to issue to the Representative or its designees at the closing of this offering warrants to purchase the number of common stock equal to 5% of the aggregate number of shares sold in this offering. The warrants will be exercisable at any time and from time to time, in whole or in part, during the three (3) year period commencing nine (9) months from the commencement of sales in this offering. The warrants will be exercisable at a per share price equal to 125% of the initial public offering price per share in the offering. In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the Representative’s Warrants nor any of our common stock issued upon exercise of the Representative’s Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities for a period of nine (9) months immediately following the commencement of sales of this offering. In addition, although the Representative’s Warrants and the underlying common stock will be registered by the registration statement of which this prospectus forms a part, we have also agreed that the Representative’s Warrants will provide for unlimited piggyback registration and demand registration right at our expense and an additional demand registration right at the holder’s expense in compliance with FINRA Rule 5110(g)(8). We will bear all fees and expenses attendant to registering the common stock issuable upon exercise of the Representative’s Warrants. The exercise price and number of common stock issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances, in accordance with FINRA Rule 5110(g)(8).

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Advisory Fee

We have agreed to pay the Representative an advisory fee in connection with the offering in the amount of Twenty-Five Thousand dollars ($25,000), accrual upon public filing of this registration statement and payable within 30 business days.

Right of First Refusal

Until the date that is twelve (12) months after the closing date of this offering, if we or any of our subsidiaries decide (a) to finance or refinance any indebtedness using a manager or agent, the Representative (or any affiliate designated by the Representative) shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decides to raise funds by means of a public offering (including through an at-the-market facility) or a private placement or any other capital-raising financing of equity, equity-linked or debt securities using an underwriter or placement agent, the Representative (or any affiliate designated by the Representative) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. If the Representative or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature, including indemnification, which are appropriate to such a transaction. Notwithstanding the foregoing, we may terminate the engagement for “cause,” which shall include the material failure by the Representative to provide the underwriting services contemplated by the Engagement Letter, dated October 28, 2025, between us and the Representative (the “Engagement Letter”), as provided in FINRA Rule 5110(g)(5)(B), in which case no fee shall be payable to the Representative.

Tail Fee

The Representative shall be entitled to a cash fee equal to eight percent (8.0%) of the aggregate gross proceeds received by us from the sale of any securities with respect to any public or private offering or other financing or capital raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to us by investors whom the Representative had contacted during the term of the engagement or introduced to us during the term of engagement, if such Tail Financing is consummated at any time within the 12-month period following the expiration or termination of the Engagement Letter. Upon our request, the Representative shall provide us with a written list of those investors whom the Representative had contacted during the term of the engagement or introduced to us during the term of the engagement. If the Company exercises its right to terminate the Engagement Letter for cause pursuant to FINRA Rule 5110(g)(5)(B), no fee shall be payable to the Representative.

Lock-Up Agreements

Pursuant to “lock-up” agreements, our executive officers and directors, and certain of our stockholders, have agreed, without the prior written consent of the Representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 180 days from the date of this prospectus, in the case of our directors and officers, 180 days from the date of this prospectus, in the case of certain of our principal stockholders.

No Sales of Similar Securities

We have agreed with the underwriters that we will not, without the prior written consent of the Representative, for a period of 180 days after the date of this prospectus: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any classes of our stocks or any securities convertible into or exercisable or exchangeable for classes of our stocks, (ii) file or caused to be filed any registration statement with the SEC, relating to the offering of any classes of our stocks or any securities convertible into or exercisable or exchangeable for any classes of our stocks, (iii) complete any offering of debt securities, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any classes of our stocks, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of any classes of our stocks or such other securities, in cash or otherwise.

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Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of securities to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

Listing

We intend to apply to have shares of our common stock listed on the NYSE American under the symbol “____”. No assurance can be given that such application will be approved. If the application is not approved, we will not proceed with this offering.

Determination of the Initial Public Offering Price

The public offering price will be determined by discussions between us and the Representative. In addition to prevailing market conditions, the factors to be considered in these discussions will include:

●	an assessment of our management and the underwriters as to the price at which investors might be willing to participate in this offering;

●	the history of, and prospects for, our company and the industry in which we compete;

●	our past and present financial information;

●	our past and present operations, and the prospects for, and timing of, our future revenues;

●	the present state of our development; and

●	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering, the shares will not trade in the public market at or above the public offering price.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

●	Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities that underwriters are obligated to purchase. This creates a syndicate short position, which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

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●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, after pricing, there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on the NYSE American, in the over-the-counter market, or otherwise, and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in shares of our common stock on the NYSE American in accordance with Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Some of the underwriters and certain of their affiliates may, in the future, engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions, and expenses. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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SELLING RESTRICTIONS

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

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United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO, or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer, or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

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LEGAL MATTERS

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by Lucosky Brookman LLP. Loeb & Loeb LLP is acting as counsel to the underwriters.

EXPERTS

The consolidated financial statements of Ambitious Entertainment, Inc. as of and for the years ended December 31, 2025 and 2024 included in this prospectus have been audited by Bush & Associates CPA LLC, independent registered public accounting firm, as set forth in their report, which contains an explanatory paragraph as to the Company’s ability to continue as a going concern, appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and its exhibits filed with the registration statement. For further information pertaining to us and the shares of our common stock offered by this prospectus, you should refer to the registration statement and its exhibits. References to, and statements contained in this prospectus as to, any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits filed as part of the registration statement for copies of the actual contracts, agreements or other documents.

You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.ambitious.tv, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with the SEC. The information contained in, or that can be accessed through, our website is not, and should not be, considered part of this prospectus.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

F-1

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Ambitious Entertainment, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ambitious Entertainment, Inc. as of December 31, 2025, and 2024, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the periods then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Ambitious Entertainment, Inc. as of December 31, 2025, and 2024, and the results of its operations and its cash flows for the periods then ended, in conformity with the accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Ambitious Entertainment, Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Ambitious Entertainment, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations and has a net capital deficiency as of December 31, 2025, that raise substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements are issued. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-2

Valuation of Convertible Debt and Derivative Liabilities

Description of the Matter:

As discussed in Notes 8 and 9 to the financial statements, the Company has issued convertible debt with embedded conversion features that are required to be bifurcated from the host debt and accounted for separately as derivative liabilities at fair value, in accordance with the applicable accounting guidance on embedded derivatives and convertible instruments. The fair value of the bifurcated embedded conversion options is estimated using Black-Scholes model that incorporate significant unobservable inputs, including the expected volatility of the Company’s common stock, risk-free interest rates, expected terms, and assumptions about the likelihood and timing of conversion and other relevant contractual features (such as price-reset and anti-dilution provisions). Changes in the fair value of these bifurcated conversion options are recognized in the statement of operations.

We identified the valuation of bifurcated embedded conversion options and the related derivative liabilities as a critical audit matter because of the significant judgment required by management to (1) evaluate the terms of the convertible instruments and determine whether the conversion features must be bifurcated and accounted for separately as derivative liabilities, and (2) estimate the fair value of those bifurcated features. Auditing these matters required a high degree of auditor judgment due to the complexity of the instruments’ terms, the use of complex valuation models, the sensitivity of the fair value measurements to changes in key inputs, and the potential effect of the resulting fair value changes on the Company’s results of operations.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the valuation of the bifurcated embedded conversion options and related derivative liabilities included, among others:

●	Evaluating the design and testing the operating effectiveness of certain internal controls over management’s process for identifying, classifying, and measuring embedded conversion features at fair value.
●	We obtained and read the relevant debt agreements to understand and evaluate the specific contractual terms, including conversion ratios, reset provisions, redemption features, and other contingent terms, and assessed whether management’s identification of embedded features and its conclusions regarding bifurcation and classification as derivative liabilities were consistent with the applicable accounting guidance.
●	We evaluated the valuation methodologies used by management and tested the reasonableness of significant assumptions, such as expected volatility, risk-free interest rates, expected terms, and assumptions about conversion behavior, by comparing them to observable market data, historical trading data, and publicly available information, as applicable.
●	We also tested the completeness and accuracy of the data used in the valuation models and performed independent sensitivity analyses to assess the impact of changes in key assumptions on the fair value estimates.
●	We evaluated the adequacy of the Company’s related disclosures in the financial statements, including the description of the key terms of the instruments and the significant valuation assumptions used.

Auditor’s Evaluation:

Based on the analysis above, we conclude that the Company’s valuation of convertible debt and derivative liabilities meet the criteria for classification as a Critical Audit Matters. This determination is supported by the material nature of the accounts, the significant management and auditor judgment involved, and the complexity of the audit procedures required to obtain sufficient appropriate audit evidence.

/s/Bush & Associates CPA LLC

We have served as the Company’s auditor since 2025

Las Vegas, Nevada

May 15, 2026

PCAOB ID Number 6797

F-3

AMBITIOUS ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2025	2024

ASSETS
Current Assets
Cash	$1,070	$3,621
Cash reserve	-	8,735
Accounts receivable	-	290,597
Other receivable	-	31,396
Prepaid expenses and other current assets	-	116,742
Investments	11,794	128,650
Deferred offering cost	250,000	250,000
Total Current Assets	262,864	829,741

TOTAL ASSETS	$262,864	$829,741

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$466,992	$955,696
Accrued expenses	1,816,587	656,418
Due to related parties	1,538,004	633,332
Production financing	-	775,761
Short-term production loans	25,000	-
Convertible notes payable, net	2,092,762	1,915,781
Derivative liability	8,714,459	8,474,173
Total Current Liabilities	14,653,804	13,411,161

TOTAL LIABILITIES	14,653,804	13,411,161

Commitments and contingencies

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; 237,341 shares issued and outstanding as of December 31, 2025, and December 31, 2024	24	24
Common stock, $0.0001 par value; 150,000,000 shares authorized; 11,492,500 and 7,440,000 shares issued and outstanding, as of December 31, 2025, and December 31, 2024, respectively	1,149	744
Additional paid in capital	227,068	224,572
Accumulated deficit	(14,619,181)	(12,858,112)
Accumulated other comprehensive income	-	51,352
TOTAL STOCKHOLDERS’ DEFICIT	(14,390,940)	(12,581,420)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$262,864	$829,741

The accompanying notes are an integral part of these audited consolidated financial statements

F-4

AMBITIOUS ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2025	2024

Revenue	$1,225,000	$9,289,445
Cost of revenues	1,225,000	10,330,076
Gross loss	-	(1,040,631)

Operating expenses
Shared-based compensation	475,000	-
Professional fees	879,645	137,940
Consulting	623,289	128,000
Marketing and Advertising	-	7,747
Other general and administrative	181,715	465,093
Total operating expenses	2,159,649	738,780

Loss from operations	(2,159,649)	(1,779,411)

Other Income (Expenses):
Other income	-	23,099
Interest expense	(504,650)	(953,163)
Loss on issuance of debt	(362,912)	(226,820)
Loss on impairment of investment	(128,650)	(85,837)
Change in fair value of derivative liability	342,626	(201,422)
Gain on transfer of corporate and member interest	1,008,070	1,933,261
Exchange loss	(7,333)	-
Total other income	347,151	489,118

Net Loss	$(1,812,498)	$(1,290,293)

Foreign exchange translation	51,429	(10,302)
Net Loss and comprehensive loss	$(1,761,069)	$(1,300,595)

Loss per share of common stock - basic and diluted	$(0.20)	$(0.18)

Weighted average number of shares of common stock outstanding - basic and diluted	8,847,381	7,162,027

The accompanying notes are an integral part of these audited consolidated financial statements

F-5

AMBITIOUS ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

					Additional		Accumulated Other
	Preferred Stock		Common Stock		Paid in	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Total

Balance - December 31, 2023	237,340	$24	6,800,000	$680	$229,522	$(11,513,455)	$78	$(11,283,151)

Common stock issued for services	-	-	640,000	64	(4,950)	-	-	(4,886)
Other comprehensive income	-	-	-	-	-	(44,062)	51,274	7,212
Net loss	-	-	-	-	-	(1,300,595)	-	(1,300,595)
Balance - December 31, 2024	237,340	$24	7,440,000	$744	$224,572	$(12,858,112)	$51,352	$(12,581,420)

Common stock issued for cash	-	-	25,000	3	2,497	-	-	2,500
Common stock issued for services	-	-	4,027,500	402	(1)	-	-	401
Other comprehensive loss	-	-	-	-	-	-	(51,352)	(51,352)
Net loss	-	-	-	-	-	(1,761,069)	-	(1,761,069)
Balance - December 31, 2025	237,340	$24	11,492,500	$1,149	$227,068	$(14,619,181)	$-	$(14,390,940)

The accompanying notes are an integral part of these audited consolidated financial statements

F-6

AMBITIOUS ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,761,069)	$(1,300,595)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of debt discount and debt issuance costs	196,981	273,877
Loss on issuance of convertible debt	362,912	226,820
Change in FV of derivative	(342,625)	201,422
Stock based compensation	475,000	-
Impairment loss	128,650	85,837
Non-cash gain on transfer of interest in subsidiaries	(1,008,070)	(1,933,261)
Changes in operating assets and liabilities:
Accounts receivable	5,060	(2,866,923)
Tax credit receivable	-	(681,727)
Other receivable	-	(28,101)
Subscription receivable	-	5,000
Prepaid expenses	5,000	123,610
Accounts payable	184,373	463,551
Accrued expenses	685,169	690,138
Other	-	25,428
Net cash used in operating activities	(1,068,619)	(4,714,924)

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in the transfer of interest	(11,603)	(88,928)
Investments	(11,794)	(20,837)
Net cash used in investing activities	(23,397)	(109,765)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	25,000	-
Proceeds from production financing	-	3,591,017
Repayments of production financing	-	(1,048,893)
Debt issuance costs / loan origination fees	-	(11,645)
Proceeds from short term production loans	-	242,702
Advances from related parties	1,035,935	217,005
Repayments to related parties	(131,263)	(101,572)
Proceeds (adjustments) from issuance of common stock	2,500	(4,951)
Proceeds from issuance of convertible notes payable	200,000	125,000
Capital contributions	-	2,146,778
Net cash provided by financing activities	1,132,172	5,155,441

Effect of foreign exchange rates on cash and cash equivalents	(51,442)	(395,284)

Net change in cash	(11,286)	(64,532)
Cash at beginning of period	12,356	76,888
Cash at end of period	$1,070	$12,356

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

NON CASH INVESTING AND FINANCING ACTIVITIES
Transfer of interest in subsidiaries	(1,008,070)	(1,933,261)
Initial derivative liabilities recognized as a debt discount	$220,000	$137,500

The accompanying notes are an integral part of these audited consolidated financial statements

F-7

AMBITIOUS ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025, and 2024

NOTE 1 - ORGANIZATION AND LIQUIDITY

Organization and Business Overview

Ambitious Entertainment, Inc., (“Ambitious”, “the Company”, “We”, “Us”) a Nevada corporation, was incorporated in September 2020 to pursue an innovative media content development strategy that pursues opportunities generated from the rapid proliferation of video streaming services such as Netflix, Disney+, Amazon Prime Video, Hulu, and Max (formerly HBO Max) as well as all major movie studios. With offices in New York and Los Angeles, Ambitious is a leading independent media entertainment company which sources, finances, develops and produces IP-based series and movies in “partnership” with the industry’s foremost creative artists, streaming sites, and studios. The Company acquires and controls its own movie or series IP which it then packages internally into a lucrative asset for sale directly to streaming sites and movie studios or, when strategically practical, the Company produces its IP in-house. The IP we secure are rights to books, scripts, life-rights, or other IP such as blogs, vlogs, and short videos.

The Company has six wholly owned subsidiaries including Dead Man’s Hand Production, LLC, (“DMH”), 1421135 B.C. LTD (“Cold Deck Film, LLC” or “CD” or “Cold Deck”), AMFAD Productions CAD Inc. (“All My Friends Are Dead”, “AMFAD”), Scorpion Productions, Inc. (“Scorpion”, “Viper”), FATE USA, LLC (“FATE”), and Rage Movie, LLC (“Guns of Redemption” or “GOR” or “Rage”) included in the consolidated financial statements for the year ended December 31, 2024. Five of the subsidiaries were transferred out of the Company during the year ended December 31, 2024.

The Company has one wholly owned subsidiary, FATE USA, LLC (“FATE”), included in the consolidated financial statements for the year ended December 31, 2025. The subsidiary was transferred out of the Company during the year ended December 31, 2025.

Going Concern

The Company’s consolidated financial statements are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States including the assumption of a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as shown in the accompanying consolidated financial statements, the Company had a net loss of $1.8 million, an accumulated deficit of $14.6 million, and cash used in operations of $1.1 million for the year ended December 31, 2025. The Company expects to continue to incur significant expenditures to develop its technology and is currently not reserving cash to repay convertible notes. As such, there is substantial doubt about the Company’s ability to continue as a going concern.

The Company has incurred recurring losses and negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. As of December 31, 2025, the Company has $2,092,762 in net convertible debt with a weighted average interest rate of 7% per annum. The convertible debt matures between May and December 2026. The Company’s monthly cash burn is approximately $200,000, comprised of $100,000 in producer fees, $65,000 in labor, $7,000 in travel, $7,000 in legal expenses, $6,000 investor relations, $12,000 in audit fees, and $3,000 in development expenses.

Management recognizes that the Company will require additional capital to fund operations in 2026 and beyond. To address these liquidity needs, management has developed plans to raise additional capital both prior to and following a public listing.

F-8

The Company intends to raise capital through a Pre-IPO preferred equity offering of up to 100 Pre-IPO Preferred Units at a price of $32,000 per unit, for aggregate gross proceeds of up to $3.2 million. Each unit consists of shares of Pre-IPO preferred stock and warrants to purchase common stock. The preferred stock is convertible into common stock on a one-for-one basis, subject to customary adjustments, and carries a cumulative dividend of 10% per annum, payable in additional preferred shares. The warrants are exercisable at a fixed price per share and have a term of three years from issuance. The Company expects that the proceeds from this offering, if completed, will be used to fund operating expenses and support the Company’s strategic objectives through its anticipated public listing.

Following the completion of its anticipated public listing, the Company plans to pursue an additional equity capital raise of up to $15.0 million. Management is currently in discussions with multiple brokerage firms regarding this post-listing financing, which is expected to provide additional capital to fund ongoing operations and support the Company’s growth and strategic initiatives.

The completion, timing, and terms of the Company’s planned financings are subject to market conditions, regulatory approvals, and the execution of definitive agreements. There can be no assurance that the Company will successfully complete either financing on the terms described, or at all.

In the absence of the successful execution of these plans, the Company does not have contingency plans other than the possibility of personal funding by the Co-President, who also serves as Interim Chief Executive Officer.

These consolidated financial statements do not include any adjustments related to the recoverability or classification of recorded asset amounts and the classification of liabilities that may be necessary if the Company is unable to continue as a going concern.

Management believes the planned pre-IPO capital raise of $3.2 million and the subsequent $15.0 million capital raise, if successfully executed, will mitigate the substantial doubt about the Company’s ability to continue as a going concern through the end of 2026.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. Significant estimates are contained in the accompanying consolidated financial statements for the valuation of derivatives, warrants, and other financial instruments.

F-9

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. The Company’s cash is primarily maintained in checking accounts. These balances may, at times, exceed the U.S. Federal Deposit Insurance Corporation insurance limits. As of December 31, 2025, the Company had cash of $1,070. The Company has not experienced any losses on deposits of cash.

Accounts Receivable

Accounts receivable, net represent the amounts that the Company has an unconditional right to consideration, which are stated at the original amount less an allowance for doubtful accounts. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful accounts when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of operations. Delinquent account balances are written off against the allowance for doubtful accounts after management has determined that the likelihood of collection is remote. In circumstances in which the Company receives payment for accounts receivable that have previously been written off, the Company reverses the allowance and bad debt.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of various payments that the Company has made in advance for deposits, and goods or services to be received in the future. Prepaid expenses include consulting, advertising, insurance, and service or other contracts requiring up-front payments.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting, consulting, and other direct costs incurred in connection with the Company’s proposed public offering. These costs are capitalized and presented as deferred offering costs within current assets. Upon consummation of the offering, such costs will be recorded as a reduction of additional paid-in capital. If the offering is abandoned, the deferred offering costs will be expensed in the period in which the offering is terminated.

Fair Value Measurements

The Company follows accounting guidelines on fair value measurements for financial instruments measured on a recurring basis, as well as for certain assets and liabilities that are initially recorded at their estimated fair values. Fair value is defined as the exit price, or the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The Company uses the following three-level hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs to value its financial instruments:

●	Level 1: Observable inputs such as unadjusted quoted prices in active markets for identical instruments.

●	Level 2: Quoted prices for similar instruments that are directly or indirectly observable in the marketplace.

F-10

●	Level 3: Significant unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires a significant judgment or estimation.

Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires the Company to make judgments and consider factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed, or initial amounts recorded, may not be indicative of the amount that the Company or holders of the instruments could realize in a current market exchange.

The carrying amounts of the Company’s financial instruments including cash, prepaid expenses, accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these instruments.

Set out below are the Company’s financial instruments that are required to be remeasured at fair value on a recurring basis and their fair value hierarchy as of December 31, 2025, and 2024:

December 31, 2025	Level 1	Level 2	Level 3	Carrying Value
Liabilities
Derivative Liability - Warrants	$-	$-	$6,810,870	$6,810,870
Derivative Liability – conversion feature	-	-	1,903,589	1,903,589
Total Liabilities	$-	$-	$8,714,459	$8,714,459

December 31, 2024	Level 1	Level 2	Level 3	Carrying Value
Liabilities
Derivative Liability - Warrants	$-	$-	$6,921,846	$6,921,846
Derivative Liability – conversion feature	-	-	1,552,327	1,552,327
Total Liabilities	$-	$-	$8,474,173	$8,474,173

Stock-based Compensation

The Company accounts for share-based payment awards in accordance with ASC 718, Share-Based Compensation. Share-based awards issued in exchange for services are measured at their estimated grant-date fair value. Determining the grant-date fair value of equity awards requires management to make judgments and assumptions regarding the valuation of the Company’s common stock and the terms of the awards. Stock-based compensation expense is recognized over the requisite service period.We believe the fair value of our common stock represents a reasonable estimate at the grant date; however, changes in the underlying assumptions, including the estimated value of our common stock, could materially affect the amount of stock-based compensation expense recognized in future periods.

Content Assets

The Company sources intellectual property (“IP”) to create and develop original film and video content for sale or distribution to third parties. Content assets related to original productions consist of the unamortized costs of completed and in-process video content produced by the Company. Capitalized costs include direct production costs, production overhead, and financing costs, including capitalized interest when applicable.

Content assets are monetized individually and are reviewed for impairment on a title-by-title basis when events or changes in circumstances indicate that the carrying value may not be recoverable.

F-11

The Company did not capitalize any content assets during the years presented, and no amortization or impairment related to content assets was recorded during those periods. The Company expects to capitalize content assets in future periods as it begins production activities.

Impairment of Long-lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is assessed by comparing the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount exceeds the estimated undiscounted future cash flows, an impairment loss is recognized in an amount equal to the excess of the carrying value over the asset’s fair value.

The Company’s estimates of future cash flows are based on assumptions regarding the expected performance of the related film and the Company’s future business outlook. Actual results may differ from those estimates.

During the year ended December 31, 2025, the Company recorded an impairment loss of $128,650 related to one film. During the year ended December 31, 2024, the Company recorded an impairment loss of $85,837 related to expired film rights for a project.

Revenue recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). Revenue is recognized when control of the promised goods or services is transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

To determine revenue recognition for arrangements within the scope of ASC 606, the Company applies the following five-step model:

(1) Identify the contract(s) with a customer;

(2) Identify the performance obligations in the contract;

(3) Determine the transaction price;

(4) Allocate the transaction price to the performance obligations in the contract; and

(5) Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company applies the five-step model to contracts when it is probable that it will collect the consideration to which it is entitled in exchange for the goods or services transferred. At contract inception, the Company evaluates the promised goods or services in each contract to identify performance obligations and determines whether each promised good or service is distinct. Revenue is recognized in an amount equal to the transaction price allocated to the respective performance obligations when (or as) those performance obligations are satisfied.

Disaggregation of Revenue

For the years ended December 31, 2025 and 2024, 100% of the Company’s revenue was derived from production services. The Company did not generate revenue from feature films or licensing activities during these periods.

The Company’s production service arrangements do not provide for significant rights of return, refunds, or warranties. Accordingly, no material provisions for returns, refunds, or warranty obligations were recorded during the years presented.

F-12

Production Services Revenue

The Company generates revenue from production service agreements pursuant to which it provides production-related services to customers.

Revenue from production service agreements is recognized over time as the Company satisfies its performance obligations because the services are performed for the customer and the customer simultaneously receives and consumes the benefits of those services as they are provided.

Progress toward completion is measured using an input method based on costs incurred relative to total estimated costs (the “cost-to-cost” method), which the Company believes best depicts the transfer of control of services to the customer. Revenue is recognized based on the proportion of costs incurred to total estimated costs.

Costs associated with production service agreements are expensed as incurred. The determination of total estimated costs involves significant judgment and is reviewed on a periodic basis. Revisions to cost estimates are recorded in the period in which the facts that give rise to the revision become known.

Contract Balances

The Company’s contract balances consist of contract assets and contract liabilities arising from revenue recognized under contracts with customers.

●	Contract assets represent revenue recognized in excess of amounts billed to customers when the Company’s right to payment is conditional on factors other than the passage of time.
●	Contract liabilities (deferred revenue) represent payments received in advance of satisfying the related performance obligations.

The Company did not have any contract assets or contract liabilities as of December 31, 2025 or 2024.

Performance Obligations

The Company satisfies its performance obligations for production services over time, accounting for 100% of the Company’s total revenue for the years ended December 31, 2025, and December 31, 2024. The satisfaction of performance obligations is measured using the percentage-of-completion method, as described above.

For the years presented, there were no material unsatisfied performance obligations as of the balance sheet date.

F-13

Cost of Revenue

Costs incurred to produce feature films are capitalized when incurred and expensed when the movie rights are transferred. For production service agreements, costs are recognized in proportion to the percentage of completion, consistent with the revenue recognition method.

The costs incurred to acquire feature film programming rights, including advances, are capitalized.

Income Taxes

Income taxes are accounted for using an asset and liability approach for financial accounting and reporting for income taxes and recognition and measurement of deferred assets are based upon the likelihood of realization of tax benefits in future years. Under this method, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the net deferred tax asset, on a jurisdiction-by-jurisdiction basis, will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

From time to time, the Company engages in transactions in which the tax consequences may be subject to uncertainty. Significant judgment is required in assessing and estimating the tax consequences of these transactions. In determining the Company’s tax provision for financial reporting purposes, the Company establishes a reserve for uncertain tax positions unless such positions are determined to be more likely than not of being sustained upon examination, based on their technical merits. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense.

Foreign Currency Translation

Monetary assets and liabilities denominated in currencies other than the functional currency are translated at exchange rates in effect at the balance sheet date. Resulting unrealized and realized gains and losses are included in the consolidated statements of operations.

Foreign company assets and liabilities in foreign currencies are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Foreign company revenue and expense items are translated at the average rate of exchange for the fiscal year. Gains or losses arising on the translation of the accounts of foreign companies are included in accumulated other comprehensive income or loss, a separate component of shareholders’ equity.

Convertible Debt and Convertible Preferred Stock

The Company has adopted Accounting Standards Update (“ASU”) 2020-06, simplifying the accounting for convertible instruments. ASU 2020-06 (i) reduced the number of accounting models for convertible instruments, by eliminating the models that require separation of cash conversion or beneficial conversion features from the host and (ii) revised derivative scope exception and (iii) provided targeted improvements for EPS. The adoption of ASU 2020-06 did not have a material impact on the Company’s outstanding convertible debt instruments.

When the Company issues convertible debt or convertible preferred stock, it evaluates the balance sheet classification to determine whether the instrument should be classified either as debt or equity, and whether the conversion feature should be accounted for separately from the host instrument. A conversion feature of a convertible debt instrument or certain convertible preferred stock would be separated from the convertible instrument and classified as a derivative liability if the conversion feature, were it a standalone instrument, meets the definition of an “embedded derivative” in ASC 815, Derivatives and Hedging. Generally, characteristics that require derivative treatment include, among others, when the conversion feature is not indexed to the Company’s equity, as defined in ASC 815-40, or when it must be settled either in cash or by issuing stock that is readily convertible to cash. When a conversion feature meets the definition of an embedded derivative, it would be separated from the host instrument and classified as a derivative liability carried on the consolidated balance sheet at fair value, with any changes in its fair value recognized currently in the consolidated statements of operations.

F-14

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For our derivative financial instruments, the Company used a Black Scholes valuation model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within twelve (12) months of the balance sheet date.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Black-Scholes pricing model.

Earnings (Loss) Per Share

The Company computes basic and diluted earnings (loss) per share in accordance with ASC 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share reflects the potential dilution that could occur if stock options and other commitments to issue common shares were exercised or equity awards vest resulting in the issuance of common shares that could share in the earnings (loss) of the Company.

As a result of the net loss in the years ended December 31, 2025, and 2024, the dilutive effect of the warrants and convertible notes were considered anti-dilutive and, therefore, excluded from diluted net loss per share.

	December 31,	December 31,
	2025	2024
	(Share)	(Share)
Warrant A	4,000,000	4,000,000
Warrant B	1,045,566	945,566
Warrant C	1,045,566	945,566
Convertible note	1,150,365	1,040,365
	7,241,497	6,931,497

F-15

Advertising Costs

The Company follows the policy of charging the cost of advertising to expense as incurred. Advertising expense was nil for the years ended December 31, 2025, and 2024.

Related Parties and Transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be an entity or individual, are considered to be related if they have the ability, directly or indirectly, to control the Company or exercise significant influence over the Company in making financial and operational decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Segment Information

The Company determines its operating segments in accordance with ASC 280, Segment Reporting, which requires the use of the management approach. Under this approach, operating segments are identified based on the manner in which the Company’s chief operating decision maker (“CODM”) organizes the Company for purposes of making operating decisions, assessing performance, and allocating resources.

Management has determined that the Company operates as a single operating and reportable segment. The CODM evaluates the Company’s financial performance on a consolidated basis and does not regularly review or allocate resources based on disaggregated financial information by product, service line, or geographic region.

During the year ended December 31, 2025, the Company adopted ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The adoption of ASU 2023-07 did not result in the identification of additional reportable segments. Because the Company operates as a single reportable segment and the CODM evaluates performance on a consolidated basis, the required segment disclosures under ASC 280 largely align with the consolidated financial statements.

Tax credits and tax credit receivable

The Company may be eligible to receive tax incentives and credits from U.S. state and local jurisdictions and foreign government agencies to encourage the production of film, episodic, and streaming content.

U.S. GAAP provides limited authoritative guidance on the recognition and measurement of government assistance received by for-profit entities. Accordingly, the Company accounts for production-related tax credits based on an assessment of the substance of the arrangement and by analogy to other applicable accounting guidance.

The Company has elected an accounting policy to treat refundable and transferable production tax credits that are directly linked to qualifying production expenditures as a reduction of the related capitalized content production costs when realization of the credit is considered probable and the amount can be reasonably estimated. Any tax credit receivable would be recognized at that time.

In accordance with ASC 832, Government Assistance, the Company discloses the nature of material government assistance arrangements, the accounting policies applied, and other relevant terms, when applicable.

F-16

For the years ended December 31, 2025, and 2024, the Company did not capitalize any content assets and did not record any tax credits or tax credit receivables.

Recent Accounting Pronouncements

Income Taxes – Improvements to Income Tax Disclosures

In December 2023, FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which enhances the transparency and decision usefulness of income tax disclosures. The guidance requires disaggregated disclosure of income taxes paid by jurisdiction, standardizes categories within the effective tax rate reconciliation, and modifies other income tax-related disclosure requirements.

The standard is effective for the Company for fiscal years beginning after December 15, 2024, and will be adopted in the Company’s annual financial statements for the year ending December 31, 2026. Early adoption is permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statement disclosures.

The Company does not expect the adoption of any other recently issued accounting standards to have a material impact on its consolidated financial statements.

NOTE 3 - ACCOUNTS RECEIVABLE

As of December 31, 2025, and 2024, accounts receivable totaled $0 and $290,597, respectively. The amounts as of December 31, 2025, and 2024 represents funds due to the Company under the terms of the film production service agreements.

NOTE 4 - PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets are assets and payments previously made, that benefit future periods. The balance as of December 31, 2025, and 2024, respectively includes prepaid operating expenses and production related deposits.

Prepaid and other current assets comprised of the following:

	December 31,	December 31,
	2025	2024
Prepaid expenses	$-	$7,083
Deposits	-	109,659
	$-	$116,742

NOTE 5 – DEFERRED OFFERING COSTS

As of December 31, 2025 and 2024, the Company had deferred offering costs of $250,000 and $250,000, respectively, recorded as current assets on the accompanying consolidated balance sheets. These costs consist primarily of legal fees incurred in connection with the Company’s proposed initial public offering. The deferred offering costs will be reclassified to additional paid-in capital upon completion of the offering.

F-17

NOTE 6 - INVESTMENTS

The Company invests in various film projects produced by other entities. These investments represent financial contributions to third-party film projects in exchange for participation rights in revenue generated by the completed films. The investments are classified as current assets on the balance sheet and are stated at cost, unless there is evidence of impairment.

As of December 31, 2025, the Company’s investments in third-party film projects totaled $11,794, compared to $128,650 as of December 31, 2024. The decrease primarily reflects impairment charges of $128,650, offset by new investments of $11,794.

The Company holds a 0% equity ownership interest in the underlying project rights; rather, the investment entitles the Company to participate in revenue generated if the project successfully proceeds to production and distribution.

Revenue Participation

These investments provide the Company with participation rights in revenue streams generated from the exploitation of the films, including theatrical releases, streaming, and other distribution channels. The timing and amount of returns from these investments depend on the performance of the respective film projects and market conditions.

No revenue was recognized related to revenue participation for the years ended December 31, 2025 and 2024.

Impairment Testing

The Company evaluates its film investments for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. Impairment testing is conducted using a discounted cash flow (DCF) model, which incorporates significant assumptions about future revenue streams, market demand, and other economic factors. If the recoverable amount, calculated as the present value of expected future cash flows, is less than the carrying value, an impairment loss is recognized in the period of determination.

During the year ended December 31, 2025, and December 31, 2024, an impairment loss of $128,650, and $85,837, respectively was recognized related to the Company’s investments in third-party films.

Fair Value Hierarchy Classification

Although the investments are carried at cost, the Company estimates their fair value for impairment testing purposes using unobservable inputs, including projections of future cash flows and discount rates reflective of project-specific risks. As such, these investments fall within Level 3 of the fair value hierarchy under Accounting Standards Codification (ASC) 820.

Credit Risk

The Company’s investments in third-party film projects are subject to credit risk, as returns depend on the financial and operational performance of external producers and distributors. The Company actively monitors the creditworthiness of its partners and evaluates the recoverability of its investments based on current and anticipated market conditions. Management believes that any credit risks associated with these investments are appropriately reflected in their carrying amounts.

F-18

NOTE 7 - ACCRUED EXPENSES

Accrued expenses were as follows:

	December 31,	December 31,
	2025	2024
Legal and other services	$514,629	$137,128
Stock payable	475,000	-
Accrued interest	826,958	519,290
	$1,816,587	$656,418

NOTE 8 - PRODUCTION FINANCING

The Company did not have any film related obligations as of December 31, 2025.

Film related obligations were as follows as of December 31, 2024:

				December 31,
Production financing	Maturity	Default Interest	Collateral	2024
Note issued on May 22, 2024	The Credit Facility shall be repayable on demand. Without limiting the generality of the foregoing, the Credit Facility shall be repaid to Lender not later than sixteen (16) months from the Closing Date (the “Maturity Date”).	Canadian Prime Rate plus 1.50% per annum	From Borrower, a first ranking General Security Agreement on all of Borrower’s personal property, movable property, present and future, tangible and intangible, corporeal and incorporeal, including, without limitation, the income receivable from the worldwide sale, licensing commercialization or other exploitation of the Project in all distribution territories and media worldwide to be registered by Lender’s counsel in all applicable jurisdictions	$775,761
				$775,761

NOTE 9 – DEBT

Convertible Debt and Embedded Derivative Liabilities

The Company adopted Accounting Standards Update (ASU) 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40), on January 1, 2022, using the modified retrospective method. This adoption was aimed at simplifying the accounting for convertible instruments and contracts in an entity’s own equity.

F-19

As of December 31, 2025, the Company had convertible promissory notes with an aggregate outstanding principal balance of $2,092,762. The Company is not currently in default under the terms of these notes.

ASU 2020-06 introduced key changes to accounting guidance for convertible debt instruments, including the following:

1.

Elimination of Beneficial Conversion Features (BCF):

Under ASU 2020-06, the need to separately recognize a beneficial conversion feature (BCF) has been removed. In the case of the Company’s convertible debt issued in 2021 through 2025, the conversion price is tied to 50% of the Initial Public Offering (IPO) offering price, which inherently introduces variability. Due to this variability, the conversion feature does not trigger the requirements for a BCF under the new standard.

2.

Bifurcation of Embedded Derivatives:

The Company evaluated whether the conversion feature met the criteria for bifurcation as an embedded derivative under ASC 815-40 (Derivatives and Hedging). The analysis determined that:

○	Indexation Criterion: The conversion price is variable and tied to 50% of the IPO offering price. This variability fails the “fixed-for-fixed” requirement, which would allow the feature to be considered indexed to the Company’s equity.
○	Settlement Criterion: While settlement in equity is possible, the variability in conversion terms introduces exposure to equity market risk and does not qualify as “clearly and closely related” to the debt host.
○	Derivative Criterion: The conversion feature exposes the holder to equity market risk, resembling the characteristics of a derivative. Therefore, bifurcation is required under ASC 815.

As a result, the conversion feature was bifurcated from the host debt and classified as a derivative liability. The derivative liability related to the conversion feature was recorded at its fair value of $1.9M and $1.6M as of December 31, 2025, and 2024, respectively.

3.

Single-Instrument Accounting (No Separation):

While ASU 2020-06 encourages a single-instrument approach, the embedded conversion feature did not qualify for this treatment because it failed to meet the criteria for being indexed to the Company’s equity and “clearly and closely related” to the debt host.

Valuation of Derivative Liability:

The derivative liability was valued using a Black-Scholes model with the following key assumptions as of December 31, 2025:

●	Expected IPO offering price: $4.00.
●	Expected volatility: 53%.
●	Risk-free interest rate: 3.48%.
●	Expected term of conversion feature: .16 – 5 years.

The derivative liability was valued using a Black-Scholes model with the following key assumptions as of December 31, 2024:

●	Expected IPO offering price: $4.00.
●	Expected volatility: 84%.
●	Risk-free interest rate: 4.16%.
●	Expected term of conversion feature: 1.16 – 4.94 years.

F-20

The Company continues to monitor changes in assumptions and market conditions that may impact the valuation of the derivative liability.

Key Accounting Impact:

The adoption of ASU 2020-06 did not have a material impact on the Company’s financial statements at the time of implementation. However, for convertible instruments issued in the period of 2021 through 2025, the variability in the conversion price tied to IPO terms necessitated the bifurcation and recognition of the embedded conversion feature as a derivative liability under ASC 815-40.

Convertible notes payable

Convertible notes payable
Balance as of December 31, 2023	$1,893,229
Issuance in 2024	137,500
2,030,729
Less: discount	(114,948)
Balance as of December 31, 2024	$1,915,781

Convertible notes payable
Balance as of December 31, 2024	$1,915,781
Issuance in 2025	220,000
2,135,781
Less: discount	(43,019)
Balance as of December 31, 2025	$2,092,762

During the years ended December 31, 2025, and 2024, the Company recorded interest expense of $150,937 and $137,240 along with amortization of debt discount and original issue discount of $196,981 and $247,271, respectively. As of December 31, 2025, and 2024, the Company recorded accrued interest of $553,444 and $402,506, respectively.

During March 2021 to April 2022, the Company sold units at a price of $25,000 per unit (the “Units”), consisting of (i) a one-year, 7% senior secured convertible promissory note in the aggregate amount of $25,000 per Unit purchased (the “Convertible Notes”) subject to an original issue discount of 10% (the “OID”), (ii) a five-year Series B warrant at an aggregate exercise price of $25,000 per Unit purchased, and (iii) a five-year Series C warrant at an aggregate exercise price of $25,000 per Unit purchased. Each Unit was immediately separable upon issuance. The Company received gross proceeds in the amount of $40,000 and $1,069,435, respectively, from the sale of Units, for the year ended December 31, 2022, and 2021.

The maturity date of convertible notes issued in 2022 and 2021 is one and two years from issuance date, respectively. As defined in the agreement, the conversion price is the 50% of offering price per share of common stock paid in Initial Public Offering (“IPO”). The Company determined our conversion feature for the convertible notes is not clearly and closely related to the host and accounted for it as a bifurcated derivative liability in accordance with ASC 815.

F-21

During the year ended December 31, 2023, the Company issued convertible debt with principal balances ranging from approximately $25,000 to $111,000. Each debt instrument had the following terms (i) a one-year, 7% senior secured convertible promissory note in the aggregate amount of $25,000 per Unit purchased (the “Convertible Notes”) subject to an original issue discount of 10% (the “OID”), (ii) a five-year Series B warrant at an aggregate exercise price of $25,000 per Unit purchased, and (iii) a five-year Series C warrant at an aggregate exercise price of $25,000 per Unit purchased. Each Unit was immediately separable upon issuance. The Company received gross proceeds in the amount of $442,461 from the issuance of the convertible notes.

During the year ended December 31, 2023, the Company also converted a loan payable in the amount of $75,000 to a convertible note with a principal balance of $83,333, debt discount of $12,918, derivative liability of $500 and additional paid in capital of $4,085. The maturity date of convertible notes issued in 2023 is one year from issuance date. As defined in the agreement, the conversion price is the 50% of offering price per share of common stock paid in Initial Public Offering (“IPO”). The Company determined our conversion feature for the convertible notes is not clearly and closely related to the host and accounted for it as a bifurcated derivative liability in accordance with ASC 815.

During the year ended December 31, 2024, the Company issued five convertible debt instruments with principal balances of $25,000. Each debt instrument had the following terms (i) a two-year, 7% senior secured convertible promissory note in the aggregate amount of $25,000 per Unit purchased (the “Convertible Notes”) subject to an original issue discount of 10% (the “OID”), (ii) a five-year Series B warrant at an aggregate exercise price of $25,000 per Unit purchased, and (iii) a five-year Series C warrant at an aggregate exercise price of $25,000 per Unit purchased. Each Unit was immediately separable upon issuance. The Company received gross proceeds in the amount of $125,000 from the issuance of the convertible notes.

During the year ended December 31, 2025, the Company issued seven convertible debt instruments with principal balances of $25,000. Each debt instrument had the following terms (i) a one year, 7% senior secured convertible promissory note in the aggregate amount of $25,000 per Unit purchased (the “Convertible Notes”) subject to an original issue discount of 10% (the “OID”), (ii) a five-year Series B warrant at an aggregate exercise price of $25,000 per Unit purchased, and (iii) a five-year Series C warrant at an aggregate exercise price of $25,000 per Unit purchased. Each Unit was immediately separable upon issuance. The Company received gross proceeds in the amount of $200,000 from the issuance of the convertible notes.

NOTE 10 - WARRANT

Series A Warrants

During the year ended December 31, 2021, the Company issued 5,600,000 Series A warrants for $56,000. Subsequent to their issuance, these warrants were amended to prefunded warrants. As part of the amendment, the number of warrants was reduced to 4,000,000, and the exercise terms were revised. The Series A Warrants are five-year warrants that are immediately vested and exercisable at a nominal exercise price of $0.001 per share.

As of December 31, 2025, and 2024, the Company has 4,000,000 Series A warrants outstanding.

F-22

Series B Warrants (Units)

The Series B Warrants are five-year warrants that are immediately vested and exercisable at an exercise price equal to 110% of the Conversion Price of the Convertible Notes with an aggregate purchase price of $25,000 per Unit.

As of December 31, 2025, and 2024, the Company has 85 and 77 Series B warrants units outstanding, respectively.

Series C Warrants (Units)

The Series C Warrants are five-year warrants that are immediately vested and exercisable at an exercise price equal to 110% of the Conversion Price of the Convertible Notes with an aggregate purchase price of $25,000 per Unit.

As of December 31, 2025, and 2024, the Company has 85 and 77 Series C warrants units outstanding, respectively.

The Series A, B, and C Warrants have been accounted for as a derivative liability, in accordance with ASC 815. The derivative liability related to the Series A, B, and C was recorded at its fair value of $6.8M and $6.9M as of December 31, 2025, and 2024, respectively.

A summary of activity of the warrants during the year ended December 31, 2025, and 2024, are as follows:

	Warrants Outstanding		Weighted Average
	Number of	Weighted Average	Remaining life
	Warrants	Exercise Price	(years)
Outstanding, December 31, 2023	5,766,132	$2.06	2.42
Granted	125,000	2.20	-
Expired / cancelled	-	-	-
Exercised	-	-	-
Outstanding, December 31, 2024	5,891,132	$2.06	1.48
Granted	200,000	2.20	4.49
Expired / cancelled	-	-	-
Exercised	-	-	-
Outstanding, December 31, 2025	6,091,132	$2.07	0.62

The warrants are exercisable at a price equal to 110% of the conversion price of the related convertible notes. The convertible notes are convertible at 50% of the Company’s initial public offering (“IPO”) price. Although the IPO price has not yet been determined, the Company currently anticipates an IPO price of approximately $4.00 per share. Based on this assumption, the implied conversion price of the notes would be $2.00 per share and the related warrant exercise price would be $2.20 per share. As of December 31, 2025, the Company’s estimated fair value of its common stock was $1.90 per share based on recent arm’s-length transactions. Because the estimated fair value of the Company’s common stock was below the warrant exercise price, the intrinsic value of the warrants as of December 31, 2025 was $0.

F-23

NOTE 11 – DERIVATIVE LIABILITY

Fair Value Assumptions Used in Accounting for Derivative Liabilities

ASC 815 requires the Company to assess the fair market value of derivative liabilities at the end of each reporting period and recognize any change in fair market value as other income or expense. The Company determined that our derivative liabilities are classified as Level 3 fair value measurements and used the Black-Scholes pricing model to calculate the fair value as of issuance and at December 31, 2025, and 2024.

The Black-Scholes model requires six basic data inputs: the exercise or strike price, time to expiration, the risk-free interest rate, the current stock price, the estimated volatility of the stock price in the future, and the dividend rate. Changes to these inputs could produce significantly higher or lower fair value measurements.

Key assumptions and methodologies used are as follows:

●	Stock Price: Based on historical issuances.
●	Expected Volatility: Estimated using historical stock price volatility of comparable companies, as our stock does not have sufficient historical trading activity.
●	Risk-Free Interest Rate: Derived from U.S. Treasury rates for the applicable periods.

Sensitivity Analysis

The fair value of derivative liabilities is sensitive to changes in key inputs:

●	Volatility: A 5% increase (decrease) in volatility would increase (decrease) the fair value by nominal amount.
●	Risk-Free Rate: A 50-basis point increase (decrease) in the risk-free interest rate would increase (decrease) the fair value by approximately $2,700.

The inputs used to calculate the derivative values are as follows:

	Years ended
	December 31,
	2025	2024
Stock price	$0.79 - 2.50	$0.79 - 2.50
Expected term	0.16 – 5	0.26 - 3.17
Expected average volatility	50%	66%
Expected dividend yield	-	-
Risk-free interest rate	3.47 - 4.16%	3.88 - 5.25%

F-24

The following table summarizes the changes in the derivative liabilities during the year ended December 31, 2025, and 2024:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Balance – January 1, 2024	$7,908,430
Addition of new derivatives recognized as warrants	277,578
Addition of new derivatives recognized as conversion feature	86,743
Loss on change in fair value of the derivative	201,422
Balance - December 31, 2024	$8,474,173
Addition of new derivatives recognized as warrants	444,126
Addition of new derivatives recognized as conversion feature	138,785
Loss on change in fair value of the derivative	(342,625)
Balance - December 31, 2025	$8,714,459

The aggregate loss on derivatives during the years ended December 31, 2025, and 2024 was as follows.

	Year ended	Year ended
	December 31,	December 31,
	2025	2024
Day 1 loss due to derivative liabilities	$582,912	364,321
Change in fair value of the derivative	(342,626)	201,422
	$240,286	$565,743

NOTE 12 – EQUITY

Authorized Capital Stock

Effective October 2020, the Company filed a Certificate of Amendment to the Articles of Incorporation for authorized capital stock to authorize the Company to issue 151,000,000 shares. The Company has authorized 150,000,000 shares of common stock with a par value of $0.0001 per share and 1,000,000 shares of Preferred Stock with a par value of $0.0001 per share. The Company shall have the authority to issue the shares of Preferred Stock in one or more series with such rights, preferences and designations as determined by the Board of Directors of the Company.

Series A Preferred Stock

Effective October 2020, the Company filed a Certificate of Amendment to the Articles of Incorporation for authorized capital stock to authorize the Company to issue 151,000,000 shares. The Company has authorized 150,000,000 shares of common stock with a par value of $0.0001 per share and 1,000,000 shares of Preferred Stock with a par value of $0.0001 per share. The Company shall have the authority to issue the shares of Preferred Stock in one or more series with such rights, preferences and designations as determined by the Board of Directors of the Company.

Series A Preferred Stock

The Company has designated 1,000,000 preferred shares, par value $0.0001, as Series A Preferred Stock. Holders of Series A Preferred Stock would have the right to vote with 1 vote per common share on any matters brought before the stockholders of the Company.

The Series A Preferred Stockholders are not entitled to any dividends, mandatory conversion right, or liquidation preference, however, they do have a voluntary conversion right.

F-25

Series A Preferred stock is redemption shares upon the occurrence of Liquidity event. The Company shall purchase all shares of Series A preferred stock at a price of $3.00 per share.

Holders of the Company’s Series A Preferred Stock shall have the right to convert at a ratio of 1 (one) share of the Company’s common stock for 1 (one) share of the Company’s Series A Convertible Preferred Stock (subject to adjustments relating to stock splits, distributions, mergers, consolidation, exchange of shares, recapitalization, reorganization, or other similar event).

During the year ended December 31, 2020, the Company issued 205,474 shares of preferred series A stock for cash of $205,474.

During the year ended December 31, 2021, the Company issued 31,867 shares of preferred series A stock for cash of $31,867.

As of December 31, 2025, and 2024, the Company has 237,341 shares of Series A Convertible Preferred Stock issued and outstanding.

Preferred Stock

Each share of Preferred Stock entitles the holder to one vote, in person or proxy, on any matter on which an action of the stockholders of the Company is sought.

Common Stock

Each share of Common Stock entitles the holder to one vote, in person or proxy, on any matter on which an action of the stockholders of the Company is sought.

During the year ended December 31, 2020, the Company issued 3,100,000 shares of commons stock for cash of $31,000. The Company also issued 1,700,000 common shares related to $17,000 of services rendered.

During the year ended December 31, 2021, the Company issued 700,000 shares to affiliates for $7,000.

During the year ended December 31, 2022, the Company issued 800,000 shares to an affiliate for $8,000.

During the year ended December 31, 2023, the Company issued 500,000 shares to an affiliate at a par value of $0.0001 per share.

During the year ended December 31, 2024, the Company issued 640,000 shares of common stock pursuant to subscription agreements at a par value of $0.0001 per share.

During the year ended December 31, 2025, the Company issued 25,000 shares of common stock for cash proceeds of $2,500. In addition, the Company issued 4,027,500 shares of common stock pursuant to subscription agreements at a par value of $0.0001 per share.

The aggregate par value of shares issued pursuant to subscription agreements during the years ended December 31, 2024 and 2025 was deemed immaterial. The Company did not collect such amounts and waived an immaterial subscription receivable due to administrative costs exceeding the amount due.

As of December 31, 2025, and 2024, the Company had 11,492,500 and 7,440,000 shares of common stock issued and outstanding, respectively.

F-26

NOTE 13 - RELATED PARTY TRANSACTIONS

Related Party Notes Payable

As of December 31, 2025, and December 31, 2024, the Company had related party notes payable of $1,538,004 and $633,332, respectively. All related-party notes are unsecured, bear interest at 10% per annum (calculated yearly, not in advance), and are repayable upon the Company obtaining third-party financing, at which time 25% of such financing proceeds will be applied to the outstanding balances until repaid in full or until their respective maturity dates.

The related-party borrowings consist of several notes issued to entities and individuals affiliated with the Company. The Company has an outstanding note with JC3 Production that was executed on December 31, 2023, with a principal amount of $25,000 and a maturity date of December 31, 2026; no advances or repayments have occurred since issuance. The Company also has a note with Roots Properties Inc. executed on December 31, 2022, with a principal balance of $211,490 and a maturity date of December 31, 2025, for which there have been no advances or repayments. In addition, the Company executed a second note with Roots Properties Inc. on December 31, 2023, providing for borrowings of up to $300,000 and maturing on December 31, 2026; as of December 31, 2025, the Company has received advances totaling $189,735 and has made repayments of $24,000 on this note.

The Company also issued a note to Kirk Shaw, the Co-President and Interim Chief Executive Officer, on December 31, 2023, with a principal amount of $255,088 and a maturity date of December 31, 2026; one repayment of $30,073 has been made on this obligation. On December 31, 2023, the Company entered into another note with Mr. Shaw permitting borrowings of up to $300,000, which was subsequently replaced by a new note executed on September 30, 2025, permitting borrowings of up to $900,000 and maturing on December 31, 2026. As of December 31, 2025, advances under this note totaled $1,014,005 and repayments totaled $159,834.

During the year ended December 31, 2024, the Company received $217,005 in advances from related parties, the Company made repayments of $101,572 and the Company transferred $376,890 of related party obligations as a result of corporate and membership transfer interest agreements (see Note 14).

During the year ended December 31, 2025, the Company received $1,035,935 in advances from related parties, the Company made repayments of $131,262.

Capital Contributions

During the year ended December 31, 2024, related parties made cash contributions of $2,146,778 to Guns of Redemption, a consolidated subsidiary of the Company, to support ongoing operations. These contributions were non-interest bearing, had no stated maturity, and created no repayment obligation. The contributions were recorded directly to the equity accounts of the subsidiary and were intended to be treated as permanent additions to capital.

As a result, these capital contributions are reflected within cash flows from financing activities in the consolidated statement of cash flows. However, because the contributions were made at the subsidiary level and were subsequently included in the equity of the subsidiary that was transferred as part of the disposition of ownership interest, they are not presented in the Company’s consolidated statements of changes in shareholders’ deficit.

NOTE 14 – TRANSFER OF INTEREST

Nature of the Transactions

During the year ended December 31, 2025, on January 1, 2025, the Company executed an Instrument of Transfer of Limited Liability Company Interest, pursuant to which it transferred its 100% ownership interest in FATE USA, LLC (“FATE”) to an unrelated third-party transferee for total consideration of $10. FATE owned the film rights to FATE.

F-27

In accordance with the agreement, the transferee assumed all contractual obligations of FATE, and the Company retains no further responsibility or obligations related to the entity following the transfer.

During the year ended December 31, 2024, on March 31, 2024, the Company transferred its 100% ownership interests in AMFAD and CD to Press Play Productions, LLC, a related party, for total consideration of $20. These subsidiaries owned the film rights to All My Friends Are Dead and Cold Deck, respectively.

Also on March 31, 2024, the Company transferred its 100% ownership interest in Viper to an unrelated third party for total consideration of $10. Viper owned the film rights to Viper.

On August 14, 2024, the Company transferred 80% of its ownership interest in DMH Production LLC equally to two unrelated third parties for total consideration of $10. The Company retained a 20% ownership interest, which is now accounted for under the equity method. DMH owned the film rights to Dead Man’s Hand.

On December 1, 2024, the Company transferred 100% of its ownership interest in GOR to an unrelated third party for total consideration of $10. GOR owned the film rights to Guns of Redemption.

January 1, 2025 – FATE USA, LLC

●	Carrying amount of assets derecognized: $440,288

●	Carrying amount of liabilities derecognized: $1,448,437

●	Net liabilities derecognized: $(1,008,149)

●	Total consideration received: $10 (non-cash)

●	Gain on deconsolidation: $1,008,070

●	Portion of gain from remeasurement of retained interest: N/A – No retained interest

●	Description of any retained interest and accounting method: None

●	Nature of consideration: Legal assignment of ownership; no cash received

●	Other significant arrangements: Transferee assumed all obligations; Company retains no ongoing involvement or commitments

March 31, 2024 – AMFAD, CD, and Viper

●	Carrying amount of assets derecognized: $6,351,903

●	Carrying amount of liabilities derecognized: $5,659,783

●	Net assets derecognized: $692,120

●	Total consideration received: $30 (non-cash)

●	Loss on deconsolidation: $(791,140)

●	Portion of loss from remeasurement of retained interest: N/A – No retained interest

●	Description of any retained interest and accounting method: None

●	Nature of consideration: Legal transfer; no cash received

F-28

●	Other significant arrangements:

○	AMFAD and CD were transferred to Press Play Productions, LLC, a related party.

○	The president of Press Play Productions is the son of the Company’s CEO.

○	Transferee assumed all obligations and liabilities; the Company retains no further responsibility.

August 14, 2024 – DMH Production LLC

●	Carrying amount of assets derecognized: $887,535
●	Carrying amount of liabilities derecognized: $2,290,423
●	Net liabilities derecognized: ($1,402,888)
●	Total consideration received: $10 (non-cash)
●	Gain on deconsolidation: $1,302,898
●	Retained interest: 20%
●	Fair value of retained interest: $0
●	Accounting treatment of retained interest: No asset was recognized for the 20% retained interest, as the fair value was determined to be immaterial based on the subsidiary’s negative net asset position and lack of expected future cash flows.
●	Other arrangements: None; the Company does not retain any continuing involvement, control, or obligations related to DMH beyond its minority interest.

December 1, 2024 – GOR

●	Carrying amount of assets derecognized: $2,278,857
●	Carrying amount of liabilities derecognized: $3,700,350
●	Net liabilities derecognized: ($1,421,493)
●	Total consideration received: $10 (non-cash)
●	Gain on deconsolidation: $1,421,503
●	Retained interest: None
●	Other arrangements: Transferee assumed all obligations; Company retains no further responsibilities.

The transfer agreements provided for nominal consideration of $10 per entity, which was non-cash in nature. The consideration amount was contractually stated and negotiated between the parties. Because one transferee was a related party, management evaluated the transaction under ASC 850 and concluded that the terms were consistent with the economic substance of the arrangement.

In determining that nominal consideration was appropriate, management considered that the subsidiaries had no significant ongoing operations, limited liquidity, and no probable future cash flows. Although some subsidiaries had net assets at the date of deconsolidation, those amounts primarily related to assets for which realization was uncertain. The remaining subsidiaries had net liabilities. The transferee assumed all known and contingent liabilities and contractual obligations. Based on these factors, management concluded that the consideration approximated fair value and that no retained interest existed.

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Reason for the Transfers

The Company continues to implement a strategy focused on divesting completed film projects once all anticipated revenue has been realized and no further significant benefit is expected. These actions align with the Company’s operational focus on producing and monetizing new film content.

Accounting Treatment

The transfers described above were accounted for as deconsolidation of subsidiaries under ASC 810. The following gains/losses were recognized in the consolidated statements of operations under “Other Income (Expenses)” as Gain (Loss) on Transfer of Corporate and Member Interest:

●	Year Ended December 31, 2025: Pre-tax gain of $1,008,070

●	Year Ended December 31, 2024: Pre-tax gain of $1,933,261

Cash Flow Statement Impact

There was no impact to cash flows during either period presented, as no cash consideration was received in connection with any of the transfers.

Post-Transfer Obligations

Under the terms of the respective transfer agreements, the transferees assumed all contractual obligations and liabilities associated with the subsidiaries. The Company retains no ongoing obligations or interests in the transferred entities as of the respective transfer dates.

NOTE 14 – INCOME TAX

The income tax expense (benefit) consisted of the following for the years ended December 31, 2025, and 2024:

	December 31,	December 31,
	2025	2024
Total current	$-	-
Total deferred	-	-
	$-	-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Tax Rate Reconciliation

The following is a reconciliation of the expected statutory federal income tax provision at the statutory federal income tax rate of 21% to the actual income tax benefit for the years ended December 31, 2025, and 2024:

	Year ended
	December 31,
	2025	2024
Income tax expense (credit) at statutory rate	$(270,074)	$(273,125)
Change of valuation allowance	270,074	273,125
Income tax expense (credit)	$-	$-

F-30

Deferred Tax Assets and Liabilities

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2025, and 2024, were as follows:

	December 31,
	2025	2024
Operating loss carry forward	$5,118,649	$4,647,488
Valuation allowance	(5,118,649)	(4,647,488)
Deferred tax asset	$-	$-

Net Operating Loss (NOL) Carryforwards

As of December 31, 2025, the Company has federal net operating loss carryforwards of approximately $7.4 million available to offset future taxable income. These NOLs expire in 2039, and their use is subject to limitations under Section 382 of the Internal Revenue Code.

The Company has established a full valuation allowance against its deferred tax assets, including those related to NOLs, due to the uncertainty of realizing these assets. The determination to maintain a full valuation allowance is based on the lack of sufficient positive evidence to overcome the negative evidence of cumulative losses in recent periods.

Additional Information

During the years ended December 31, 2025, and 2024, the Company recognized no amounts related to tax interest or penalties associated with uncertain tax positions. The Company is subject to taxation in the United States and various state jurisdictions, with no years currently under examination by any jurisdiction.

NOTE 15 - COMMITMENT

Leases and Long-term Contracts

The Company has not entered into any long-term leases, contracts or commitments. The Company leases an office on a month-to-month basis. For the year ended December 31, 2025, and 2024, the Company incurred rent expense of $8,846 and $12,173, respectively.

NOTE 16 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through April 24, 2026, the date the financial statements were available to be issued.

In April 2026, the Company entered into four Securities Purchase Agreements with accredited investors pursuant to which the Company agreed to sell an aggregate of thirteen (13) Units (the “Bridge Financing”). Each Unit is priced at $32,000 and consists of (i) 10,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share, and (ii) warrants to purchase 10,000 shares of the Company’s common stock at an exercise price set forth in the warrant with a term of three years from the date of issuance.

The Company received $96,000 in cash from the sale of three (3) Units. In addition, an existing note holder, Roots Properties Inc., used $320,000 of outstanding principal under a note payable to purchase ten (10) Units, which was accounted for as a non-cash financing transaction and resulted in a corresponding reduction of the Company’s indebtedness.

No other material subsequent events were identified that required recognition or disclosure in the accompanying financial statements.

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[●] Shares

Common Stock

Ambitious Entertainment Inc.

PROSPECTUS

______________, 2026

Revere Securities LLC

Until __________, 2026 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the shares of common stock being registered hereby. All amounts are shown are estimates, except the SEC registration fee, the FINRA filing fee and the NYSE American listing fee.

SEC registration fee	$	[*]
FINRA filing fee		[*]
NYSE American listing fee		[*]
Printing and engraving expenses		[*]
Legal fees and expenses		[*]
Accounting fees and expenses		[*]
Transfer agent and registrar fees and expenses		[*]
Miscellaneous expenses		[*]
Total	$	[*]

* To be completed by amendment.

Item 14. Indemnification of Directors and Officers

Ambitious Entertainment Inc. is incorporated under the law of the State of Nevada. Neither our articles of incorporation nor bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes (“NRS”). Section 78.7502 of the NRS provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

Section 78.7502(1) of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502(2) of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

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Section 78.747 of the NRS provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court, as a matter of law, must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Under our amended and restated articles of incorporation and amended and restated bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner, he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the law of the State of Nevada.

Item 15. Recent Sales of Unregistered Securities

Common Stock Issued to Pursuant to Regulation S

During the year ended December 31, 2023, the Company issued 500,000 shares of common stock to an affiliate at a par value of $0.0001 per share.

During the year ended December 31, 2024, the Company issued 640,000 shares of common stock pursuant to subscription agreements at a par value of $0.0001 per share.

During the year ended December 31, 2025, the Company issued (i) 25,000 shares of common stock for aggregate cash proceeds of $2,500 and (ii) 4,027,500 shares of common stock pursuant to subscription agreements at a par value of $0.0001 per share.

The aggregate par value of shares issued pursuant to subscription agreements during the years ended December 31, 2024 and 2025 was deemed immaterial. The Company did not collect such amounts and waived the related subscription receivable as the administrative costs of collection exceeded the amount due.

Convertible Promissory Notes

During the period from January 1, 2023 through December 31, 2025, the Company issued convertible promissory notes to accredited investors in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) of Regulation D promulgated thereunder.

The aggregate principal amount outstanding under all convertible promissory notes issued by the Company as of December 31, 2025 was $2,250,729, which includes notes originally issued during the period from March 2021 through December 2025. The convertible promissory notes are convertible into an aggregate of 1,150,365 shares of the Company’s common stock upon the occurrence of certain events, including qualified financing, at conversion prices and on other terms set forth in the applicable note agreements.

Warrants Issued in Connection with Convertible Promissory Notes

In connection with the issuance of the convertible promissory notes described above, during the period from January 1, 2023, through December 31, 2025, the Company issued Series B warrants to purchase an aggregate of 1,045,566 shares of common stock and Series C warrants to purchase an aggregate of 1,045,566 shares of common stock. The Series B and Series C warrants were issued without separate consideration and are exercisable on the terms set forth in the applicable warrant agreements.

These issuances were made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Series A Warrants

During the period from January 1, 2023 through December 31, 2025, the Company issued Series A warrants to purchase an aggregate of 4,000,000 shares of the Company’s common stock to accredited investors. The Series A warrants are exercisable on the terms set forth in the applicable warrant agreements and were issued in reliance upon Section 4(a)(2) of the Securities Act.

Bridge Financing

In April 2026, the Company entered into four Securities Purchase Agreements with accredited investors pursuant to which the Company agreed to sell an aggregate of thirteen (13) Units (the “Bridge Financing”). Each Unit is priced at $32,000 and consists of (i) 10,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share, and (ii) warrants to purchase 10,000 shares of the Company’s common stock at an exercise price set forth in the warrant with a term of three years from the date of issuance.

The Company received $96,000 in cash from the sale of three (3) Units. In addition, an existing note holder, Roots Properties Inc., used $320,000 of outstanding principal under a note payable to purchase ten (10) Units, which was accounted for as a non-cash financing transaction and resulted in a corresponding reduction of the Company’s indebtedness.

Three of the investors in the Bridge Financing are adult children of Kirk Shaw, the Company’s Chief Executive Officer. In addition, Roots Properties Inc. is an entity for which Mr. Shaw serves as President. Accordingly, these transactions constitute related party transactions.

The securities issued in the Bridge Financing were offered and sold in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof and Rule 506(b) of Regulation D promulgated thereunder, as transactions not involving a public offering. The investors have represented that they are accredited investors as defined in Rule 501 of Regulation D.

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Item 16. Exhibits and Financial Statement Schedules

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1	Articles of Incorporation
3.2	Certificate of Correction to the Articles of Incorporation
3.3	Amended and Restated Bylaws
3.4	Certificate of Designation of Series A Preferred Stock
3.5	Certificate of Correction to the Certificate of Designation of Series A Preferred Stock
4.1*	Specimen Common Stock Certificate
4.2*	Form of Representative’s Warrant
4.3	Form of Warrant dated April 1, 2026
5.1*	Opinion of Lucosky Brookman LLP
10.1	First Promissory Note dated December 31, 2022, issued by the Company to Roots Properties Inc.
10.2	Second Promissory Note dated December 31, 2023, issued by the Company to Roots Properties Inc.
10.3	Promissory Note dated December 31, 2023, issued by the Company to JC3 Productions
10.4	First Promissory Note dated December 31, 2023, issued by the Company to Kirk Shaw
10.5	Amendment to First Promissory Note dated September 30, 2025, issued by the Company to Kirk Shaw
10.6	Second Promissory Note dated December 31, 2023, issued by the Company to Kirk Shaw
10.7	Director’s Agreement by and between the Company and Adam Berk dated January 16, 2026
10.8	Director’s Agreement by and between the Company and Chuyun Chen dated January 16, 2026
10.9	Director’s Agreement by and between the Company and Owen May dated January 16, 2026
10.10	Director’s Agreement by and between the Company and Patricio Rabuffetti dated January 16, 2026
10.11	Form of Securities Purchase Agreement dated April 1, 2026
10.12	Advisory Agreement by and between the Company and Robert Franke dated April 22, 2026
10.13	Advisory Agreement by and between the Company and Ira Kurgan dated April 22, 2026
10.14	Advisory Agreement by and between the Company and Henry Smith dated April 21, 2026
14.1*	Code of Business Conduct and Ethics
21.1	List of Subsidiaries of Registrant
23.1	Consent of Bush & Associates CPA LLC
23.2*	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereto)
99.1*	Audit Committee Charter
99.2*	Compensation Committee Charter
99.3*	Nominating and Corporate Governance Committee Charter
99.4*	Insider Trading Policy
99.5*	Related Party Transactions Policy and Procedures
99.6*	Clawback Policy
99.7	Consent of Adam Berk to be named as director nominee
99.8	Consent of Chuyun Chen to be named as director nominee
99.10	Consent of Patricio Rabuffeti to be named as director nominee
99.11	Consent of Owen May to be named as director nominee
99.12	Consent of Ben Silverman to be named as director nominee
107	Filing Fee Table

*	To be filed by amendment.
+	Indicates a management contract or compensatory plan or arrangement.

(b)	Financial statement schedules.

None.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we have duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of May, 2026.

AMBITIOUS ENTERTAINMENT, INC.

By:	/s/ Kirk E. Shaw
Kirk E. Shaw
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose individual signature appears below hereby authorizes and appoints Kirk E. Shaw, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement on Form S-1, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kirk E. Shaw	Chief Executive Officer	May 15, 2026
Kirk E. Shaw	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

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